Exhibit 2.6

SANPAOLO IMI

HALF YEAR REPORT 2006

ii

Half Year Report 2006

PREPARED ACCORDING TO IAS/IFRS INTERNATIONAL ACCOUNTING STANDARDS

SANPAOLO IMI S.p.A.

COMPANY REGISTERED IN THE REGISTER OF BANKS

PARENT BANK OF THE SANPAOLO IMI BANKING GROUP

REGISTERED IN THE REGISTER OF BANKING GROUPS

REGISTERED OFFICE: PIAZZA SAN CARLO 156, TURIN, ITALY

SECONDARY OFFICES:

- VIALE DELL’ARTE 25, ROME, ITALY

- VIA FARINI 22, BOLOGNA, ITALY

SHARE CAPITAL EURO 5,399,586,247.68 FULLY PAID

FISCAL CODE, VAT NUMBER AND REGISTRATION NUMBER

TURIN REGISTER OF COMPANIES: 06210280019

ABI CODE 1025-6

MEMBER OF THE INTERBANK DEPOSIT GUARANTEE FUND

THE HALF YEAR REPORT 2006 HAS BEEN TRANSLATED FROM THAT ISSUED IN ITALY FROM ITALIAN INTO ENGLISH SOLELY FOR THE CONVENIENCE OF INTERNATIONAL READERS

	Luigi Arcuti	Honorary Chairman

Board of Directors	Enrico Salza (*)	Chairman
	Maurizio Barracco	Director
	Pio Bussolotto (*)	Director
	Giuseppe Fontana	Director
	Ettore Gotti Tedeschi (*)	Director
	Alfonso Iozzo (*)	Managing Director
	Virgilio Marrone	Director
	Iti Mihalich	Director
	Anthony Orsatelli	Director
	Emilio Ottolenghi (*)	Director
	Orazio Rossi (*)	Deputy Chairman
	Gian Guido Sacchi Morsiani (*)	Director
	Alfredo Saenz Abad	Director
	Mario Sarcinelli	Director
	Leone Sibani	Director
	Alberto Tazzetti	Director
	Josè Manuel Varela (*)	Director

(*) Members of the Executive Committee

Board of Statutory Auditors	Maurizio Dallocchio	Chairman
	Aureliano Benedetti	Auditor
	Gianluca Ferrero	Auditor
	Augusto Franchini	Auditor
	Paolo Mazzi	Auditor
	Carlo Pavesio	Supplementary Auditor
	Paolo Piccatti	Supplementary Auditor

General Manager	Pietro Modiano

Independent Auditors	PricewaterhouseCoopers S.p.A.

Contents

6	KEY FIGURES
7	GROUP STRUCTURE
9	CONSOLIDATED HALF YEAR REPORT
11	Reclassified Consolidated Financial Statements
12	Reclassified Consolidated Statement of Income
14	Reclassified Consolidated Balance Sheet

17	Report on Group Operations
19	Economic background
22	Action points and initiatives in the half year
26	Consolidated results
33	Operating volumes and organization
49	Risk management and control
50	Shareholders and ratings
52	Supplementary information
54	Group Business Structure
80	Developments in the second half of the year

81	Consolidated half year financial statements
82	Consolidated balance sheet
84	Consolidated statement of income
85	Statement of income/expenses in the consolidated financial statements
86	Statement of changes in consolidated net shareholders’ equity
87	Statement of consolidated cash flows
89	Explanatory Notes to the consolidated financial statements
91	Part A - Accounting policies
93	Part B - Information on the statement of income
99	Part C - Reconciliation statements of the reclassified consolidated financial statements and the consolidated financial statements
102	Part D - Segment reporting
104	Part E - Information on risks and risk hedging policies
120	Part F - Information on consolidated net shareholders’ equity
125	Part G - Scope of consolidation and equity investments
132	Part H - Transactions with related parties

135	Independent auditors’ report

137	Attachments
139	Reconciliation statement of net shareholders’ equity and net profit for the period of the Parent company and of consolidated net shareholders’ equity and net profit for the period
140	List of equity investments greater than 10% in unlisted companies and in limited liability companies

143	HALF YEAR REPORT ON THE PARENT BANK
145	SANPAOLO IMI S.p.A. accounting statements
146	Parent Bank balance sheet
148	Parent Bank statement of income
149	Statement of income/expenses in the Parent Bank financial statements
150	Statement of changes in Parent Bank net shareholders’ equity
151	Cash flow statement of the Parent Bank

153	Explanatory Notes to the Half Year Report on the Parent Bank

161	Attachments
163	Parent Bank assets and liabilities in controlled companies and companies subject to significant influence

Key figures

			Change
			30/6/2006 -
	30/6/2006	30/6/2005	30/6/2005 (%)	31/12/2005

CONSOLIDATED BALANCE SHEET (€/mil)
Total assets	270,243	267,626	+1.0	263,258
Loans to customers (excluding NPLs)	146,286	131,334	+11.4	138,427
Equity shareholdings	985	796	+23.7	819
Group net shareholders’ equity	13,949	12,295	+13.5	13,483

CUSTOMER FINANCIAL ASSETS (€/mil)
Total financial assets (1)	412,653	390,253	+5.7	401,838
- direct deposits	171,904	163,075	+5.4	165,230
- indirect deposits	265,841	252,009	+5.5	262,232
- asset management	155,827	151,932	+2.6	157,990
- asset administration	110,014	100,077	+9.9	104,242

LOAN RISK RATIOS (%)
Doubtful loans / Loans to customers	2.1	2.5		2.4
Non-performing financing / Loans to customers	0.7	0.8		0.8
Problem and restructured financing / Loans to customers	0.8	0.9		0.8
Financing due/overdue by more than 180 days / Loans to customers	0.6	0.8		0.8

EQUITY SOLVENCY RATIOS (%) (2)
Core tier 1 ratio	7.0	n.d.		6.8
Tier 1 ratio	7.7	n.d.		7.4
Total risk ratio	10.4	n.d.		9.4

SHARES
Number of shares (thousands)	1,874,856	1,869,922	+0.3	1,871,151
Listing for the period (€)
- average	14.282	11.305	+26.3	11.836
- low	12.986	10.201	+27.3	10.201
- high	15.556	12.476	+24.7	13.420
Market capitalization (€/mil)	25,929	21,242	+22.1	24,719
Dividend per share (€)				0.57
Dividend per share / Average annual listing (%)				4.82
Book value per share (€) (3)	7.45	6.59	+13.1	7.22

OPERATING STRUCTURE
Employees (4)	42,647	42,017	+1.5	42,326
Domestic branches	3,186	3,134	+1.7	3,172
Foreign branches and representative offices	150	134	+11.9	136
Financial planners	4,199	4,192	+0.2	4,151

			Change
			first half 2006 /
	First half	First half	First half 2005
	2006	2005	(%)	2005

CONSOLIDATED STATEMENT OF INCOME (€/mil)
Net interest income	2,019	1,864	+8.3	3,798
Net commissions	1,709	1,563	+9.3	3,284
Total operating income	4,354	3,947	+10.3	8,201
Net adjustments to loans	-233	-229	+1.7	-492
Net adjustments to other financial assets	—	-3	n.s.	-1
Net operating income	4,121	3,715	+10.9	7,708
Operating costs	-2,313	-2,228	+3.8	-4,656
Pre-tax operating profit	1,769	1,432	+23.5	2,954
Net profit	1,140	894	+27.5	1,983

Net profit per share (€) (5)	0.61	0.48	+27.1	1.06
Diluted net profit per share (€) (5)	0.61	0.48	+27.1	1.06

MAIN RATIOS (%)
Annualized RoE (6)	17.8	15.7		17.2
Cost / Income ratio (7)	53.1	56.4		56.8

(1)                       Includes netting between direct deposits and asset management.

(2)                     Solvency ratios as at 31 December 2005 have been reworked compared to figures from the 2005 Financial Statements in order to take into account the introduction of definitive provisions and specific regulations for transition to IAS/IFRS published by the Bank of Italy in April 2006.

(3)                     Net shareholders’ equity / Number of shares in circulation.

(4)                     Includes atypical contracts.

(5)                     Calculated on the basis of IAS 33.

(6)                     Annualized net profit / Net shareholders’ equity at period-end (excluding profit).

(7)                     Personnel costs, other administrative costs and amortization / Total operating income.

Group structure

(1)                     On 31 July 2006, the merger through incorporation of Fideuram Assicurazioni into EurizonTutela (formerly Egida) was stipulated, with legal effect from 1 September.

(2)                     Companies for which disposal processes have been started (IFRS 5).

(3)                     Conclusion of the merger through incorporation of Sanpaolo IMI Private Equity into IMI Investimenti is foreseen by the end of autumn.

Consolidated Half Year Report

RECLASSIFIED CONSOLIDATED FINANCIAL STATEMENTS

REPORT ON GROUP OPERATIONS

CONSOLIDATED HALF YEAR FINANCIAL STATEMENTS

INDEPENDENT AUDITORS’ REPORT

ATTACHMENTS

Reclassified Consolidated Financial Statements

RECLASSIFIED CONSOLIDATED STATEMENT OF INCOME

RECLASSIFIED CONSOLIDATED BALANCE SHEET

Reclassified Consolidated Statement of Income (1)

				Change
		First half	First half	first half 2006 /
		2006 (2)	2005	First half 2005	2005
		(€/mil)	(€/mil)	(%)	(€/mil)

A.	Net interest income	2,019	1,864	+8.3	3,798
B.	Net commissions	1,709	1,563	+9.3	3,284
C.	Income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities	39	43	-9.3	58
D.	Dividends and income from other financial assets and liabilities	325	217	+49.8	526
E.	Profits (losses) on equity shareholdings	59	78	-24.4	104
F.	Income from insurance business	203	182	+11.5	431

TOTAL OPERATING INCOME		4,354	3,947	+10.3	8,201
G.	Net adjustments to loans	-233	-229	+1.7	-492
H.	Net adjustments to other financial assets	—	-3	n.s.	-1

NET OPERATING INCOME		4,121	3,715	+10.9	7,708
I.	Personnel costs	-1,398	-1,333	+4.9	-2,769
L.	Other administrative costs	-733	-694	+5.6	-1,452
M.	Net adjustments to tangible and intangible assets	-182	-201	-9.5	-435
	- Operating costs (I+L+M)	-2,313	-2,228	+3.8	-4,656
N.	Other net income (expenses)	26	42	-38.1	74
O.	Impairment of goodwill	—	—	—	-47
P.	Profits (losses) from disposals of investments	—	13	n.s.	16
Q.	Net provisions for risks and charges	-65	-110	-40.9	-141

PRE-TAX OPERATING PROFIT		1,769	1,432	+23.5	2,954
R.	Taxes for the period	-639	-507	+26.0	-919
S.	Profits (losses) on discontinued operations	44	-4	n.s.	5
T.	Profit attributable to minority interests	-34	-27	+25.9	-57

NET PROFIT		1,140	894	+27.5	1,983

	Net profit per share (€)	0.61	0.48	+27.1	1.06
	Diluted net profit per share (€)	0.61	0.48	+27.1	1.06

(1)                       The reclassified consolidated statement of income aims to present management economic margins. The contribution of the Group’s insurance companies to “Total operating income” is summarized in “Income from insurance business”.

(2)                       Part C of this Consolidated Half Year Report provides a statement of reconciliation between the reclassified consolidated statement of income of the first half 2006 and the relative obligatory statement.

Quarterly trend in the Reclassified Consolidated Statement of Income (1)

		2006		2005
		Second	First	Fourth	Third	Second	First	Quarterly
		quarter	quarter	quarter	quarter	quarter	quarter	average
		(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)

A.	Net interest income	1,026	993	980	954	943	921	949
B.	Net commissions	856	853	861	860	816	747	821
C.	Income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities	29	10	2	13	38	5	15
D.	Dividends and income from other financial assets and liabilities	181	144	102	207	166	51	132
E.	Profits (losses) on equity shareholdings	44	15	15	11	66	12	26
F.	Income from insurance business	103	100	129	120	118	64	108

TOTAL OPERATING INCOME		2,239	2,115	2,089	2,165	2,147	1,800	2,051
G.	Net adjustments to loans	-137	-96	-135	-128	-142	-87	-123
H.	Net adjustments to other financial assets	—	—	3	-1	-2	-1	—

NET OPERATING INCOME		2,102	2,019	1,957	2,036	2,003	1,712	1,928
I.	Personnel costs	-705	-693	-754	-682	-653	-680	-692
L.	Other administrative costs	-371	-362	-422	-336	-353	-341	-363
M.	Net adjustments to tangible and intangible assets	-98	-84	-129	-105	-103	-98	-109
	- Operating costs (I+L+M)	-1,174	-1,139	-1,305	-1,123	-1,109	-1,119	-1,164
N.	Other net income (expenses)	15	11	25	7	32	10	19
O.	Impairment of goodwill	—	—	-46	-1	—	—	-12
P.	Profits (losses) from disposals of investments	—	—	3	—	13	—	4
Q.	Net provisions for risks and charges	-27	-38	-8	-23	-75	-35	-35

PRE-TAX OPERATING PROFIT		916	853	626	896	864	568	740
R.	Taxes for the period	-318	-321	-132	-280	-280	-227	-230
S.	Profits (losses) on discontinued operations	38	6	-11	20	-10	6	1
T.	Profit attributable to minority interests	-15	-19	-9	-21	-13	-14	-14

NET PROFIT		621	519	474	615	561	333	497

(1)                       The reclassified consolidated statement of income aims to present management economic margins. The contribution of the Group’s insurance companies to “Total operating income” is summarized in “Income from insurance business”.

Reclassified Consolidated Balance Sheet

				Change
		30/6/2006		30/6/2006-
		(1)	30/6/2005	30/6/2005	31/12/2005
		(€/mil)	(€/mil)	(%)	(€/mil)

ASSETS
A.	Cash and cash equivalents	962	1,016	-5.3	1,107
B.	Financial assets (other than credit and assets held to maturity)	73,033	91,190	-19.9	77,402
C.	Assets held to maturity	2,433	1,660	+46.6	2,535
D.	Loans to banks	31,094	26,165	+18.8	28,836
E.	Loans to customers	147,330	132,443	+11.2	139,507
F.	Hedging derivatives	522	855	-38.9	435
G.	Fair value changes of generically hedged assets (+/-)	—	—	—	—
H.	Shareholdings	985	796	+23.7	819
I.	Technical insurance reserves attributable to reinsurers	35	23	+52.2	29
L.	Tangible assets	2,697	2,248	+20.0	2,177
M.	Goodwill	794	762	+4.2	756
N.	Other intangible assets	232	259	-10.4	252
O.	Tax assets	2,447	3,299	-25.8	2,728
P.	Non-current assets and discontinued operations	798	—	n.s.	220
Q.	Other assets	6,881	6,910	-0.4	6,455
Total assets		270,243	267,626	+1.0	263,258

LIABILITIES AND SHAREHOLDERS’ EQUITY
A.	Due to banks	36,376	39,963	-9.0	35,682
B.	Due to customers	98,009	89,907	+9.0	92,306
C.	Securities issued	48,509	48,072	+0.9	46,985
D.	Financial liabilities held for trading	9,608	14,214	-32.4	11,342
E.	Financial liabilities designated as at fair value	25,386	25,096	+1.2	25,939
F.	Hedging derivatives	354	874	-59.5	730
G.	Fair value changes of generically hedged liabilities (+/-)	-98	34	n.s.	-35
H.	Tax liabilities	950	1,261	-24.7	860
I.	Liabilities on discontinued operations	585	—	n.s.	164
L.	Other liabilities	11,835	11,378	+4.0	10,573
M.	Provisions for risks and charges	2,575	2,627	-2.0	2,883
N.	Technical reserves	22,000	21,709	+1.3	22,113
O.	Minority interests	205	196	+4.6	233
P.	Group net shareholders’ equity	13,949	12,295	+13.5	13,483
Total liabilities and net shareholders’ equity		270,243	267,626	+1.0	263,258

(1)                       Part C of this Consolidated Half Year Report provides a statement of reconciliation between the reclassified consolidated balance sheet of the first half 2006 and the relative obligatory statement.

Quarterly trend in the Reclassified Consolidated Balance Sheet

		2006		2005
		30/6	31/3	31/12	30/9	30/6
		(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)

ASSETS
A.	Cash and cash equivalents	962	967	1,107	870	1,016
B.	Financial assets (other than credit and assets held to maturity)	73,033	75,068	77,402	90,678	91,190
C.	Assets held to maturity	2,433	2,429	2,535	2,175	1,660
D.	Loans to banks	31,094	34,724	28,836	29,937	26,165
E.	Loans to customers	147,330	144,170	139,507	138,289	132,443
F.	Hedging derivatives	522	324	435	653	855
G.	Fair value changes of generically hedged assets (+/-)	—	—	—	—	—
H.	Shareholdings	985	847	819	813	796
I.	Technical insurance reserves attributable to reinsurers	35	29	29	25	23
L.	Tangible assets	2,697	2,153	2,177	2,221	2,248
M.	Goodwill	794	756	756	761	762
N.	Other intangible assets	232	239	252	256	259
O.	Tax assets	2,447	2,529	2,728	3,188	3,299
P.	Non-current assets and discontinued operations	798	220	220	—	—
Q.	Other assets	6,881	6,151	6,455	6,478	6,910
Total assets		270,243	270,606	263,258	276,344	267,626

LIABILITIES AND SHAREHOLDERS’ EQUITY
A.	Due to banks	36,376	39,385	35,682	44,193	39,963
B.	Due to customers	98,009	94,516	92,306	95,499	89,907
C.	Securities issued	48,509	48,290	46,985	47,005	48,072
D.	Financial liabilities held for trading	9,608	11,535	11,342	13,561	14,214
E.	Financial liabilities designated as at fair value	25,386	25,955	25,939	25,373	25,096
F.	Hedging derivatives	354	541	730	1,103	874
G.	Fair value changes of generically hedged liabilities (+/-)	-98	-79	-35	11	34
H.	Tax liabilities	950	1,028	860	1,412	1,261
I.	Liabilities on discontinued operations	585	164	164	—	—
L.	Other liabilities	11,835	10,121	10,573	10,162	11,378
M.	Provisions for risks and charges	2,575	2,801	2,883	2,620	2,627
N.	Technical reserves	22,000	21,893	22,113	22,135	21,709
O.	Minority interests	205	245	233	218	196
P.	Group net shareholders’ equity	13,949	14,211	13,483	13,052	12,295
Total liabilities and net shareholders’ equity		270,243	270,606	263,258	276,344	267,626

Report on Group Operations

ECONOMIC BACKGROUND

ACTION POINTS AND INITIATIVES IN THE HALF YEAR

CONSOLIDATED RESULTS

OPERATING VOLUMES AND ORGANIZATION

RISK MANAGEMENT AND CONTROL

SHAREHOLDERS AND RATINGS

SUPPLEMENTARY INFORMATION

GROUP BUSINESS STRUCTURE

DEVELOPMENTS IN THE SECOND HALF OF THE YEAR

Economic background

The international context

World growth went through a new phase of acceleration in the first six months of 2006 thanks to a recovery in the mature economies after the slowing down at the end of 2005 and the resistance of the emerging economies.

Due to anxieties over raw materials - as of April, crude oil was over 75 dollars a barrel - overall inflation rose in many countries. The performance of reference price indices used by the monetary authorities came close, and in some cases exceeded, the upper limits considered acceptable.

In this context, and worried over the rise in inflation and the growth of the major monetary aggregates, the main central banks took measures to drain off excess liquidity in the markets. Alongside the restrictive measures of the US Federal Reserve (Fed) begun in June 2004, since the end of 2005 the European Central Bank (ECB) has gradually raised rates. At the same time, expectations of an imminent rise in rates by the Central Bank of Japan, for the first time in 15 years, have intensified.

The start of global restrictive actions and the intensification of some risk factors - increase in oil prices, cooling of the US property market and acute tension in the Middle East - have had a negative effect on the performance on the main international stock market indices in the second quarter of the year, following the strong growth in the first quarter sustained by the positive trend in company profits.

The sectorial imbalances that have characterized some important parts of the world for some time have yet to show significant signs of change. On the one hand, the current account deficit in the United States rose to over 630 billion dollars in the first six months of 2006; on the other, surpluses in the oil producing countries continued to grow, while those of the Asian countries stabilized at 2005 levels. According to some observers, the global imbalances reflect an excess in savings in Asia and the Middle East, seen in the high surplus in current account, while others view it in the light of a lack of company investment in mature countries, especially the United States, despite high profits and favorable financing conditions in nominal and real terms.

With regard to performance in the various geographical areas, production in the USA increased 3.6% in the first half (on an annual basis), thanks to a jump in GDP in the first quarter that was, however, partially corrected by less brilliant results in April-June. The slowdown seen in the second quarter concerned consumption and the creation of fixed capital which was penalized by a contraction in investments in IT and residential housing. Consumption continued to be sustained by the good performance of real disposable income but was contained by the cooling of the property market that started in the first months of 2006.

The US labor market grew solidly, bringing unemployment levels to 4.6%. However, wage increases and the weak growth of pro-ductivity led to an increase in product unit costs that, together with the cost of raw materials, intensified inflationary pressure. The inflationary trend in the first half was 3.8%.

The election of a new chairman of the Fed did not interrupt the institution’s restrictive policy which, after 17 consecutive raises brought rates on Fed funds to 5.25% at the end of June 2006. At the same time, in the half year 10-year rates on Treasury bonds increased by 78 basis points bringing them to 5.15% at the end of June with a substantially flat curve. In the context of a restriction in international liquidity, the spread of corporate debt securities in mature economies and sovereign securities in emerging countries showed a tendency to selective and basically limited rises.

During the first six months of 2006, the dollar/euro exchange rate depreciated bringing it to nearly 1.30 at the beginning of June, rising again slightly at the end of the month. The reduction of the interest differential between the eurozone and the United States on the one hand, and the continuation of strong imbalances in the US current account on the other, weakened the dollar 8.4% against the euro and 3.3% against the yen.

The Japanese economy was characterized by a particularly lively cyclical phase. GDP was sustained by domestic demand and grew 0.9% in the first half of the year. Anxieties over production prices, generated by raw materials, and import costs were translated, although in a modest form, into consumer prices which rose 0.5% during the half compared to the first half of 2005, confirming the end of country’s prolonged phase of deflation.

Overall, the emerging economies continued to benefit from a favorable external environment thanks to the positive performance of exchange rates, the resistance of international trade that - in terms of real growth - remained above the average of the last decade, and the low costs of foreign debt.

In Asia, despite expectations of a slight deceleration in growth during the year, the Chinese and Indian economies continued their strong expansion and remained major locomotives also outside the regional level.

Growth in many East European countries was above the eurozone average, also thanks to the increase in value of exports in oil and gas and metals. The currencies of Hungary, Poland and Turkey, following the start of a restriction of international liquidity, and the partial deterioration of the probability of joining the EMU (Hungary and Poland) and the EU (Turkey), suffered severe depreciation but recovered somewhat at the end of the half year.

Growth in Latin America remained more or less at the same levels as 2005, sustained by a recovery in domestic demand and strong foreign demand from China and the United States.

Overall, the Middle East, shaken by growing geopolitical tension involving first Iran over the nuclear question and then, towards the end of the half year, Israel because of the intensification of conflict with the Palestinians and the Hezbollah in Lebanon, continued to grow solidly.

The eurozone and Italy

Economic activity in the euro-area progressively improved thanks to the strengthening of internal demand and a lively foreign demand. In more detail, in the first half of 2006 GDP grew 2.2% on an annual basis. GDP growth in April-June (a tendential 2.4% according to early estimates) seems to have been driven by the cyclical trend in the major countries.

In the first half of 2006, the rise in energy prices brought overall inflation, with an average of 2.4%, above the goal of the ECB. In the same period, inflation excluding energy, foodstuffs, alcohol and tobacco was more stable at around 1.3%, thanks to wage restraints which prevented a wage-price spiral. Greater price stability risks for the medium-term, accompanied partly by increased performance in monetary aggregates, and in the context of a progressive recovery in economic activity, supported the ECB’s decision for a gradual increase of 50 basis points in the reference rate which rose to 2.75% in June.

Driven by the eurozone’s cyclical recovery, the Italian economy started to grow again (a tendential 1.6% in the first half of 2006) with two important cyclical rises in GDP (0.7% and 0.5% in the first and second quarters).

On the demand side, exports, investments in instrumental goods and family consumption all contributed to growth. On the offer side, there was a reawakening in industrial activity with a considerable increase in manufacturing production after a five-year slump. In June, the production index had risen by a tendential 3.6%, confirming the progressive recovery of the industrial cycle from its low seen at the beginning of 2005. Added value also rose in the services compartment but fell in agriculture.

The largest contributions to manufacturing production in the half year came from machine-working (machines and precision electrical equipment in which Italy maintains its comparative advantage in Europe), means of transport and, more recently, chemicals and rubber. On the other hand, there was a drop in production in textiles, clothing, leather and shoes which suffered from strong foreign competition (especially from emerging countries with low labor costs) and also phenomena of delocalization of foreign activities and the restructuring of production in Italy towards segments with higher added value.

Inflation averaged 2.2% in the first six months, a slight rise compared with the end of last year.

Banking industry

The recovery in industrial activity, coupled with financing costs that are still contained, has favored an acceleration in the growth of bank loans in the first half of 2006 (+5.6%) with a credit performance still nominally above that of the economy.

Families have made a significant contribution to the expansion of loans (+5.5% since the beginning of the year). Demand for medium-/long-term consumer credit and residential mortgages remained healthy, despite showing signs of a slowdown compared to the first half of 2005 because of a deceleration in the property market and a progressive rise in reference rates.

Loans to non-financial companies were also very lively (+5.8% in the half year). The short-term segment (+5.1%) benefited from extraordinary financing transactions and the demands for capital in circulation, in line with the recovery in production. On the other hand, medium-/long-term loans (+8.9%) were driven by company policies that exploited the still contained debt costs and made greater use of bank loans to finance investments. Construction, public works and the service compartments linked to property were the drivers behind banking loans throughout the half year (+9.6%), while the performance of loans to industry in the strictest sense remained weaker (+3.2%), especially the traditional “Made in Italy” sectors.

In the first half of the year deposits remained strong (+4.2%) thanks to lively demand for bonds (+6.5%) and the resistance of overall deposits (+2.8%). The latter were mainly fed by deposits by non-financial companies which were able to lay down ample reserves of liquidity as both a precautionary measure and a capital reserve for future commitments.

The rise in banking interest on assets and liabilities was driven by the progressive monetary restriction initiated by the ECB during the first half of 2006. The increase in short-term asset rates was limited by strong competition within the banking system at the base of the contraction of the mark-up (-30 basis points in the period). On the contrary, the mark-down on deposits grew by 42 basis points, with an overall positive impact on the performance of the short-term banking spread.

Securities brokerage

After a very positive first quarter for international exchanges, the second quarter of 2006 saw significant losses on share listings. Overall, the first half recorded limited and mixed variations, according to the various indices. In the United States, the S&P500 index gained 1.8% in the first half, while the Nasdaq Composite fell 1.5%. In Japan, the Nikkei 225 index fell 3.7%. In Europe, the DJEuroStoxx index gained 4.2% and in Italy the SPMIB rose 2.1% and Mibtel by 4.1%.

Despite the favorable performance of company earnings, especially in the United States, share indices were slowed by the rise in interest rates and oil prices. In the US, Europe and Japan, the upward trend in 2006 company earnings growth rates was opposed by the higher than expected increase in short-term rates, a rise in dollar and euro long-term rates (10-year benchmark) of 75 basis points and a rise in the cost of crude oil of around 15 dollars a barrel.

The performance of stock exchange risk premiums, which fell at the beginning of the year but then rose, contributed to reversing the trend of indices in the second quarter. The difference in the weight of the various sectors is the cause of the varying performances on general indices. In particular, there was a reduction in indices for the technological and industrial sector and an increase in the sectors of utilities, raw materials and finance. On the other hand, the relatively modest variations in exchange rates in the first half of the year do not seem to have played a significant role in the performance of geographical listings.

In the first half of 2006 the value of shares exchanged on the Italian stock market amounted to 606 billion euro, with the daily average rising to 4.8 billion, compared to the 3.8 billion in the first six months of 2005.

At the end of June, market capitalization of Italian companies rose to 701.5 billion euro (from 676 billion at the end of 2005), equal to around 47.7% of GDP (stable compared to end 2005). Investments on the primary market channeled through Public Offers amounted to 3.8 billion euro (against 1.5 billion in the first half of 2005), attributable to 13 transactions, of which 10 were aimed at initial listing. Funds obtained through capital increase by listed companies totaled 2.4 billion euro, linked to seven transactions.

Asset management

Asset management in the first six months of 2006 was cautious. Available data show a recovery in bond and liquidity funds in family portfolios, against a weaker performance in activities with a higher risk/return profile. With regard to the latter, there would seem to be a general preference for direct investment on the stock market rather than in asset management products.

Mutual funds suffered from volatility in stock markets and a fall in bond indices, following the rise in rates in the eurozone. Investors redeemed major sums, giving rise to an overall net outflow of 5.5 billion euro. The highest deficits were seen in the more traditional compartments such as bond, equity and liquidity funds (a total of -26.5 billion euro). On the other hand, balanced, flexible and hedge funds seem to have been the operators’ (mainly institutional investors) favorites. Inflows from funds managed by Italian intermediaries were particularly penalized, while funds managed by foreign intermediaries saw their share of the market rise.

The devaluation of managed amounts caused by the drop in stock markets increased the negative effect in inflows, bringing the value of capital to 597 billion euro at the end of June, below the levels of December 2005.

The contribution to asset management of the remaining sectors was mixed. Life insurance showed signs of slowing, seen in the drop in the new production of individual policies and the sluggish performance of overall premium flows. On the contrary, the performance of portfolio management, especially banking, was lively with a tendential increase of 7.1% as of May 2006.

Action points and initiatives in the half year

On 26 August 2006, the Board of Directors of SANPAOLO IMI approved the guidelines for the plan of the merger between SAN-PAOLO IMI and Banca Intesa. The start-up of the new bank is foreseen for the beginning of 2007, following the approval of the respective Extraordinary Shareholders’ Meetings and after the necessary authorization.

The Group resulting from the merger will be among the leading banking groups in the euro-area, with a market capitalization of over 65 billion euro. It will be a leader in Italy with an average market share of 20% in all sectors of activity and a network of over 6,000 branches spread across the country. The chosen organizational model will strengthen the concept of a “territorial bank”, with the exclusive assignment of a specific geographical area to each brand name; there will also be an integration of the SANPAOLO IMI and Banca Intesa networks with the unification of the brand where there are no local ones.

Moreover, the Group will have an important role in Central-Eastern Europe through the approximately 1,400 branches and six million customers (including on-going purchases) of the controlled banks operating in retail and commercial banking. The international network specialized in supporting corporate customers will also be strengthened and will supervise, in particular, the Mediterranean countries, the United States, Russia, China and India where Italian companies are most active.

***

As far as the SANPAOLO IMI Group is concerned, there follows a description of the initiatives and actions taken in the first half of 2006. These activities were mainly aimed at pursuing the goals of the 2006-2008 three-year Plan approved by the Board of Directors in October 2005.

With reference to banking activity, the “national territorial bank” model was strengthened, as were the links between the single network banks and their local communities through the maximization of the reference brands and the approval of the branch plan aimed at improving penetration capacity and customer attraction. The central functions of governance, support and control played an important role in coordinating the parties and stimulating innovation, with the objective of obtaining economies of scale and scope. In more detail, innovative loan products were prepared to enrich the offer in favor of those segments with a high growth potential.

Initiatives also continued both on foreign markets, aimed at favoring the internationalization of Italian companies, and in investment banking in the context of greater integration with the Group network banks.

With regard to savings and assurance activities, into which were incorporated the controlled companies of the insurance business at the end of 2005, the necessary actions were initiated in the first half for the listing of Eurizon Financial Group, preceded by the assumption by Eurizon of the asset management activities of SAN-PAOLO IMI, and the definition of a new organizational structure of Eurizon in line with its role as the company’s holding for the Sector.

Banking

On 24 January 2006, the Board of Directors of SANPAOLO IMI approved the branch plan 2006-2008, which provides for the opening of new operating points, as well as the plan for territorial reorganization.

The plan foresees the opening of 276 new operating points over the three-year period, of which 30 covered by the preceding territorial development plan of 2004-2005 and 246 by the 2006-2008 branch plan, identified through an evaluation of the attractiveness of the territory and the analysis of commercial priorities. Of the latter, 228 involve the commercial banks of the Group and 18 refer to Neos Banca, the company operating in consumer credit. During the first six months, 18 commercial banking branches were opened.

The first phase of territorial reorganization was concluded at the beginning of 2005. It involved the transfer of operating points between the Parent Bank and the banks in the Triveneto and Emilia areas. In the first half of 2006, the second phase of the reorganization took place, covering the reorganization of the Group’s presence in the Adriatic areas, including the regions of Marche, Abruzzo and Molise, and the completion of the reorganization of the North-Eastern area.

The reorganization of the distribution network in the regions of the Adriatic led to the incorporation of Banca Popolare dell’Adriatico into SANPAOLO IMI and the subsequent assignment to Sanpaolo Banca dell’Adriatico, a new company wholly controlled by the Parent Bank, of the company branch composed of the total branches located in the three regions. Following the assignment, effective from 18 June 2006, Sanpaolo Banca dell’Adriatico has 199 branches, of which 130 from Banca Popolare dell’Adriatico and 69 from SANPAOLO IMI’s Adriatic area. The operation also involved branches in Romagna, already owned by Banca Popolare dell’Adriatico, which will later be transferred to Cassa dei Risparmi di Forlì as part of the Romagna project. This project, common to SANPAOLO IMI and the Fondazione Cassa dei Risparmi di Forlì, is aimed at integrating the Group’s distribution networks in Romagna with those of the Cassa dei Risparmi di Forlì, planned for 2007, following the acquisition of control of the Romagna bank by SANPAOLO IMI through the assignment of the Group’s branches in the area to Cassa dei Risparmi di Forlì.

The territorial reorganization of the North East was completed with the assignment, between May and July 2006, of 64 branches of the network banks in the region, based on the criteria of one unique brand for each area. For the Friuli Venezia Giulia area, supervision and protection will be guaranteed by Friulcassa, for the Veneto region by Cassa di Risparmio di Padova e Rovigo, with the exception of the province of Venice which will be overseen by the Cassa di Risparmio di Venezia, and for the Emilia area by Cassa di Risparmio in Bologna.

Retail & Private

In the first half of 2006, new financial products have been defined for the Retail & Private business line aimed at broadening the market share, especially in those segments with high growth rates.

The increasing tendency towards household debt led to the launch at the beginning of 2006 of a streamlined, flexible fiduciary loan product aimed at facilitating the purchase of consumer goods and services. As a result of cross selling activities, this product can be matched with an insurance policy to protect the household using the financing.

In March, a new line of residential mortgages was proposed on the market for retail customers, promoted and placed exclusively through the Neos Banca network. The product, which is sold together with other initiatives to enrich the existing products, is part of the commercial strategy aimed at optimizing synergies among the various companies in the Group which are dedicated to specific customer segments and follows the path set out by last year’s agreement between SANPAOLO IMI and Banca Fideuram for the placement of home mortgages to private clients through financial planners.

During the half year, the Group’s attention to the small business segment was confirmed by the creation of medium-/long-term credit products aimed at improving the financial structure of companies with suitable prospects for development and profitability. These instruments are also aimed at attracting new customers.

Moreover, collaboration with credit consortia with a greater local presence continued in order to favor the credit support of small-and medium-sized enterprises.

Among the initiatives in the period aimed at private and small business clients, it is worth mentioning the medium-/long-term financing program in support of clean energy, consistent with the Group’s environmental policy. Furthermore, this type of financing, granted also to corporate customers, offers consulting activities regarding the economic advantages and public incentives provided by FIN.OPI, the Group’s Investment Trust for Public Works and Infrastructures.

The Turin 2006 Olympic Winter Games and Paralympics were held during the first quarter. Prior to and during the sports events, SANPAOLO IMI carried out various commercial promotions in order to emphasize the Group’s role as a primary sponsor, such as pre-paid and revolving credit cards with an Olympic theme, and ticketing, as well as increasing the bank’s service in the area by setting up temporary branches.

Corporate

As already mentioned under Retail & Private, in February a lending program was defined for private and business clients in support of clean energy. For corporate customers loans have been made available, generally for amounts between 250 thousand and six million euro, aimed at supporting projects to rationalize, render more efficient and diversify the use of traditional energy sources.

Consistent with the “national territorial bank” model, which focuses on strengthening the links with local communities through decentralization, during the half year SANPAOLO IMI signed collaboration agreements with several credit guarantee consortia: in March with Unionfidi, that operates in Piedmont, Liguria and parts of Lombardy, and Neafidi, active in a number of companies in the Veneto region, and in May with Confidi Province Lombarde in Lombardy. These agreements aim to guarantee small- and medium-sized enterprises (SME) associated with such consortia easy access to medium-/long-term credit in relation to expenditure plans for investments either to bolster shareholders’ equity or improve the financial balance. The credit linked to the guarantee of the credit consortia will subsequently be transferred to the capital market through securitization transactions, through the issuing of district bonds which Banca IMI, the Group’s investment banking company, will place with institutional investors. Again in May, a memorandum of understanding was signed with Fedart Fidi, the national federation of craftsmen’s guarantee consortia and cooperatives, to ease, using the same approach, access to credit for craft businesses.

The cooperation with the credit consortia was further confirmed with the creation of a new financing product, in collaboration with Eurofidi, for small- and medium-sized building companies and cooperatives and organized in a building mortgage, a fiduciary bond and a company consultancy service.

Wholesale

The Group’s initiatives in the international compartment were aimed at supporting the development abroad of Italian businesses in direct investment and commercial trade.

In Eastern Europe, SANPAOLO IMI acquired 80% of Banca Italo Albanese (BIA) from the Capitalia group and the Albanian finance ministry, equal shareholders of the capital on sale. The transaction, undertaken with the authorization of the relevant Regulatory Bodies, was concluded on 10 May 2006 at a price of 44.4 million dollars, equivalent at 30 June 2006 to 35.4 million euro. BIA is the country’s fifth largest bank with total assets of 186 million dollars, net shareholders’ equity of 20 million dollars and net profit of 4.4 million dollars at the end of 2005. For the remaining 20% of the capital, held by the European Bank for Reconstruction and Development (EBRD), there are put/call options for acquisition by SANPAOLO IMI that may be exercised by 31 January 2009. Furthermore, on 5 July 2006, SANPAOLO IMI signed a contract to cede 3.9% of BIA capital to Simest, the Italian company for businesses abroad, to further ease Italian investments and promote relations between the two countries. Put/call contracts were also signed with Simest for the forward purchase of the ceded quota.

On 28 July 2006, SANPAOLO IMI subscribed to an agreement to acquire an 87.39% share of Panonska Banka from the Serbian finance ministry at the price of 122 million euro. At the end of 2005, the bank had total assets for 154 million euro and a net shareholders’ equity of 29 million euro.

Through these operations, the Group intends to consolidate its position in the fast-growing markets of Central-South Eastern

Europe, where it already has investments in Hungary with Inter-Europa Bank (85.9%), in Romania through Sanpaolo IMI Bank Romania (98.6%) and in Slovenia through Banka Koper (63.9%).

Finally, in support of the internationalization of Piedmontese businesses in China, on 16 June 2006 SANPAOLO IMI signed an agreement with Confindustria Piemonte (the confederation of Piedmontese industry) by which the Group, present in the area with operational branches in Shanghai and Hong Kong and a representative office in Beijing, will be able to provide Italian companies operating in the country information on the local market, specialist assistance for credit needs and the offer of banking and financial services.

With reference to investment banking, in February 2006 Banca IMI presented its 2006-2008 industrial plan. Consistent with the role assigned to the bank in the SANPAOLO IMI Group three-year Plan, the industrial plan sets forth the actions to be taken to strengthen its characteristic activities, integration in the Group, specific competencies and operating efficiency. During the half year, the investment banking company has reinforced its typical specialist support of the bodies responsible for customer segments, not only in providing financial services to businesses, but also in creating financial products for households. It has also begun the selective development of its activities in financial markets, taking advantage of the critical mass of transactional flows originating from customers. Lastly, it has taken initiatives to evaluate opportunities on international markets.

Banca OPI, the company in charge of the Public Authorities and Entities segment, concentrated most of its operations on public utilities, providing financing for investment in this sector. On the domestic market, the company continued to take advantage of the contribution of the network of dedicated and specialized professionals present throughout the country with the mission to install permanent consulting relations with the local public sector. Moreover, operational and commercial development on international markets continued during the half year with a major upward trend compared to the first half of 2005, demonstrating the strategic interest of penetration in those markets.

Other Banking Initiatives

On 28 February 2006, the Board of Directors of SANPAOLO IMI approved the merger through incorporation of Sanpaolo IMI Private Equity into IMI Investimenti. The company merger of the two Group holdings into a single business subholding, which should be completed in the autumn, will bring advantages in terms of:

•                  uniformity of strategic management in the choice and supervision of the holding portfolio;

•                  creation of a single qualified center with specialist competencies dedicated to identifying, managing and monitoring equity investments in industrial and service companies;

•                  simplification of company structures, with resulting cost synergies;

•                  optimization of the use of available financial resources, based on the development objectives and opportunities identified for investment/disposal, according to capital management logic, coordinated with Group policies.

Savings and Assurance

During November 2005, the establishment of the Savings and Assurance sector was completed through the creation of the Eurizon Financial Group (former New Step). Subsequently, the insurance activities of EurizonVita (formerly Assicurazioni Internazionali di Previdenza - A.I.P.) and asset gathering activities of Banca Fideuram were concentrated into this new group. In the first half of 2006, a further phase of development of this Sector, aimed at strengthening its strategic role inside the Group, was begun.

On 12 May 2006, the Board of Directors of SANPAOLO IMI approved the concentration of Sanpaolo IMI Asset Management, a company wholly owned by the Parent Bank, into Eurizon Financial Group (hereafter Eurizon). The transaction, completed on 30 June 2006, allows Eurizon to take on a leading position in the Italian market of asset management and assurance and aims, among other things, to consolidate the organizational model founded on the distinction between the product factories, concentrated in the Savings and Assurance sector, and the banking distribution networks. In fact, an overall framework agreement has been defined that foresees the mutual recognition of Eurizon and SANPAOLO IMI as supplier and distributor of asset management, life insurance, casualty and assurance products.

On 24 January 2006, the Board of Directors of SANPAOLO IMI approved the start of the plan to list Eurizon. The first phases of the project were carried out during the first half and completion is expected for autumn of this year. With the listing, the company will be able to access the market directly to meet future capital needs, creating the conditions for accepting possible growth opportunities through external strategies or partnerships. The project will also facilitate development in the operative segments with high capital absorption.

In the light of the listing of Eurizon, on 4 July 2006 the Board of Directors of SANPAOLO IMI also approved the rationalization of the shareholding structure of Banca Fideuram (directly controlled by Eurizon with a share of 73.4% of the capital) through the launch of a voluntary and total Public Offer (OPA) by Eurizon for shares in Banca Fideuram held by third parties, at a price of five euro per share. The transaction will lead to a rationalization of the control structure of the Eurizon group and greater decisional speed, important factors in meeting the development objectives intended to be pursued after the listing. Moreover, it represents the first step in the delisting of Banca Fideuram foreseen for spring 2007. Subsequent to the OPA and listing, Eurizon will incorporate Banca Fideuram, after the demerger by the latter of its banking activities which will be continued by the new company with the same perimeter and brand.

Finally, on 25 July 2006, the Board of Directors of SANPAOLO IMI approved the formal start of the listing process for Eurizon. The operation consists of a Public Offer for Sale and Subscription (OPVS) of Eurizon ordinary shares, raised in part from the increase in capital deliberated on 25 July and in part from the offers on sale by SANPAOLO IMI which will maintain a controlling share in the company undergoing the OPVS.

Eurizon is also foreseen to adopt a new organizational structure suitable to its role as a subholding directly responsible for operational and management coordination of its subsidiary companies, as well as the main strategic functions of savings and assurance activities. To complete this reorganization, an “Operating Vehicle” was created with the objective of concentrating and rationalizing information technology and operational activities in support of the production activities of the Sector. In May, these activities, previously carried out separately by Banca Fideuram and EurizonVita, were concentrated in Universo Servizi, a Company wholly owned by EurizonVita which already carried out some services for it.

On 3 May 2006, EurizonVita acquired total control of EurizonTutela (formerly Egida), the insurance company operating in the casualty branch, following the exercise of the call option for 50% of the capital held by Reale Mutua, for an overall outlay of 26.1 million euro. The transaction is aimed at facilitating operations to simplify organization and improve the focusing of new investments for the development of activities in the casualty branch. Following the acquisition and subsequent to receiving authorization from ISVAP, on 31 July 2006 the merger by incorporation of Fideuram Assicurazioni, a company also operating in the casualty branch and totally controlled by EurizonVita, into EurizonTutela was stipulated, with legal effect from 1 September 2006. The merger of the two companies is aimed at:

•                  obtaining cost synergies through a rationalization of the structures;

•                  allowing economies of scope through the sharing of competencies and know-how of the two companies;

•                  rationalizing and simplifying the product portfolio, as well as the management of sales channels, the development of products and risk assumption.

Central Functions

In the course of the half year, SANPAOLO IMI increased its holding in Si Holding, the company with total ownership of CartaSì, the interbank company that is the Italian leader in the credit card sector, from 11% to 30%.

With reference to the FIAT group, on 20 January 2006, SANPAO-LO IMI placed on the market, at 7.70 euro per share, the entire share of capital deriving from the conversion, in September 2005, of the three billion euro loan that SANPAOLO IMI, jointly with other banks, had underwritten in July 2002, for a quota equal to 400 million euro. Following the disposal, the Group continues to own, through IMI Investimenti, a share of 0.84% of the ordinary share capital of FIAT, deriving from a stable equity shareholding prior to the issue of the aforementioned loan.

Regarding banking shareholdings, in June 2006 SANPAOLO IMI subscribed, in proportion to shares, to the increase in payment capital launched by Cassa di Risparmio di Firenze. Subscription to the transaction, that meant an outlay of 28.1 million euro, leaves the shareholding in the Florentine company unchanged (equal to 18.7% of capital).

On 3 March 2006, SANPAOLO IMI subscribed with the Municipality of Turin to a preliminary sales contract for the building area near the historical center of Turin. In this area, in a strategic position in line with the city’s urban development plan, SAN-PAOLO IMI intends to build a new headquarters, which will join the historical headquarters in piazza San Carlo and via Monte di Pietà. This building will house the management and administrative offices of the Group. At the end of June 2006, the project put forward by Renzo Piano for the construction of the new management center was selected from the proposals of six architects of international renown. This initiative, aside from being a sign of the bank’s deeply-rooted presence in the Turin area, is intended to offer solutions to the requirements of rationalization and the containment of management costs for the real estate and logistics plans.

In July 2006, SANPAOLO IMI signed a preliminary contract to cede 70% of the capital of GEST Line, a company active in tax collection on behalf of the state and local authorities, in which the Group holds overall control. The move was taken under law 248/2005 which regulates the reorganization of the national tax collection service and foresees the acquisition by 30 September 2006 on the part of the newly-constituted Riscossione S.p.A. public company of control of all national tax concessionaries. Similar commitments have been made in relation to another two companies involved in tax collecting in which the Group holds minority interests and for which ceding of all shares held is foreseen. The sales, subject to the positive outcome of the on-going due diligence, will be finalized at a price corresponding to the value of shareholders’ equity as at 30 September 2006 and settled with shares in Riscossione S.p.A.. These shares will be purchased by the public partners of Riscossione S.p.A. by 31 December 2010.

Finally, it should be noted that on 5 July 2006 Standard & Poor’s raised SANPAOLO IMI’s rating from A+/A-1 to AA-/A-1+ with an outlook of stable. The promotion reflects the improvement in profitability over the last three years with a parallel maintenance of a low risk profile and a good level of increase of company equity. A similar increase was awarded to the main companies controlled by the Group evaluated by the ratings agency.

Consolidated results

Summary of Results of the Half Year

In the first half of 2006, the SANPAOLO IMI Group’s income margins rose considerably compared to the same period in the previous year. The performance reflected the strong impulse to the growth of revenues generated by the actions taken to pursue the objectives laid down in the 2006-2008 three-year Plan.

Total operating income increased 10.3% compared to the first six months of 2005, benefiting from the performance of all the main income assets linked to ordinary management. The growth rate of net operating income was 10.9% with net adjustments being basically the same in the two periods considered. In the light of a 3.8% increase in operating costs, pre-tax operating profit rose by 23.5%.

Net profit for the period was 1,140 million euro, up 27.5% over the first six months of the previous year. The increase in profits can be seen in a rise in annualized RoE (calculated using net shareholders’ equity at period-end, excluding profit): the indicator of profitability reached 17.8% compared to 15.7% in the first half of 2005.

It should be noted that, in order to give homogeneity of comparison, figures for the first half of 2005 have been recalculated to take into account the integration effected by the European Commission for some international accounting standards after the publication of the 2005 Half Year Report. In the context of the scope of consolidation, figures relating to the first six months and the year 2005 include the summary consolidation of the Fideuram Wargny group and the GEST Line company among discontinued operations, in conformance with IFRS 5 regulations.

Net Interest Income

Compared to the same period for last year, net interest income for the first half of 2006, equal to 2,019 million euro, rose by 8.3%, greater than the 3% growth recorded in 2005 and the 7.8% for the first quarter of this year.

In order to identify the factors determining net interest income for the core banking business, an analysis of average amounts and interest rates was carried out, excluding investment banking activities. Net of that component, the change in net interest income between the two six-month periods under consideration was 8%. The increase in the trend in net interest income derives from the growth in volumes dealt with ordinary customers. As regards the spreads, the progressive erosion in the mark-up on short-term loans has had a significantly smaller effect on volumes compared to the opening of a mark-down on sight deposits, which benefited from the increase in interest rates which the ECB initiated at the end of 2005 and continued in March and June 2006.

Net interest income

			Change
	First half	First half	first half 2006 /
	2006	2005	First half 2005	2005
	(€/mil)	(€/mil)	(%)	(€/mil)
Interest income and similar revenues	4,320	3,599	+20.0	7,463
Interest expenses and similar charges	-2,301	-1,735	+32.6	-3,665
Net interest income	2,019	1,864	+8.3	3,798
of which: Banca IMI	32	25	+28.0	71
Net interest income excluding investment banking	1,987	1,839	+8.0	3,727

Furthermore, although there was an erosion of the short-term mark-up, that for medium-/long-term loans remained stable.

In terms of average amounts, interest-earning assets of the Group increased 13.3% compared to the first half of 2005. The main contributors to this performance were financing to customers (+11%), which represents about three-quarters of the interest-earning assets. Average amounts of interest-bearing liabilities grew 12.6%, caused by the increase in both customer deposits (+6.6%), which was driven by the deposit component, and other interest-bearing liabilities (+34.9%), made up mainly of loans to banks and repurchase agreements.

The total average spread was 2.08%, 13 basis points lower than that recorded in the first six months of 2005. The spread regarding total customer transactions decreased by 16 basis points, resulting from a market characterized by a high offer of credit which is putting pressure on the mark-up.

Monetary market rates showed a recovery: in average terms, three-month Euribor increased 61 basis points between the first half of 2005 and the first half of 2006, reaching 2.74%.

Total Operating Income

Total operating income amounted to 4,354 million euro, a rise of 10.3% compared to the same period for the previous year. The growth was the result of the above-mentioned performance of net interest income, the rise in commissions (+9.3%), dividends and income from other financial assets and liabilities (+49.8%), as well as in income from insurance business (+11.5%).

Net commissions totaled 1,709 million euro compared to the 1,563 million in the first half of 2005. The aggregate benefited from the favorable performance of commissions from management, dealing and advisory services (+15.2%), in both the component generated by asset management (+13.4%), that represents over half of overall commissions, and the dealing and advisory component (+29.9%), which benefited from fees connected to the Wind transaction and the placement of structured bonds. The compartment was also influenced by uncertainty on the financial markets during the period: despite a sharp drop in the second quarter, the Comit index showed a rise of 3.9% since the beginning of the year, which follows the 13.8% increase seen in the previous year. Furthermore, the tendency for a rise in monetary rates penalized the performance of fixed-rate bonds causing a reduction in asset management stocks. Customers preferred instruments with high flexibility, such as flexible funds and portfolio management, able to give greater remuneration.

Loans and guarantees rose 2.7%, attributable to the rise in transactions involving companies and households, as well the related services. Commissions on deposits and current accounts fell 4% due to the preference of commercial bank customers for accounts that

Analysis of average amounts and interest rates

					Change first half 2006 /
	First half 2006		First half 2005		First half 2005
					Change	Difference
	Average	Annualized	Average	Annualized	in average	in rates
	amounts	average rates	amounts	average rates	amounts (%)	(% points)
	(€/mil)	(%)	(€/mil)	(%)
Interest-earning assets	212,653	n.s.	188,192	n.s.	+13.0	n.s.
- interest-earning assets excluding investment banking	183,108	4.42	161,600	4.24	+13.3	+0.18
- loans to customers (excluding repurchase agreements)	136,047	4.87	122,611	4.75	+11.0	+0.12
- securities	13,763	3.34	15,470	3.09	-11.0	+0.25
- other interest-earning assets	33,298	3.00	23,519	2.30	+41.6	+0.70
- interest-earning assets from investment banking	29,545	n.s.	26,592	n.s.	+11.1	n.s.
Non interest-earning assets	56,135		74,231		-24.4
Total assets	268,788		262,423		+2.4

Interest-bearing liabilities	203,164	n.s.	180,804	n.s.	+12.4	n.s.
- interest-bearing liabilities excluding investment banking	174,264	2.34	154,771	2.03	+12.6	+0.31
- direct customer deposits (excluding repurchase agreements)	129,846	2.16	121,855	1.88	+6.6	+0.28
- due to customers	81,864	1.35	74,162	0.98	+10.4	+0.37
- securities issued	47,982	3.55	47,693	3.27	+0.6	+0.28
- other interest-bearing liabilities	44,418	2.87	32,916	2.58	+34.9	+0.29
- interest-bearing liabilities from investment banking	28,900	n.s.	26,033	n.s.	+11.0	n.s.
Non interest-bearing liabilities	51,908		69,454		-25.3
Net shareholders’ equity	13,716		12,165		+12.7
Total liabilities and net shareholders’ equity	268,788		262,423		+2.4

include a series of standardized services and are characterized by limited outlay compared to traditional current accounts. Finally, commissions from collection and payment services fell slightly, attributable to traditional payment services in the commercial banks.

In the first half of 2006, income from credit disposals, assets held to maturity and the repurchase of non-hedged financial liabilities totaled 39 million euro, compared to the 43 million recorded in the same period of 2005. The item is made up mainly of income from the disposal of non-performing loans in a company of the Enron group and the fines paid by customers for the early extinction of medium-/long-term financing, that, in the period under consideration, involved the Parent Bank, Banca OPI and Neos Banca.

Dividends and income from other financial assets and liabilities amounted to 325 million euro, a rise of 49.8% over the first half of last year. The performance is attributable to the typical operations of Banca IMI, especially in the financial markets compartment, focused on the production of such financial instruments as derivatives in support of the placement of structured bonds (during the period, structured fund bonds were issued for around half a billion euro). A significant contribution also came from transactions in securities, exchange and derivative contracts in the commercial banks. In more detail, derivative products in rates and exchange for companies generated a consolidated income of 78 million euro, above the total income for all of 2005 in the same compartment. The expansion of transactions in company derivatives is also confirmed by the number of operative customers in the first half of 2006 (around 4,500) which is also double that for the same period of last year. Finally, the financial results of the half year include profits from the sale of FIAT shares resulting from the convertible facility (12 million euro) and the capital gain of 30 mil-

Total operating income

			Change
	First half	First half	first half 2006 /
	2006	2005	First half 2005	2005
	(€/mil)	(€/mil)	(%)	(€/mil)
Net interest income	2,019	1,864	+8.3	3,798
Net commissions	1,709	1,563	+9.3	3,284
- management, dealing and advisory services	1,122	974	+15.2	2,062
- asset management	983	867	+13.4	1,800
- securities dealing and safekeeping, and currency dealing	139	107	+29.9	262
- loans and guarantees	193	188	+2.7	375
- collection and payment services	123	125	-1.6	256
- deposits and current accounts	242	252	-4.0	520
- other services	29	24	+20.8	71
Income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities	39	43	-9.3	58
Dividends and income from other financial assets and liabilities	325	217	+49.8	526
Profits (losses) on equity shareholdings	59	78	-24.4	104
Income from insurance business	203	182	+11.5	431
Total operating income	4,354	3,947	+10.3	8,201

lion euro deriving from the disposal of some minority interests held in the available-for-sale portfolio.

Profits on equity shareholdings totaled 59 million euro, 40 million of which attributable to the valuation at net shareholders’ equity of Cassa di Risparmio di Firenze, Banque Palatine, Synesis Finanziaria, Allfunds and other minority interests, and 19 million from the disposal of qualified shareholdings by Banka Koper and Banca IMI. The line item fell 24.4% compared to the first half of 2005 which had benefited from significant capital gains in the private equity compartment.

In the first half of 2006, income from insurance business, which contains the revenue items referring to the life and casualty companies reporting to the Eurizon subholding, reached 203 million euro, an increase of 11.5% over the same period in 2005. The result was obtained during a slowing down of production linked to the transition and re-launch of the Eurizon group thanks to the positive results of financial management. More specifically, the margin on premiums and payments for insurance contracts, a negative 55 million euro, improved by 84.2% in connection to the reduction in technical reserves for unit-linked policies. Net inflows from financial instruments designated as at fair value were a negative 66 million euro because of the related reduction in hedged assets in unit-linked policies. On the other hand, net inflows from financial instruments not designated as at fair value rose 46.4% thanks to the growth in average yields due to the increased duration of assets, the acquisition of bonds with higher coupons and greater dividends in the shares compartment. Finally, other income/charges from insurance business decreased because of the higher costs of maintaining the portfolios. In relation to the valuation of available-for-sale financial assets, whose influence can be seen in the specific equity reserve, at 30 June 2006 there was a reduction to eight million euro from the 91 million at the end of 2005 due to the effects of the resizing of capital gains on bond securities following the increase in rates.

Net Operating Income

Net operating income rose 10.9% in the first half of 2006, totaling 4,121 million euro. Net adjustments were more or less in line in the two six-month periods under comparison. The slight increase in net adjustments to loans can be attributed to the smaller analytical recoveries in valuation and collection in the face of reduced gross analytical adjustments compared with the same period in the previous year. Valuation of inherent risks in the performing portfolio gave rise to the posting of forfeit adjustments of 92 million euro, a 36.1% reduction over the first half of 2005. This performance confirms the satisfactory risk profile of the Group’s loan portfolio.

Income from insurance business

							Change
							first half
							2006 /
	First half 2006			First half 2005			First half	2005
	(€/mil)			(€/mil)			2005 (%)	(€/mil)
	Life	Casualty	Total	Life	Casualty	Total	Total	Life	Casualty	Total
Premiums and payments	-67	12	-55	-356	7	-349	-84.2	-695	17	-678
- net premiums	1,489	23	1,512	2,228	14	2,242	-32.6	3,568	31	3,599
- net charges for losses	-1,312	-8	-1,320	-891	-6	-897	+47.2	-1,966	-14	-1,980
- net charges for changes in technical reserves	-244	-3	-247	-1,693	-1	-1,694	-85.4	-2,297	—	-2,297
Net income from financial instruments designated as at fair value shown in the statement of income	-66	—	-66	298	—	298	n.s.	479	—	479
Net commissions	29	—	29	34	—	34	-14.7	55	—	55
Net income from financial instruments not designated as at fair value shown in the statement of income	501	1	502	341	2	343	+46.4	879	3	882
Other income/charges from insurance business	-201	-6	-207	-142	-2	-144	+43.8	-303	-4	-307
Income from insurance business	196	7	203	175	7	182	+11.5	415	16	431

Net operating income

			Change
	First half	First half	first half 2006 /
	2006	2005	First half 2005	2005
	(€/mil)	(€/mil)	(%)	(€/mil)
Total operating income	4,354	3,947	+10.3	8,201
Net adjustments to loans	-233	-229	+1.7	-492
Net adjustments to other financial assets	—	-3	n.s.	-1
Net operating income	4,121	3,715	+10.9	7,708

Pre-Tax Operating Profit

Pre-tax operating profit amounted to 1,769 million euro, a 23.5% rise over the first half of 2005 and mainly benefited from the positive trend in revenues.

Operating costs for the first half of 2006 amounted to 2,313 million euro, an increase of 3.8% compared to the same period in the previous year, and a 1.8% increase over the first quarter of the year. The performance was driven by personnel and other administrative costs and compensated by a fall in adjustments to tangible and intangible assets.

More specifically, personnel costs, totaling 1,398 million euro, increased 4.9% compared to the same period in 2005, against an average increase of 1.3% in the workforce, following investments in the sales network and a strengthening of the operational and governance structures of Eurizon. The trend in personnel costs was also influenced by the continuing effects of the rises resulting from the national collective labor contracts (CCNL) renewed in February 2005, the provisions for the possible renewal of the CCNL which expired at the end of 2005, and the increase in the variable component of retribution. The latter rose as a result of the expenses connected to medium-term incentives in support of the three-year Plan, the conclusion of the employee share plan, which involved all the commercial banks and was provided for in the recent renewal of complementary company contracts, and greater provisions linked to the expectations for the closure of incentive systems in relation to the positive trend in Group results in the early months of this year.

In the first half of 2006, other administrative costs rose 5.6% compared to the same period of the previous year and amounted to 733 million euro. An analysis by type of expense shows a rise in property costs, promotion, advertising and marketing expenses, indirect duties and taxes, general expenses and indirect personnel costs. In more detail, the rise in property costs was mainly influenced by expenses for the maintenance of property, linked to the realization of the branch plan, and energy costs due to the rise in oil products. The trend in promotion, advertising and marketing expenses in the half year reflects the promotion activities for Banca Fideuram and the expenses sustained by the Parent Bank for the product campaign and the promotion of the “Turin 2006” Olympic Winter Games. The rise in indirect duties and taxes can be attributed

Pre-tax operating profit

			Change
	First half	First half	first half 2006 /
	2006	2005	First half 2005	2005
	(€/mil)	(€/mil)	(%)	(€/mil)
Net operating income	4,121	3,715	+10.9	7,708
Operating costs	-2,313	-2,228	+3.8	-4,656
- personnel costs	-1,398	-1,333	+4.9	-2,769
- other administrative costs	-733	-694	+5.6	-1,452
- net adjustments to tangible and intangible assets	-182	-201	-9.5	-435
Other net income (expenses)	26	42	-38.1	74
Impairment of goodwill	—	—	—	-47
Profits (losses) from disposals of investments	—	13	n.s.	16
Net provisions for risks and charges	-65	-110	-40.9	-141
Pre-tax operating profit	1,769	1,432	+23.5	2,954

to the components that cannot be directly recovered from customers. The increase in general expenses is the result of the rise in postal costs caused by the expansion of communications with customers in compliance with legal requirements for transparency, and information and preliminary enquiry expenses, especially in the tax collection compartment in support of loan recovery activities, which were partly compensated by the fall in registry expenses and costs for the transportation of valuables. Finally, indirect personnel costs rose. On the other hand, professional and insurance fees, related to both consultancy and insurance premiums and services provided by third parties fell. IT expenses, making up 20% of the total of other administrative costs, were basically stable.

Net adjustments to tangible and intangible assets fell by 9.5% and totaled 182 million euro. The trend benefited from the completion at the end of 2005 of the amortization of major investments in software for the Parent Bank and Banca Fideuram. In relation to the Parent Bank, the reduction will gradually be absorbed during the year with the amortization of investments in projects whose conclusion is foreseen in 2006.

The cost/income ratio of the Group (53.1%) fell 3.3 percentage points compared to the first half of 2005: the growth in revenues gave rise to a resizing of 5.3 points, while the rise in costs increased the index by two points.

Net provisions for risks and charges fell by 40.9% compared to the same period of 2005 and reached 65 million euro. The decrease was caused by lack of non-recurring provisions made in the first half of 2005 to confront risks connected to defaulting bonds placed in previous years, and the supervision of disputes arising from the disposal of an investment. In relation to tax collection activities, the Parent Bank maintained adequate supervision and protection of risks connected to guarantees given to the tax collection companies of the Group, also following the on-going completion of their disposal to Riscossione S.p.A.. With regard to the passive legal dispute in the tax collection branch, it should be mentioned that, on the basis of the clarifications made by the interpreters of the law (art. 26 quater of Law no. 248 of 4 August 2006) in relation to the applicability of the correction introduced by Law no. 331 of 30 December 2004, the majority of the risks connected to the sentences, for which requests for payment were made by the Financial Administration, are nullified.

Net Profit

Profit for the period, net of taxes, profits from discontinued operations and the share attributable to minority interests, amounted to 1,140 million euro, a rise of 27.5% over the first half of 2005.

With a tax charge of 639 million euro, the tax rate of the SAN-PAOLO IMI Group was 36.1%, slightly higher than that recorded in the same period of last year. Basically, the increase reflects lower benefits from profits included in “participation exemption”.

Other administrative costs (1)

			Change
	First half	First half	first half 2006 /
	2006	2005	First half 2005	2005
	(€/mil)	(€/mil)	(%)	(€/mil)
IT costs	143	142	+0.7	285
Property costs	181	167	+8.4	355
General expenses	136	131	+3.8	257
Professional and insurance fees	93	97	-4.1	201
Promotion, advertising and marketing expenses	60	48	+25.0	128
Indirect personnel costs	55	50	+10.0	106
Charges for services provided by third parties	37	38	-2.6	74
Indirect duties and taxes	28	21	+33.3	46
Other administrative costs	733	694	+5.6	1,452

(1) Expenses are expressed net of their recoveries.

Net profit

			Change
	First half	First half	first half 2006 /
	2006	2005	First half 2005	2005
	(€/mil)	(€/mil)	(%)	(€/mil)
Pre-tax operating profit	1,769	1,432	+23.5	2,954
Taxes for the period	-639	-507	+26.0	-919
Profits (losses) on discontinued operations	44	-4	n.s.	5
Profit attributable to minority interests	-34	-27	+25.9	-57
Net profit	1,140	894	+27.5	1,983

With the application of the provisions of IFRS 5, profits from discontinued operations include the consolidation of GEST Line, the Group’s tax collection company, control of which must be ceded to the public holding company Riscossione S.p.A by 30 September 2006, according to Law 248/2005. These profits grew mainly because there was no entry in the first half of 2005 for the public contribution of the sector in favor of the tax collecting companies, a situation corrected in the second half of last year.

Developments in the Second Quarter of 2006

In the second quarter of 2006, profits rose compared to the first, benefiting from the good performance of income that was the highest of the last six quarters. As far as operational aggregates are concerned, customer financial assets confirmed the values seen at the end of the first quarter but with a different mix that favored direct deposits and asset administration; financing to customers continued the growth trend of 2005, increasing its amounts by three billion euro compared to the first quarter.

Total operating income in the second quarter exceeded that of the first by 5.9%. The largest revenues — 124 million euro — can be attributed to all the components and mainly derive from structural phenomena linked to the trend in pre-tax operating profit and, to a lesser extent, non-recurrent events made up by income from dividends from minority interests and capital gains from the disposal of shareholding investments.

The rise in operating costs in the second quarter compared to the first is attributable to a variety of components. More specifically, personnel costs were affected by higher costs in the variable component in both the commercial banks, due to actions in support of the three-year Plan and the employee share plan, and investment banking in relation to the trend of the first few months. Other administrative costs rose mainly in the professional fees component linked to the progress of plans in support of commercial initiatives and rationalization of the distribution network. On the other hand, net adjustments to tangible and intangible assets experienced seasonal changes in relation to the timing of the investment plan.

Net profit in the second quarter was 621 million euro, 19.7 higher than that of the previous quarter.

Operating volumes and organization

Assets managed on behalf of customers

At the end of June 2006, customer financial assets amounted to 412.7 billion euro, a 5.7% rise over the twelve months and 2.7% since the beginning of the year. The increase on an annual base is attributable to the positive trend in direct and indirect deposits in the components of asset management and administration.

Indirect deposits increased 5.5% over the twelve months and 1.4% since the end of December 2005. Since then, stocks of assets managed on behalf of customers have seen a restructuring of asset management (-1.5 percentage points) in favor of asset administration and direct deposits. Asset management felt the effects of contained flows in net placements and the negative performance effect of the capital markets in the second quarter of 2006. Direct deposits recorded rises in line with indirect deposits over the twelve months and were higher since the beginning of the year, with respective rates of 5.4% and 4%.

Asset Management and Administration

At the end of the first half of 2006, the volume of asset management stood at 155.8 billion euro, a 2.6% increase on an annual basis but a 1.4% reduction since the end of December 2005.

With regard to the various products, mutual funds and fund-based portfolio management amounted to 104.4 billion euro, a

Customer financial assets

					Change			Change
	30/6/2006		30/6/2005		30/6/06-	31/12/2005		30/6/06-
	(€/mil)	(%)	(€/mil)	(%)	30/6/05 (%)	(€/mil)	(%)	31/12/05 (%)
Asset management	155,827	37.8	151,932	38.9	+2.6	157,990	39.3	-1.4
Asset administration	110,014	26.7	100,077	25.7	+9.9	104,242	26.0	+5.5
Direct deposits	171,904	41.6	163,075	41.8	+5.4	165,230	41.1	+4.0
Netting	-25,092	-6.1	-24,831	-6.4	+1.1	-25,624	-6.4	-2.1
Customer financial assets	412,653	100.0	390,253	100.0	+5.7	401,838	100.0	+2.7

Asset management

					Change			Change
	30/6/2006		30/6/2005		30/6/06-	31/12/2005		30/6/06-
	(€/mil)	(%)	(€/mil)	(%)	30/6/05 (%)	(€/mil)	(%)	31/12/05 (%)
Mutual funds and fund-based
portfolio management	104,445	67.0	101,096	66.5	+3.3	106,219	67.2	-1.7
Portfolio management	6,102	3.9	5,856	3.9	+4.2	5,879	3.7	+3.8
Life technical reserves and financial liabilities	45,280	29.1	44,980	29.6	+0.7	45,892	29.1	-1.3
Asset management	155,827	100.0	151,932	100.0	+2.6	157,990	100.0	-1.4

rise of 3.3% on an annual basis but a fall of 1.7% since the beginning of the year. The slowing down of management, seen also at system level, is attributable to the outflow of funds influenced by expectations of further rises in interest rates which had a negative effect on the net inflow of bond funds in particular, and the high volatility of stock market indices which also influenced the equity funds compartment. Also to be noted in the period are net inflows in equity fund-based portfolio management, positive for 0.7 billion euro and the placement of structured bond funds, equal to 0.8 billion euro, issued partly by Banca IMI (0.5 billion euro) and partly by third parties (0.3 billion).

Analysis of the make-up of funds shows, at the end of June 2006, a greater incidence of equity funds (including hedge funds and flexible funds) and balanced funds over those with less added value (bonds and liquidity), both over the twelve months and since the beginning of the year. In equity funds, the greater weight of flexible funds, which grew three percentage points over the twelve months, should be noted. Savers were especially interested in the new funds launched by the Group starting from January 2006 called “Absolute Return”, which collected around 3.3 billion euro in net subscriptions in the half year. These funds, which give the fund manager greater autonomy in composing the portfolio, are characterized by a target yield declared a priori within a predefined timeframe and with specific limits of volatility. On the other hand, during the twelve months, the weight of bond funds fell from 45.7% to 42.8% and liquidity funds from 20.5% to 18.4%. In May and June, the latter funds once again had positive net inflow, favored by instability on financial markets. At the end of the first half of 2006, the Group maintained its leading position on the domestic market, with a market share of 18.1% calculated using the new field of reference enlarged by Assogestioni to include some foreign funds promoted in Italy by Sicav with foreign rights.

Change in asset management

	First half 2006	First half 2005	2005
	(€/mil)	(€/mil)	(€/mil)
Net inflow for the period	95	2,532	5,476
- mutual funds and fund-based portfolio management	-340	190	2,561
- portfolio management	229	-498	-584
- life policies	206	2,840	3,499
Performance effect	-2,258	4,587	7,701
Change in asset management	-2,163	7,119	13,177

Mutual funds by type

	30/6/2006	30/6/2005	31/12/2005
	(%)	(%)	(%)
Equity	29.4	25.2	27.7
Balanced	9.4	8.6	9.3
Bond	42.8	45.7	44.1
Liquidity	18.4	20.5	18.9
Total Group mutual funds	100.0	100.0	100.0

At the end of June 2006, the stock of technical reserves and financial liabilities in the life insurance business was slightly up over the twelve months (+0.7%) but down 1.3% compared to levels at the end of 2005. On the one hand, issues slowed down compared to past trends, on the other, the progressive ageing of the policy portfolio increased the significance of surrendering policies. In the light of the reverse in the compartment, seen also at system level, there is also the ongoing review of life business products aimed at supporting the development of the business during the year. Premiums issued during the half year, totaling some 3.3 billion euro, were directed for 45% to insurance policies and for the rest to index- and unit-linked policies, primarily with financial content.

At the end of the first half of 2006, asset administration amounted to 110 billion euro with a growth of 9.9% on an annual basis and 5.5% since the end of 2005., despite the unfavorable performance effect in the half year. Customer preferences were for Government securities and bonds.

Direct Deposits

At the end of June 2006, direct customer deposits amounted to 171.9 billion euro, a rise of 5.4% compared to the end of the first six months of 2005 and 4% since the beginning of the year. Growth during the half year is the result of precautionary measures and disinvestment by customers in financial assets and can

Direct customer deposits (1)

					Change			Change
	30/6/2006		30/6/2005		30/6/06-	31/12/2005		30/6/06-
	(€/mil)	(%)	(€/mil)	(%)	30/6/05 (%)	(€/mil)	(%)	31/12/05 (%)
Current accounts and deposits	82,334	47.9	75,555	46.3	+9.0	80,424	48.7	+2.4
Certificates of deposit	3,990	2.3	2,462	1.5	+62.1	4,338	2.5	-8.0
Commercial paper	6,913	4.0	2,790	1.7	+147.8	6,297	3.8	+9.8
Bonds	32,417	18.9	38,395	23.5	-15.6	32,656	19.8	-0.7
of which: designated as at fair value	3,532	2.1	3,424	2.1	+3.2	3,524	2.1	+0.2
Subordinated liabilities	7,785	4.5	7,120	4.4	+9.3	6,221	3.8	+25.1
Repurchase agreements and securities lending	14,265	8.3	12,650	7.8	+12.8	10,545	6.4	+35.3
Financial liabilities of insurance business designated as at fair value	21,838	12.7	21,672	13.3	+0.8	22,413	13.6	-2.6
Other deposits	2,362	1.4	2,431	1.5	-2.8	2,336	1.4	+1.1
Direct customer deposits	171,904	100.0	163,075	100.0	+5.4	165,230	100.0	+4.0

(1) Including accruals and value adjustments for fair value coverage.

Direct customer deposits by Business Sector

		30/6/2005	Change	31/12/2005	Change
	30/6/2006	pro forma	30/6/06-30/6/05	pro forma	30/6/06-31/12/05
	(€/mil)	(€/mil)	pro forma (%)	(€/mil)	pro forma (%)
Banking	107,835	99,507	+8.4	103,431	+4.3
- Retail & Private	62,762	56,953	+10.2	60,122	+4.4
- Retail & Private-Commercial banks	62,484	56,730	+10.1	59,800	+4.5
- Other companies	278	223	+24.7	322	-13.7
- Corporate	16,008	14,872	+7.6	15,829	+1.1
- Companies-Commercial banks	13,740	12,718	+8.0	13,631	+0.8
- Other companies	2,268	2,154	+5.3	2,198	+3.2
- Wholesale	22,051	19,199	+14.9	19,883	+10.9
- International	5,910	4,095	+44.3	5,601	+5.5
- Large Groups	1,233	858	+43.7	1,071	+15.1
- Public Authorities and Entities	4,611	4,751	-2.9	4,747	-2.9
- Investment banking	10,297	9,495	+8.4	8,464	+21.7
- Other Activities	7,014	8,483	-17.3	7,597	-7.7
Savings and Assurance	28,274	26,439	+6.9	28,184	+0.3
Central Functions (1)	35,795	37,129	-3.6	33,615	+6.5
Direct customer deposits	171,904	163,075	+5.4	165,230	+4.0

(1) Includes deposits of Group Finance, mainly in bonds.

be attributed mainly to repurchase agreements (+35.3%), made more convenient by the rise in rates, subordinated liabilities (+25.1%), issued to strengthen equity ratios, commercial paper (+9.8%) and customer deposits (+2.4%).

An analysis of the Group’s Business Sectors shows that Banking deposits, which make up over 60% of the total aggregate, rose by 8.4% over the twelve months, thanks to the contribution of the three main business lines. The liquid assets of families fed deposits in Retail & Private (+10.2%); companies continued to hold significant deposits, both for investment purposes and as reserves to face the expected rise in the cost of debt, thereby causing a growth in the Corporate line (+7.6%); the rise in Wholesale was favored by foreign lending, transactions connected to investment banking and financing to large groups. Moreover, the first six months of the year brought confirmation of the growth in deposits in Banking thanks mainly to Retail & Private and Wholesale. The fall in funding in Central Functions can mainly be attributed to the expiry of bonds issued by Group Finance.

At the end of June 2006, the Group’s share of direct deposits on the domestic market (calculated on the harmonized figures defined in eurozone countries) amounted to 10.7%, a rise of one-tenth of a point since the end of June 2005 and two tenths since the beginning of the year.

Loans to Customers

At the end of June 2006, loans to customers, including debt securities and non-performing loans (NPLs), totaled 147.3 billion euro, maintaining a sustained growth rate equal to 11.2% since 30 June 2005 and 5.6% since the beginning of the year. Financing to customers (excluding non-performing financing —NPF) amounted to 144.9 billion euro, a rise of 10.4% over the twelve months and 4.9% since the end of 2005. On the basis of duration, in the first six months of the year there was a positive performance in both medium-/long-term and short-term financing. The latter recorded higher change rates (+10.6%) compared to the former (+2.4%). Deceleration in the medium-/long-term is mainly attributable to weaker growth in the public works and infrastructures sector where Banca OPI is active. Finally, there was significant development in repurchase agreements held by the Parent Bank.

In the compartment of medium-/long-term loans to the retail sector, disbursements totaled 5.5 billion euro. More in detail,

Loans to customers (1)

					Change			Change
	30/6/2006		30/6/2005		30/6/06-	31/12/2005		30/6/06-
	(€/mil)	(%)	(€/mil)	(%)	30/6/05 (%)	(€/mil)	(%)	31/12/05 (%)
Short-term financing	46,724	31.7	41,776	31.5	+11.8	42,228	30.3	+10.6
Medium-/long-term financing	98,146	66.6	89,440	67.6	+9.7	95,887	68.7	+2.4
Financing to customers excluding NPF	144,870	98.3	131,216	99.1	+10.4	138,115	99.0	+4.9
Non-performing financing	1,044	0.7	1,109	0.8	-5.9	1,080	0.8	-3.3
Financing to customers	145,914	99.0	132,325	99.9	+10.3	139,195	99.8	+4.8
Debt securities held in the portfolio	1,416	1.0	118	0.1	n.s.	312	0.2	n.s.
Defaulted debt securities	—	0.0	—	0.0	—	—	0.0	—
Debt securities	1,416	1.0	118	0.1	n.s.	312	0.2	n.s.
Loans to customers	147,330	100.0	132,443	100.0	+11.2	139,507	100.0	+5.6

(1) Including accruals and value adjustments for fair value coverage.

mortgages to households showed strong growth: inflow for the first six months of 2006 amounted to 2.8 billion euro, a 25.6% rise over the same period of the previous year. As regards the company compartment, during the half year financing was issued for four billion euro, 34.3% higher than the flow in the first half of 2005, due mainly to growth in credit to industries. As far as the trend in loans to the public works and infrastructure sector, issued by Banca OPI, is concerned, the stock at the end of June amounted to 19.2 billion euro, a fall of 7.3% since the beginning of the year due, amongst other things, to uncertainty over future government plans for local finance and the rescheduling of debt in some local entities which was partly translated in higher security subscriptions.

An analysis of loans to customers by counterparty reveals growth in all compartments both over the twelve months and since the beginning of the year. In particular, there was a rise in financing to financial companies, with respective rates of 18.5% and 17.4%, and financing to households (+15.4% and +7.8%). Financing to family businesses and non-financial companies rose by 8.5% on an annual basis and recorded a slowing down in the first half of 2006 (+1.6%).

The division of loans by Group Business Sector shows strong demand from private clients, expressed in the rise of mortgages and consumer credit, with a similar sustained growth in company credit to be seen in the light of the good performance of indus-

Loans to customers by counterparty (1)

					Change			Change
	30/6/2006		30/6/2005		30/6/06-	31/12/2005		30/6/06-
	(€/mil)	(%)	(€/mil)	(%)	30/6/05 (%)	(€/mil)	(%)	31/12/05 (%)
Financing to households	33,897	23.0	29,368	22.2	+15.4	31,435	22.5	+7.8
Financing to family businesses and non-financial companies	82,290	55.8	75,857	57.3	+8.5	81,028	58.1	+1.6
Financing to financial companies	14,730	10.0	12,432	9.4	+18.5	12,543	9.0	+17.4
Financing to governments and public entities (2)	14,093	9.6	14,057	10.6	+0.3	13,557	9.7	+4.0
of which: tax collection	—	0.0	446	0.3	n.s.	1,539	1.1	n.s.
Other	904	0.6	611	0.4	+48.0	632	0.5	+43.0
Financing to customers	145,914	99.0	132,325	99.9	+10.3	139,195	99.8	+4.8
Debt securities	1,416	1.0	118	0.1	n.s.	312	0.2	n.s.
Loans to customers	147,330	100.0	132,443	100.0	+11.2	139,507	100.0	+5.6

(1) Including accruals and value adjustments for fair value coverage.

(2) Excluding financing to municipal companies under Banca OPI, included in financing to non-financial companies.

Loans to customers (excluding NPLs) by Business Sector

		30/6/2005	Change	31/12/2005	Change
	30/6/2006	pro forma	30/6/06-30/6/05	pro forma	30/6/06-31/12/05
	(€/mil)	(€/mil)	pro forma (%)	(€/mil)	pro forma (%)
Banking	139,688	125,803	+11.0	133,375	+4.7
- Retail & Private	48,132	41,736	+15.3	44,028	+9.3
- Retail & Private-Commercial banks	43,002	37,542	+14.5	39,325	+9.4
- Other companies	5,130	4,194	+22.3	4,703	+9.1
- Corporate	51,388	44,554	+15.3	47,801	+7.5
- Companies-Commercial banks	45,513	39,426	+15.4	42,192	+7.9
- Other companies	5,875	5,128	+14.6	5,609	+4.7
- Wholesale	38,210	36,842	+3.7	39,176	-2.5
- International	8,984	6,068	+48.1	7,455	+20.5
- Large Groups	6,844	6,542	+4.6	7,574	-9.6
- Public Authorities and Entities	19,243	20,026	-3.9	20,757	-7.3
- Investment banking	3,139	4,206	-25.4	3,390	-7.4
- Other Activities	1,958	2,671	-26.7	2,370	-17.4
Savings and Assurance	1,115	923	+20.8	1,122	-0.6
Central Functions (1)	5,483	4,608	+19.0	3,930	+39.5
Loans to customers excluding NPLs	146,286	131,334	+11.4	138,427	+5.7

(1) Including loans of Group Finance.

trial production that intensified the call for circulating capital. Loans to both Retail & Private and Corporate customers experienced growth above 15% over the twelve months. The annual trend in loans in the Wholesale business line was more contained (+3.7%) due to a hike in the foreign compartment and a fall in financing to the public sector and in investment banking. Furthermore, loans of Central Functions increased both through repurchase agreements and in the form of securities, linked to treasury transactions.

As of the end of June 2006, the Group’s market share in the domestic market (calculated on harmonized figures defined in countries of the euro-area) amounted to 10.1% for total loans, a rise of one-tenth of a point compared to the end of June 2005 and in line with the figure recorded at the beginning of the year. In particular, the market share in medium-/long-term loans to households and non-financial resident companies totaled 9.5% and that in short-term loans 8.7%.

Quality of the Loan Portfolio

In the first half of the year, the Group continued to supervise and protect the quality of assets, by applying selective criteria when granting loans and through prudent provisioning policies across all commercial banks. The high quality of the loans portfolio is confirmed by the low impact of doubtful loans on loans to customers (2.1% - an improvement on the 2.5% at 30 June 2005) and in the monitoring of the status of credit risk in the commercial banks which revealed no significant variations in the number of positions that changed to problem or non-performing during the six months compared to the same period in the previous year.

At the end of the first six months of 2006, net doubtful loans totaled 3,102 million euro, down 7.5% over the twelve months and 8.3% since the beginning of the year. More specifically, with regard to loans to customers: • non-performing financing amounted to 1,044 million euro, a fall of 5.9% since the end of June 2005 and 3.3% since the end of 2005; the ratio of non-performing financing to loans to customers was 0.7%, a reduction of one-tenth of a point on an annual basis and since the end of 2005. The percentage of the coverage of Group non-performing financing has risen to 76.1% compared to the 75% at end 2005;

Qualitative analysis of the loan portfolio (1)

					Change			Change
	30/6/2006		30/6/2005		30/6/06-	31/12/2005		30/6/06-
	(€/mil)	(%)	(€/mil)	(%)	30/6/05 (%)	(€/mil)	(%)	31/12/05 (%)
Non-performing financing	1,044	0.7	1,109	0.8	-5.9	1,080	0.8	-3.3
Problem and restructured financing	1,188	0.8	1,159	0.9	+2.5	1,168	0.8	+1.7
Financing to countries at risk	29	0.0	29	0.0	—	17	0.0	+70.6
Financing due/overdue by more than 180 days	822	0.6	1,010	0.8	-18.6	1,066	0.8	-22.9
Defaulted securities held in the portfolio	—	0.0	—	0.0	—	—	0.0	—
Doubtful loans - customers	3,083	2.1	3,307	2.5	-6.8	3,331	2.4	-7.4
Performing financing	142,831	96.9	129,018	97.4	+10.7	135,864	97.4	+5.1
Performing debt securities held in the portfolio	1,416	1.0	118	0.1	n.s.	312	0.2	n.s.
Loans to customers	147,330	100.0	132,443	100.0	+11.2	139,507	100.0	+5.6
Non-performing and problem financing - banks	—		—		—	—		—
Financing due/overdue by more than 180 days - banks	—		—		—	—		—
Financing to countries at risk - banks	19		46		-58.7	47		-59.6
Defaulted securities held in the portfolio	—		—		—	5		n.s.
Total doubtful loans - customers and banks	3,102		3,353		-7.5	3,383		-8.3

(1) Including accruals and value adjustments for fair value coverage.

Problem and restructured financing to customers (€/mil)

•                                          problem and restructured financing amounted to 1,188 million euro, a 2.5% increase since the end of June 2005 and 1.7% since end-December 2005, with a coverage of 31.4%, more or less in line with that recorded at the beginning of the year;

•                                          financing due/overdue by more than 180 days amounted to 822 million euro, a drop of 18.6% over the twelve months and 22.9% since the beginning of the year, with a coverage ratio of 16.5%;

•                                          non-guaranteed financing to countries at risk totaled 29 million euro compared to the 17 million recorded at end 2005, with 31% coverage.

Coverage of doutful loans was further strengthened during the half year and offers broad guarantees on the recoverability of the portfolios.

At the end of June 2006, lump-sum adjustments to the performing loan portfolio reached 1,171 million euro, corresponding to 0.8% of performing loans, in line with the figures for 30 June and 31 December of last year.

Activities on Financial Markets

Treasury and financial management activities

The control of treasury activities and the management of financial risks of the domestic banking networks are carried out centrally by the Parent Bank’s Treasury Department.

As regards treasury activities, the Parent Bank guarantees direct access to money markets, to spot and forward exchange rate markets and to securities markets, as well as to payment systems and oversees the Group’s liquidity policy. To access the medium-/long-term derivatives markets, the Treasury of the Parent Bank is supported by the subsidiary Banca IMI, which carries out the service by exploiting the synergies obtainable from its own market-making activities.

The financial risk management policies related to the banking book of SANPAOLO IMI and the Group’s banking networks (Asset and Liability Management) are described in Part E of the Explanatory Notes to this Half Year Report.

Financing due/overdue by more than 180 days (€/mil)

As regards the centralized management of liquidity, as of 30 June 2006 about 56% of interbank lending and 44% of interbank borrowing by the Parent Bank referred to infragroup financing and deposits. Net of these components, during the half year the Parent Bank maintained a debt imbalance with respect to the market. As a consequence, the Treasury operates in the markets to collect the necessary liquidity under a strict policy of funding diversification.

As far as medium- and long-term funding, also managed centrally, is concerned, the Parent Bank raised a total of over six billion euro during the first six months of 2006, composed as follows:

•                                          approximately 1.8 billion euro through the placement of senior securities by way of the internal network, that is the networks of the Group;

•                                          around 3.3 billion euro through the placement of securities on international markets with Italian and foreign institutional investors, of which 1.5 billion euro seniors and approximately 1.8 billion subordinated (Lower Tier II);

•                                          875 million euro through senior bond issues underwritten by Sanpaolo Life Ireland (Eurizon group) and listed on the Dublin Exchange in connection with the placement of Italian retail policies through the above-mentioned internal network banks;

•                                          60 million euro through senior bank loans and deposits.

Moreover, the banking networks other than Sanpaolo IMI independently collected 92 million euro on the domestic market through the placement of senior securities with retail customers.

As part of its own activities, the subsidiary Banca IMI issued senior structured bonds in a different form, and placed through the Group’s networks, for 528 million euro. It also issued subordinated bonds (Tier III) for 250 million euro, entirely underwritten by the Parent Bank.

Regarding deposits from International Organizations, the Parent Bank and other Banks of the Group continued to use funds from Global Loans previously issued by the EIB, especially those destined to finance Research and Development initiatives in Italy, as well as by Kreditanstalt für Wiederautbau (KfW).

During the first half of the year, funding transferred to other Banks and Companies of the Group totaled 1.5 billion euro, of which 770 million by the Parent Bank and 736 million by the Irish subsidiary Sanapolo IMI Bank Ireland (Dublin).

As of 30 June 2006, the Group’s securities portfolio amounted to 67.6 billion euro, a fall of 1.1% compared to the figure for the end of 2005 (68.3 billion). The amount can be broken down as follows: 34.4 billion held-for-trading or designated as at fair value; 28 billion in available-for-sale securities; 2.4 billion in held-to-maturity securities; 2.8 billion in securities classified under “loans and receivables”, of which 1.4 billion related to customers.

The securities portfolio of the Parent Bank, held for treasury requirements and investment purposes, amounted to 8.5 billion euro at 30 June 2006 (net of Group securities), for an increase of 2.1% compared to the 8.3 billion in December 2005. The break-down is as follows: 3.7 billion euro held-for-trading or designated as at fair value; 2.2 billion held-to-maturity; 0.6 billion available-for-sale; 2.0 billion reclassified under “loans and receivables”.

As at 30 June 2006, the break-down of the securities portfolio of the Parent Bank continued to show a prevalence of government bonds originating from EU countries, representing 52% of the total; a further share of 44% was made up of securities issued by banks, financial institutions and international organizations, 2% by corporate bonds and the remaining 2% by OICR (Collective Savings Investments Organization) funds. With the aim of maximizing profit opportunities, portfolio management maintained, through the component of securities eligible for Eurosystem monetary policy operations, the collateral suitable for managing liquidity and, at the same time, for pledging transactions in customer repurchase agreements.

During the first half of 2006, the volume of securities traded by the Parent Bank on its own account totaled 16 billion euro, while transactions involving repurchase agreements amounted to 168.3 billion, of which 110.7 billion were carried out on the MTS/PCT platform.

Interbank position, securities and derivatives

					Change			Change
	30/6/2006		30/6/2005		30/6/06-	31/12/2005		30/6/06-
	(€/mil)	(%)	(€/mil)	(%)	30/6/05 (%)	(€/mil)	(%)	31/12/05 (%)
Interbank
Assets (1)	29,732	100.0	25,571	100.0	+16.3	27,838	100.0	+6.8
- Parent Bank	18,498	62.2	13,082	51.2	+41.4	15,829	56.9	+16.9
- Banca IMI	6,870	23.1	7,196	28.1	-4.5	6,093	21.9	+12.8
- Others	4,364	14.7	5,293	20.7	-17.6	5,916	21.2	-26.2
Liabilities	36,386	100.0	39,963	100.0	-9.0	35,683	100.0	+2.0
- Parent Bank	22,502	61.9	16,915	42.3	+33.0	19,786	55.4	+13.7
- Banca IMI	6,127	16.8	13,364	33.5	-54.2	7,170	20.1	-14.5
- Others	7,757	21.3	9,684	24.2	-19.9	8,727	24.5	-11.1
Securities (1) (2)	67,572	100.0	79,263	100.0	-14.7	68,319	100.0	-1.1
- Parent Bank	8,468	12.5	7,243	9.1	+16.9	8,294	12.1	+2.1
- Banca IMI	10,464	15.5	19,692	24.8	-46.9	11,480	16.8	-8.9
- EurizonVita (former A.I.P.)	38,278	56.7	43,873	55.4	-12.8	39,927	58.5	-4.1
- Others	10,362	15.3	8,455	10.7	+22.6	8,618	12.6	+20.2
Derivatives
Hedging derivatives (notional)	94,791	100.0	63,503	100.0	+49.3	57,434	100.0	+65.0
- Parent Bank	53,363	56.3	32,986	51.9	+61.8	26,712	46.5	+99.8
- Banca IMI	-	0.0	-	0.0	-	-	0.0	-
- Others	41,428	43.7	30,517	48.1	+35.8	30,722	53.5	+34.8
Dealing derivatives (notional)	1,024,124	100.0	987,678	100.0	+3.7	1,219,569	100.0	-16.0
- Parent Bank	85,253	8.3	81,103	8.2	+5.1	61,899	5.1	+37.7
- Banca IMI	900,802	88.0	889,769	90.1	+1.2	1,130,132	92.7	-20.3
- Others	38,069	3.7	16,806	1.7	+126.5	27,538	2.2	+38.2

(1) The figure does not include securities classified in loans & receivables, reported among “Securities” (1,362 million euro at 30 June, 2006, 594 milioni at 30 June 2005 and 998 million at 31 December 2005).

(2) The figure includes debt and capital securities (including OICR quotas) classified in the various portfolios, except for “Other equity investments” described else-where in this Report.

The insurance sector portfolio

At 30 June 2006, the life and casualty insurance companies under EurizonVita (former Assicurazioni Internazionali di Previdenza -A.I.P.) had financial assets (gross of Group securities) of 45.7 billion euro, more or less unchanged since the beginning of the year.

Available-for-sale investments comprised 41% of the securities portfolio, while securities designated as at fair value made up 58% and financing and loans the remaining 1%. In more detail:

•                                          available-for-sale securities, mainly for traditional policies and free capital, amounted to 18.9 billion euro and consisted for the most part of bonds and other fixed-income securities, representing 93% of the total. The bond portfolio consisted of bonds issued by the Italian and foreign governments, international organizations, national credit institutes and, to a lesser degree, corporate bonds distributed across a wide number of issuers, particularly companies of the eurozone. Shares, equal to 1.4 billion euro, maintained an average impact of 6% during the half year, in line with the medium- and long-term profit objectives of the Company;

•                                          investments designated as at fair value, totaling 26.6 billion euro, comprised index-linked policies for 40% and unit-linked policies for 55%. The remaining 5% of the total mainly comprised securities to be liquidated for index-linked products reimbursed to customers and specific asset policies;

•                                          a residual part of investments amounting to 256 million euro was entered under financing and loans.

Brokerage activities

Brokerage activities within the Group are mostly carried out by Banca IMI, the investment bank of the Group and one of the leading Italian financial operators, highly active in stock and bond placements, extraordinary finance transactions and securities trading.

In line with the 2006-2008 Industrial Plan, Banca IMI supervises the Large Groups and Entities segment and supports the Sanpaolo IMI network in offers for SMEs and households.

Banca IMI trades on its own behalf and for third parties in a wide range of financial products on regulated and over-the-counter markets, structures and creates investment products for retail and institutional customers and provides risk management products for businesses and public authorities.

As of 30 June 2006, the securities portfolio of Banca IMI stood at 10.9 billion euro (gross of Group securities), a decrease against the 11.7 billion held at the end of 2005. It was made up for 62.4% by debt securities, 36.5% by OICR Funds and the remaining 1.1% by equities. Short positions in securities amounted to 2.21 billion euro, a fall of 4.32% compared to the value as at 31 December 2005 (2.31 billion).

Financial trading derivatives totaled 1,066.5 billion euro, a drop of 16.5% over 2005 (1,277.5 billion), together with credit derivatives for hedging purchases totaling 3.7 billion euro and hedging sales of 3.9 billion euro (as of 31 December 2005, both totaled 1.6 billion euro).

More information on Banca IMI transactions can be found in “Group Business Structure”.

Placement and advisory business

At Group level, the placement and advisory business is carried out by Banca IMI, while the subsidiary Banca OPI operates in this business with respect to Public Authorities and Entities.

During the first six months of the year, Banca IMI benefited from the overall positive trend in Merger & Acquisitions across Europe, thanks also to the contribution of Structured Finance already carried out by the Parent Bank and now being centralized in Banca IMI.

In the first months of the year, Equity Capital Markets benefited from the positive performance of international stock markets. On the contrary, starting from mid-May, the visible downturn in the markets due to fears of a rise in interest rates reduced business, especially new listings.

In this context, Banca IMI managed to confirm its own supervision of the market with regard to placement, taking the role of joint global coordinator, lead manager and joint bookrunner in a number of important transactions.

In January, Banca IMI also acted as joint bookrunner for the private placement of FIAT shares held by SANPAOLO IMI deriving from conversion of the loan, as described in “Action Points and Initiatives in the Half Year”.

Activity in the Public Authorities sector was also significant, in particular in transactions to restructure the liabilities of some major Public Entities originated in collaboration with Banca OPI.

With reference to the advisory activities of Banca OPI, in the first half of 2006 the bank gave a major push to financial consultancy to customers in the Public Authorities and Entities segment, mainly connected to debt restructuring programs for Local Authorities and the related promotion of derivative products.

In project finance, one of the distinguishing characteristics of the bank and a sector in which it excels, Banca OPI took on major responsibilities in Italy as Mandated Lead Arranger in the areas of water, health service building and local public transport.

Finally, FIN.OPI, the Group’s investment trust, is finalizing the launch of the new Italia PPP Fund for institutional investors such as foundations and large Italian and European financial groups.

More information on the operations carried out in placement and advisory business can be found in “Group Business Structure”.

Shareholdings

As of 30 June 2006, Group shareholdings amounted to 4,328 million euro, of which 985 million classified as “Equity sharehold-ings” and 3,343 million as “Available-for-sale financial assets – Equities”.

Equity shareholdings

This item comprises “significant” shareholdings, which are those held in companies in which the Group exercises significant influence, that amounted to 985 million euro as at 30 June 2006, of which 158 million is attributable to goodwill (positive differences in net shareholders’ equity). Compared to the value as of 31 December 2005, this item grew by 166 million euro as the result of the increase for purchases and subscriptions (140 million, of which 29 attributable to goodwill), as well as net increases of 52 million euro mainly in connection with profits designated as at fair value accounted for in the half year.

The main transactions concluded during the half year, in addition to what is described in “Action Points and Initiatives in the Half Year”, were:

•                                          acquisition of 21.7% share in Infragruppo S.p.A. through conferral of the share (7.35%) held in Infracom S.p.A.;

•                                          acquisition, with a disbursement of 20.4 million euro, of a 20% share in Imaging S.p.A., the new company especially created to acquire 100% of Esaote S.p.A., an Italian group operating in the electro-medical equipment sector;

•                                          disposal of the remaining share (20%) held in IW Bank S.p.A. — a leading Italian on-line trading company — for 9.3 million euro and a capital gain of 3.9 million;

•                                          disposal of the Slovene shareholding in Splosna Plovba Portoroz D.o.o. (21%) for 12.4 million euro with a capital gain of 12.1 million euro.

For information on subscription to the capital increase of Cassa di Risparmio di Firenze and the increase of shareholding in Si Holding, see “Action Points and Initiatives in the Half Year”.

Other shareholdings

The Group’s remaining shareholdings are classified under “Available-for-sale financial assets — Equities”. As at 30 June 2006, this component amounted to 3,343 million euro, with a net increase of 250 million euro compared to end 2005.

The main transactions concluded during the half year, besides those described in “Action Points and Initiatives in the Half Year”, were:

•                                          subscription to (also through exercising the right of pre-emption of unbought capital) the capital increase of Friulia S.p.A. —the financial holding controlled by the Friuli Region — for a total outflow of 18 million euro. The transaction led to a shareholding of 3.25%;

•                                          the increase, in the light of the future merger of the two companies and for a disbursement of 9.9 million euro, of the shares held in AEM Torino and in AMGA Genova. The transaction, which led to respective shareholdings of 4.6% and 1.4%, was executed partly through market purchases and partly through the conversion of AEM Torino warrants;

•                                          the increase (from 1.85% to 5%, taking into account the increase in company capital and with an outlay of 7.7 million euro) of the interest held in MTS S.p.A. — a European leader in electronic platforms for the trading of fixed-income securities — by exercising the right of pre-emption for members following the friendly offer for MTS by the concerted party Euronext-Borsa Italiana;

Shareholdings

			Change		Change
	30/6/2006	30/6/2005	30/6/06-30/6/05	31/12/2005	30/6/06-31/12/05
	(€/mil)	(€/mil)	(%)	(€/mil)	(%)
Equity shareholdings (1)	985	796	+23.7	819	+20.3
Qualified investments	827	656	+26.1	690	+19.9
Goodwill arising on application of the equity method	158	140	+12.9	129	+22.5
Other shareholdings (2)	3,343	3,120	+7.1	3,093	+8.1
of which:
- Santander Central Hispano	1,562	1,312	+19.1	1,524	+2.5
- IXIS Asset Management Group S.A.	387	192	+101.6	216	+79.2
- Banca d’Italia	185	185	-	185	-
- Borsa Italiana	134	74	+81.1	134	-
- IXIS Corporate & Investment Bank	119	86	+38.4	91	+30.8
- FIAT S.p.A.	95	55	+72.7	67	+41.8
- Banca delle Marche S.p.A.	92	92	—	92	—
- Parmalat S.p.A.	73	—	n.s.	62	n.s.
- Azimut S.p.A.	71	66	+7.6	71	—
- Banco del Desarrollo	55	48	+14.6	62	-11.3
- Istituto per il Credito Sportivo	50	19	+163.2	50	-

(1)The list is given in the Explanatory Notes (Part G).

(2) Included in the caption “Available-for-sale financial assets - Equities”.

•                                          the disposal of the 12.33% shareholding in Centro Leasing S.p.A.. The transaction was concluded for 21.2 million euro and gave rise to a capital gain of 6.6 million euro;

•                                          the sale – on the exercise of the shareholders’ agreements of January 2005 – of the 1.97% share in Fincantieri S.p.A. for 13.1 million euro and a capital gain of 6.5 million;

•                                          the disposal of the 1.73% holding in the Hungarian loan funds bank Földhitel és Jelzalobank Rt for 7.6 million euro (the capital gains totaled 5.6 million).

Group Capital and Reserves

Net shareholders’ equity

Group net shareholders’ equity, amounting to 13,949 million euro at 30 June 2006, showed the following changes during the half year.

Movement in Group net shareholders’ equity	(€/mil)
Group net shareholders’ equity at 31 December 2005		13,483
Decreases		-1,087
- Dividends on ordinary shares		-905
- Dividend on privileged shares		-162
- Reduction in consolidation reserve for purchase of minority shares in EurizonTutela (formerly Egida Assicurazioni)		-16
- Change in own shares		-4
Increases		1,553
- Net profit for the period		1,140
- Net change in valuation reserves		88
AFS reserve		177
- for capital securities	289
- for debt securities	-112
Cash Flow Hedge reserve		14
Reserve for actuary profits/losses		137
Capital conversion of valuation reserves		-240
- Increase of company capital for conversion of valuation reserves		240
- Stock option accounting		70
- Other changes (+)		15
Group net shareholders’ equity at 30 June 2006		13,949

Variations during the first six months of 2006 were basically determined from end-of-period income, net of dividends paid out of the net profit for 2005, the change in valuation reserves and accounting for stock options.

In particular, the change in valuation reserves, which went from 1,286 million euro to 1,374 million, was impacted by:

•                                          the revaluation at fair value of some minority investments classified in the available-for-sale portfolio for a total of 289 million euro (including investments in Ixis Asset Management Group for 166 million euro, Santander Central Hispano for 44 million euro, Ixis Corporate & Investment Bank for 27 million euro and Fiat for 26 million euro);

•                                          the recognition, attributable to the rise in interest rates, of 137 million euro of lower actuary capital losses on defined benefit employee funds and employee termination indemnities (TFR), whose valuation is recorded in a direct corresponding item under shareholders’ equity reserves;

•                                          the 112 million euro reduction in valuation reserves for debt securities, linked to the recovery of interest rates and the sales made during the half year; the stock of valuation reserves fell further, with no impact on net shareholders’ equity, following the use of reserves deriving from special revaluation laws for 240 million euro to service the scrim increase of the capital of the Parent Bank (150 million euro) and its subsidiaries (90 million euro).

Regulatory capital and solvency ratios

In April 2006, the Bank of Italy began definitive application of the new rules of “prudential filters”, with which the Regulatory Body intends to regulate the effects of the introduction of IAS/IFRS on the amount and quality of the regulatory capital, lessening potential volatility deriving from the application of the new accounting standards.

It should be noted that because of the new regulations, the calculation of regulatory aggregates as at 31 December 2005 made to inform the Regulatory Body was different to the information made public in the annual report of the same date, showing a rise in all solvency ratios of 20 basis points (Core Tier 1 Ratio from 6.6% to 6.8%, Tier 1 Ratio from 7.2% to 7.4%, Total Risk Ratio from 9.2% to 9.4%). The adjustment, made necessary by the issuing of Regulatory transition norms after the approval of the 2005 report, provided for the integral recovery among own means of value reserves matured before 1 January 2005 on equity shareholdings placed in the available-for-sale portfolio under IAS/IFRS.

The updating of the regulations also takes into account guidelines for the treatment for the supervision of financial conglomerates, introducing the obligation of deducting from basic and supplementary equity shareholdings in insurance companies and companies with insurance holdings, as well as their related subordinated loans.

In this context, and with specific reference to the treatment of companies in the Savings and Assurance Pole, it should be noted that ISVAP has identified the subsidiary Eurizon Financial Group S.p.A. as the company with insurance holdings according to the code of insurance companies. Application of the above-mentioned regulations would imply the obligation of the integral deduction from basic and supplementary consolidated equity shareholdings of the banking group of the subsidiaries Banca Fideuram and Sanpaolo IMI Asset Management as they are controlled by Eurizon Financial Group, despite Eurizon and the two companies being ascribed to the SANPAOLO IMI banking Group and sharing with the Parent Bank the nature of risks and the same Regulatory Body.

In the light of this regulation, which is still being finalized by the two Regulatory Bodies, and on the basis of the methodologies under consideration by the Bank of Italy but not yet defined, the consolidated regulatory capital of the Group as at 30 June 2006 has been calculated by reincorporating the contributions of Banca Fideuram and Sanpaolo IMI Asset Management into the banking compartment.

Given that definitive calculation of these aggregates will be released on transmission to the Bank of Italy by 25 October 2006, there follows indicative information on the regulatory capital and consolidated solvency ratios as of 30 June 2006, determined using the above-mentioned methodology.

Regulatory capital and solvency ratios

	30/6/2006	31/12/2005
Regulatory capital (€/mil)
Tier 1 capital	12,238	11,286
of which: preferred shares	1,000	1,000
Tier 2 capital	6,140	4,720
less: prescribed deductions	-2,311	-2,308
Regulatory capital	16,067	13,698
Tier 3 subordinated loans	581	596
Total regulatory capital	16,648	14,294
Weighted assets (€/mil)
Credit risk	144,404	136,017
Market risk	15,101	15,237
Other requirements	262	288
Total assets	159,767	151,542
Solvency ratios (%)
Core tier 1 ratio	7.0	6.8
Tier 1 ratio	7.7	7.4
Total risk ratio	10.4	9.4

At the end of the half year, the ratio of total regulatory capital of the Group and total risk-weighted assets, mainly resulting from credit risks, showed an overall solvency ratio of 10.4%. Moreover, market risks attributable to the Parent Bank and the other Group companies were basically stable around 15 billion euro and showed, at the end of June 2006, 48% covered by Tier 3 subordinated loans for a total of 581 million euro.

At the same date, the ratio of Tier 1 capital of the Group and total weighted assets amounted to 7.7% (Tier 1 ratio), while the Core Tier 1 ratio (calculated on Tier 1 capital net of preferred shares) totaled 7%.

If the proposed methodology is not accepted and the present Regulatory rules are applied integrally, both the Core Tier 1 ratio and the Tier 1 ratio would be confirmed at the previously recorded values, while Total Risk Ratio would show a fall of 40 basis points, amounting to 10%.

As of 31 December 2005, the same ratios amounted to 6.8% for Core Tier 1 ratio, 7.4% for Tier 1 ratio and 9.4% for Total Risk Ratio. In accordance with the lines for capital management announced in the 2005 annual report, Total Risk Ratio was realigned at 10%.

The growth in the ratio compared to 31 December 2005 can be attributed mainly to the increased volume of supplementary capital whose growth was supported almost totally by subordinated issues, accounted for regulatory purposes. Another positive effect came from the rise in base capital, especially through the contribution of managed flows and, to a lesser extent, the smaller amount of adjustments to latent actuary losses caused by the rise in market rates.

A significant part of the aforementioned rise in base capital also benefited from the unpaid increase in capital deriving from the capitalization of valuation reserves for fixed investments (land and works of art) separated from supplementary capital, with an impact on the Tier 1 Ratio of 30 basis points.

Own shares

As of 30 June 2006, SANPAOLO IMI shares held by the Group totaled 3,104,385 (nominal value of 8.9 million euro, taking into account the increase of nominal unit value from 2.8 to 2.88 euro), equal to 0.17% of the share capital, and they were recorded on the basis of the new IAS/IFRS criteria as a negative component of the net shareholders’ equity, for a total of 34 million euro. These shares were held by the Parent Bank and by its subsidiaries, as well as collective investment entities within the context of the Group’s insurance sector and consolidated on a line-by-line basis in accordance with international accounting standards.

Transactions in SANPAOLO IMI shares in the first half of 2006 were as follows:

•                                          as at 31 December 2005, the Parent Bank held 4,015,919 own shares in its portfolio (nominal value 11.2 million euro), representing 0.21% of the share capital and equal to 42,5 million euro. During the half year, it purchased 64,298 SANPAOLO IMI shares (nominal value 0.2 million euro) to the value of 0.9 million euro and sold 1,650,000 shares (nominal value 4.8 million euro) for 17.5 million euro. Consequently, as at 30 June 2006, the Parent Bank held 2,430,217 SANPAOLO IMI shares (nominal value 7.0 million euro), equal to 0.13% of the share capital, to the value of 25.9 million euro;

•                                          in relation to its institutional trading activities, as at 31 December 2005, Banca IMI held 216,270 SANPAOLO IMI shares in its portfolio (nominal value 0.6 million euro), equal to 0.01% of the share capital of the Parent Bank and for a value of 2.7 million euro. During the half year, it purchased 48,131 shares (nominal value 0.1 million euro) for a total of 0.7 million euro, and sold 58,562 shares (nominal vale 0.2 million euro) for a total amount of 0.8 million euro. Consequently, as at 30 June 2006, the company held 205,839 SANPAOLO IMI shares in its portfolio (nominal value 0.6 million euro), representing 0.01% of the share capital of the Parent Bank and for a value of 2.6 million euro;

•                                          Cassa di Risparmio di Venezia had no SANPAOLO IMI shares in its portfolio as of 31 December 2005. In the course of the half year, it acquired 4,309 shares to the value of 0.1 million euro, held in the portfolio as at 30 June 2006;

•                                          at 31 December 2005, Cassa di Risparmio in Bologna had no SANPAOLO IMI shares in its portfolio. During the half year, it acquired 6,427 shares to the value of 0.1 million euro, held in the portfolio as at 30 June 2006;

•                                          at 31 December 2005, Cassa di Risparmio di Padova e Rovigo held no SANPAOLO IMI shares in its portfolio. During the half year, it acquired 8,996 shares to the value of 0.1 million euro, held in the portfolio as at 30 June 2006;

•                                          Friulcassa had no SANPAOLO IMI shares in its portfolio as at 31 December 2005. In the course of the half year it purchased 3,831 shares to the value of 0.1 million euro, held in the portfolio as at 30 June 2006;

•                                          as at 31 December 2005, Sanpaolo Banco di Napoli held no SANPAOLO IMI shares in its portfolio. During the half year, it acquired 13,951 shares to the value of 0.2 million euro, held in the portfolio as at 30 June 2006;

•                                          the collective investment entities, whose controlling stakes are held by the insurance subsidiary EurizonVita and which were consolidated in accordance to IAS/IFRS, held a total of 542,585 shares as of 31 December 2005 (nominal value 1.5 million euro), equal to 0.03% of the share capital of the Parent Bank, to the value of 5.8 million euro. During the half year, these entities acquired 234,000 SANPAOLO IMI shares (nominal value 0.7 million euro) to the value of 3.2 million euro, and sold 345,500 shares (nominal value 1.0 million euro) to the value of 4.1 million euro. Consequently, as at 30 June 2006, these entities held 431,085 SANPAOLO IMI shares (nominal value 1.2 million euro), representing 0.02% of the share capital of the Parent Bank and equal to 4.9 million euro.

As required by the laws in force, the Parent Bank and its subsidiaries have the same amount in the undisposable reserve as the own shares held in portfolio.

Own shares held by subsidiary companies refer to Banca Fideuram S.p.A held in the portfolio of the bank.

As at 31 December 2005, Banca Fideuram held 12,655,273 own shares in its portfolio (nominal value 2.4 million euro), representing 1.3% of the share capital and equal to 54.4 million euro. These shares were not subject to any movements during the first half of 2006.

Operating Structure

The distribution network

The Group’s distribution network is divided into territorial areas and bank networks with light central structures, which provide uniform and complete supervision of the respective territory. In

Group distribution network

			Change		Change
	30/6/2006	30/6/2005	30/6/06-30/6/05	31/12/2005	30/6/06-31/12/05
			(%)		(%)
Banking branches and area offices	3,317	3,249	+2.1	3,289	+0.9
- Italy (1)	3,186	3,134	+1.7	3,172	+0.4
of which: Parent Bank	1,362	1,317	+3.4	1,354	+0.6
North East banking networks and Sanpaolo Banca dell’Adriatico	1,013	1,009	+0.4	1,009	+0.4
Sanpaolo Banco di Napoli	687	688	-0.1	687	—
other networks (2)	124	120	+3.3	122	+1.6
- Foreign	131	115	+13.9	117	+12.0
Representative offices	19	19	—	19	—
Financial planners	4,199	4,192	+0.2	4,151	+1.2

(1) The figures as at 31/12/05 and 30/6/05 have been reclassified folllowing the extraordinary transaction of merger and spin-off of Banca Popolare dell’Adriatico and the area reorganization involving Group branches.

(2) Includes the branches of Banca Fideuram (93), Neos Banca (25), Farbanca (1), Banca IMI (1) and Banca OPI (4).

Group distribution network in Italy as of 30 June 2006

		North East	Sanpaolo	Sanpaolo	Other
		banking	Banca	Banco	networks
	SANPAOLO	network (1)	dell’Adriatico	di Napoli	(2)	TOTAL	%
North West (Piedmont, Valle d’Aosta, Lombardy and Liguria)	1,046	1	—	—	41	1,088	34.1
North East (Triveneto and Emilia Romagna)	5	813	14	—	35	867	27.2
Center (Tuscany, Marche, Umbria, Lazio, Abruzzo and Molise)	193	—	185	4	28	410	12.9
South and Islands (Campania, Puglia, Basilicata, Calabria, Sicily and Sardinia)	118	—	—	683	20	821	25.8
Banking branches and area offices	1,362	814	199	687	124	3,186	100.0

(1) Includes Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio in Bologna, Cassa di Risparmio di Venezia and Friulcassa.

(2) Includes the branches of Banca Fideuram (93), Neos Banca (25), Farbanca (1), Banca IMI (1) and Banca OPI (4).

order to effectively satisfy the different needs of households and businesses, the distribution model is based on specialization of the branches according to the type of customer served (corporate, retail & private). Internet, ‘phone and mobile banking services also support customer operations.

As of 30 June 2006, the SANPAOLO IMI Group had a network of 3,186 branches in Italy, distributed as follows: 34.1% in the North West regions, covered extensively by the Sanpaolo network; 27.2% in the North East, which comprises the branches of four networks (Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio in Bologna, Cassa di Risparmio di Venezia and Friulcassa); 25.8% in Southern Italy and the Islands, headed by Sanpaolo Banco di Napoli on the mainland and by the Sanpaolo network on the Islands. The remaining 12.9% of the Group’s network is located in Central Italy, with the branches of the new Sanpaolo Banca dell’Adriatico.

At end June 2006, the distribution network of the commercial banks comprised 3,062 branches in Italy, 12 more than in December 2005. The first six months of the year saw the continuation of the process, begun during 2004, of rationalizing the distribution network of the Group in the North East and Adriatic regions. In the context of “territorial bank”, in May and June, the process led to the movement of 70 operating points among the commercial banks of the Group, the merger by incorporation of Banca Popolare dell’Adriatico (BPdA) into SANPAOLO and the subsequent spin-off of the company branch, made up of the (Sanpaolo and BPdA) branches in the Marche, Abruzzo and Molise regions, as well as those in Romagna (in expectation of the completion of the Romagna Project which foresees the ceding to Cassa dei Risparmi di Forlì) into a new banking company called Sanpaolo Banca dell’Adriatico S.p.A..

As at 31 March 2006, the share of branches held on a national level was 10.1%. In particular, the Group had an 11.2% share in the North West, 10.2% in the North East, 5.6% in the Center and 13.4% in the South and Islands.

In reference to multi-channel infrastructures, at the end of June direct banking contracts with retail customers had risen to around 1,086,000, a 9% increase compared to 31 December 2005. Internet banking contracts with companies amounted to some 64,600, a slight fall from the end of December.

Customer service is also provided through the network of “Bancomat” automated teller machines - ATMs (at the end of June 2006, these comprised 1,903 Sanpaolo ATMs, 856 Sanpaolo Banco di Napoli ATMs and 1,174 ATMs of the four bank networks of the North East and Sanpaolo Banca dell’Adriatico), as well as through POS terminals (42,470 for the Sanpaolo network, 18,049 for Sanpaolo Banco di Napoli and 22,592 for the latter networks).

The Group’s distribution structure also includes 4,197 financial planners under Banca Fideuram and Sanpaolo Invest SIM.

The Group operates abroad through a network of 131 branches, 19 representative offices and two desks (one syndicated Inter-Alpha group desk in Teheran and one “Italian desk” in Kuwait. In addition to the international network of the Parent Bank, the foreign network mainly comprises branches of the subsidiary banks operating in Central Eastern Europe.

Personnel

At 30 June 2006, the Group employed 42,449 resources, in addition to 198 employees with atypical contracts for a total of 42,647 people.

The change compared to 30 June 2005, reconstructed pro forma in line with the exit from the perimeter of GEST Line, was +630 workers (+1.5%) due to the increase of 644 employees and the reduction of 14 workers with atypical contracts.

The workforce has grown by 284 since the beginning of the year (64 in the commercial banks and 220 in the other Companies), following the employment of 820 new workers and 536 retirements, in addition to an increase of 37 employees with atypical contacts, of which 26 in other Group Companies.

With particular reference to the Parent Bank, the workforce amounted to 20,535 resources at 30 June 2006, plus 13 workers with atypical contracts, for a total of 20,548 people. Compared to June 2005, and recalculated homogeneously, the change in personnel was +179 employees (+0.9%) and with a slight fall in the number of workers with atypical contracts (-9 units).

Compared to 31 December 2005, and recalculated homogeneously, the workforce was basically stable (+30 resources, +0.1%) as the result of 196 hirings, 142 retirements and –24 net movements to other Group Companies.

The Sanpaolo Banco di Napoli workforce totaled 5,728 at the end of the period, plus four workers with atypical contracts for a total of 5,732 people. More or less stable compared to end-June 2005, the total shows a reduction of 18 resources compared to the end of December in the light of 12 hirings, 25 retirements and –5 other net movements.

As of 30 June 2006, the workforce of the North East network banks and Sanpaolo Banca dell’Adriatico stood at 9,514 resources, plus 18 workers with atypical contracts for a total of 9,532 people. Compared to 30 June 2005, and recalculated homogeneously, the aggregate rose by 75 employees (+0.8%) with a slight fall in workers with atypical contracts (-8 units).

Compared to 31 December 2005, and reconstructed pro forma, there was an increase of 52 resources as a result of around 147 hirings, 129 retirements and 34 net movements by other Group Companies.

The other Group Companies closed the half year with 6,672 employees, plus 163 workers with atypical contracts for a total of 6,835 people. The pro forma reconstructed change compared to 30 June 2005 was +387 units (+6.0%) attributable to the rise in employees (+385 units, +6.1%).

The rise in the workforce in other Group Companies since the beginning of the year of 220 resources is the net result of some 460 hirings and 240 retirements. Furthermore, the number of workers with atypical contracts rose by approximately 30, for an overall increase of 246 units (+3.7%).

More in detail, in the Savings and Assurance sector, there was a rise of around 180 resources (+7.1%) over the end of June 2005. Since the beginning of the year, the workforce has grown by some 90 resources (+3.6%), together with an increase of around 20 workers with atypical contracts for an overall change of +111 units (+4.3%).

The Neos group, operating in the consumer banking sector, grew by 108 resources compared to June 2005 (+17.8%), of which two-thirds following the incorporation of Neos Servizi, and 25 compared to 31 December 2005 (+3.6%), in connection with the opening of new branches and the strengthening of the business support structures.

The East European banks closed the period with an increase of around 80 resources compared to 30 June 2005 (+4%) and 75 more than end-2005 (+3.7%), in connection to the start of the plan to expand through the opening of new branches.

Stock incentive plans

On 25 October 2005, the Board of Directors of SANPAOLO IMI approved, as part of the 2005-2008 Industrial Plan, an Employee Share Plan for all employees of the commercial banks, while the Shareholders’ Meeting of 28 April 2006 authorized the purchase and alienation of own shares, also to service employee compensation plans. The separate Shareholders’ Meetings of Sanpaolo Banco di Napoli, Sanpaolo Banca dell’Adriatico, Cassa di Risparmio in Bologna, Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio di Venezia and Friulcassa approved programs that were silimar in content and methods to that approved by the Shareholders’ Meeting of the Parent Bank.

The 2006 Share Plan provides for a link with the 2005 Productivity Bonus that was determined on the basis of economic results and profitability achieved in 2005 by each Commercial Bank.

The Employee Share Plan was promoted with the aim of heightening employee involvement in the company’s performance and strengthening the sense of belonging through the direct participation in company results and development. The initiative, which falls under the incentives for the 2006-2008 three-year Plan and was specifically provided for in the Integrated Company Contracts, acts as an element in the homogenization of the commercial banks of the Group which, for the first time, participate as one body in stock granting transactions.

The initiative involved all employees with an open-ended contract employed at the date of the promotion of the Plan (9 June 2006) in one of the Group’s commercial banks.

Subscription to the Plan was voluntary and covered the gratuitous assignation of SANPAOLO IMI shares (untouchable for three years), to a value linked to the position held at 31 December 2005. The value was defined for an amount equal to twice the quota of the restructuring of each employee’s 2005 company Productivity Bonus.

Personnel

					Change				Change
					30/6/06-30/6/05				30/6/06-31/12/05
	30/6/2006		30/6/2005 pro forma		pro forma		31/12/2005 pro forma		pro forma
		(%)		(%)		(%)		(%)		(%)
Parent Bank	20,535	48.4	20,356	48.7	179	0.9	20,505	48.6	30	0.1
North East banking networks and Sanpaolo Banca dell’Adriatico	9,514	22.4	9,439	22.6	75	0.8	9,462	22.5	52	0.5
Sanpaolo Banco di Napoli	5,728	13.5	5,723	13.7	5	0.1	5,746	13.6	-18	-0.3
other companies	6,672	15.7	6,287	15.0	385	6.1	6,452	15.3	220	3.4
Period-end headcount (1)	42,449	100.0	41,805	100.0	644	1.5	42,165	100.0	284	0.7
Executives	835	2.0	785	1.9	50	6.4	840	2.0	-5	-0.6
Managers	14,021	33.0	13,355	31.9	666	5.0	13,885	32.9	136	1.0
of which: third and fourth level managers	5,044	11.9	4,969	11.9	75	1.5	5,007	11.9	37	0.7
Remaining employees	27,593	65.0	27,665	66.2	-72	-0.3	27,440	65.1	153	0.6
Other personnel (2)	198		212		-14	-6.6	161		37	23.0
Total	42,647		42,017		630	1.5	42,326		321	0.8

(1) Figures as of 31/12/2005 and 30/06/2005 have been reclassified with respect to the 2005 Annual Report and 2005 Half Year Report to take into account the spin-off of branches following the area reorganization of the North East banking networks and the creation of Sanpaolo Banca dell’Adriatico in May and June 2006 and the exit of GEST Line from the scope of consolidation of the Group.

(2) Includes workers on fixed-term contracts and contracts for specific projects.

As stipulated in the Plan Regulations, shares have been attributed according to the normal fiscal value (13.7071 euro), equal to the mathematical average of the official share price in the period 27 June-26 July 2006.

The transaction was concluded at the end of July and ascribed to the 24,246 employees of the commercial banks who subscribed to the Plan (70% of those with the right to subscribe) some 2.3 million shares, corresponding to a total value of around 32 million euro.

Risk management and control

The basic principles

The SANPAOLO IMI Group is strongly committed to risk management and control, which is based on three principles:

•                                          clear identification of responsibility for taking on risks;

•                                          measurement and control systems in line with international best practice;

•                                          organizational separation between the functions that carry out day-to-day operations and those that carry out controls.

The policies relating to the acceptance of credit and financial risks are defined by the Parent Bank’s Board of Directors and Executive Committee with support from specific Committees.

The Parent Bank also performs general risk management and control functions and takes risk-acceptance decisions in the case of particularly large risks, supported by the Risk Management Department.

The Business Areas that generate credit and/or financial risks are assigned limits of autonomy and each has its own control structure. For the main Group network banks (Sanpaolo Banco di Napoli, Cassa di Risparmio in Bologna, Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio di Venezia, Friulcassa and Sanpaolo Banca dell’Adriatico), these functions are carried out, on the basis of an outsourcing contract, by the Parent Bank’s risk control functions, which periodically report to the Board of Directors and the Audit Committee of the subsidiary.

For many years the Group has used a wide-ranging set of techniques and instruments for risk assessment and management, a broad description of which is given in Part E of the Explanatory Notes to this Half Year Report.

Assessments of each single type of risk for the Group are integrated in a summary amount – the economic capital – defined as the maximum “unexpected” loss the Group may incur during a year with a confidence level of 99.96%. The Group gives information on company decisions through the capital allocation system to the business lines and calculates risk-weighted profitability (RORAC – Return On Risk Adjusted Capital) at the level of both single transactions (especially the pricing of new loan transactions) and portfolios and individual business lines. It is therefore a key system to guide financial planners and to manage the financial structure of the Group, maximizing return for the shareholders.

The Basel 2 Project

In June 2004, the Basel Committee on Banking Supervision published the final version of the Capital Accord (“Basel 2”), adopted by the European Union at the end of 2005 through the Directive on Capital Adequacy.

Very briefly, the Accord provides for new quantitative rules to establish the minimum capital requirement to cover credit, market and operational risks:

•                                          as regards credit risks, the new rules introduce a greater degree of correlation between capital requirements and risks by acknowledging ratings and other credit risk measurement tools. The Accord sets out a Standard approach together with two increasingly sophisticated approaches based on internal risk management tools;

•                                          the legal regulations currently in force for market risks continue to apply;

•                                          finally, the new Accord introduces capital absorption for operational risks, which can also be measured using three increasingly more analytical approaches.

The regulations are designed to promote the adoption of more sophisticated methods, in both credit risks and operational risks, through a lower absorption of capital. However, in order to access these options, the banks must satisfy a set of minimum requirements for risk management and control methodologies, to be verified by the Regulatory Body.

Most of the advantages will come from the management and operating results obtained from the systematic application of the new methodologies that should make it possible to improve risk management and control capabilities as well as increase the efficiency and effectiveness of customer service.

In order to take advantage of these opportunities, since 2003 SANPAOLO IMI has launched the “Basel 2 Project”, whose mission is to prepare the Group for the adoption of the advanced approaches as soon as the New Accord comes into force, expected at the beginning of 2007.

A new Group credit process was introduced during 2005 that, in accordance with the New Accord, foresees the use of internal rating as an essential part of deliberations on credit acceptance and management.

The new process operates throughout the Group in the Corporate and Public Entities segments (banking networks, Banca OPI, Sanpaolo Imi Bank Ireland, Banca IMI and Sanpaolo Leasint) and all the banking networks for the Small Business and Mortgage segments. Work is underway to extend the process to other products for private Retail customers in order to reach an almost total coverage of customer loans.

Risk management and control

More information on risk management and control can be found in Part E of the Explanatory Notes to this Half Year Report.

Shareholders and ratings

Shareholders

As of 30 June 2006, and on the basis of the available information, the shareholder structure of SANPAOLO IMI, was as shown in the table.

Shareholders of SANPAOLO IMI

	% of capital
	total	ordinary
Compagnia di San Paolo	14.19	6.83
Banco Santander Central Hispano	8.43	9.93
Fondazione Cassa di Risparmio di Padova e Rovigo	7.02	3.99
Fondazione Cassa di Risparmio in Bologna	5.54	2.84
Giovanni Agnelli e C.	4.96	5.85
Assicurazioni Generali	2.11	2.49
Morgan Stanley & Co. International	1.75	2.06
Mediobanca	1.72	2.03
Banca Monte dei Paschi di Siena	1.51	1.77
Società Reale Mutua di Assicurazioni	1.50	1.77
Caisse Nationale des Caisses d’Epargne (CNCE)	1.50	1.77
Other shareholders (1)	49.77	58.67
Total	100.00	100.00

(1) Includes own shares held by the Group.

Ratings

The following table shows the main debt ratings assigned to SANPAOLO IMI.

SANPAOLO IMI debt ratings

Fitch
• Short-term debt	F1+
• Medium-/long-term debt (senior)	AA-
Moody’s Investors Service
• Short-term debt	P-1
• Medium-/long-term debt (senior)	Aa3
Standard & Poor’s
• Short-term debt	A-1+
• Medium-/long-term debt (senior)	AA-

In July 2006, Standard & Poor’s raised its rating from A+1/A-1 to AA-/A-1+, with an outlook of stable. The rating was extended to the companies controlled by the Group who are considered by Standard & Poor’s (Banca IMI, Banca Fideuram, Banca OPI and Cassa di Risparmio in Bologna).

Performance of share prices

At the end of June 2006, SANPAOLO IMI’s share price was 13.83 euro, up 21.7% compared to 30 June 2005, against an increase of 24% in the MIB bancario index. On the same date, the SANPAOLO IMI share traded at a price/book value of 1.9.

On 8 September 2006, the listed share price was 16.42 euro, an increase of 24.2% over the beginning of the year.

SANPAOLO IMI share price and dividends

				Unit	Dividend	Payout
Year	High	Low	Average	dividend	yield (1)	ratio (2)
	(€)	(€)	(€)	(€)%		%
1997	8.800	4.564	6.275	0.06	0.91	53.4
1998	16.274	8.717	12.429	0.46	3.74	71.7
1999	16.071	10.970	13.192	0.52	3.91	69.0
2000	20.800	11.483	16.612	0.57	3.42	61.7
2001	18.893	8.764	14.375	0.57	3.97	66.5
2002	13.702	5.231	9.439	0.30	3.18	62.0
2003	11.346	5.796	8.158	0.39	4.78	73.7
2004	11.072	8.799	9.826	0.47	4.78	62.9
2005	13.420	10.201	11.836	0.57	4.82	53.8
2006 (3)	16.902	12.986	14.368

Market comparison

				Change
				30/06/06-
	8/9/2006	30/6/2006	30/6/2005	30/06/05
				(%)
SANPAOLO IMI share price (€)	16.420	13.830	11.360	+21.7
Historical MIB bancario index	3,749	3,456	2,786	+24.0

	30/6/2006	30/6/2005	31/12/2005
Book value per share (€)	7.45	6.59	7.22

(1) Calculated on annual average price.

(2) On consolidated income.

(3) Until 8/9/2006.

Supplementary information

Transactions with related parties

Information on Group transactions with related parties can be found in Part H of the Explanatory Notes to this Half Year Report.

Corporate bond risk and protection of savers

The serious repercussions of past national and international corporate bond defaults, which have affected savers’ portfolios, have led the Group to take certain measures to protect its customers.

In dealing with the complaints of customers who invested in bonds from defaulting issuers, SANPAOLO IMI adopted the approach of a case-by-case examination of the areas where customers complained of specific shortcomings in the investments carried out. The aim was to verify the adequacy and formal, substantial consistency of the investments to the risk profile attributable to the customer and, where the shortcomings were proven to exist, to resolve any controversy amicably. In the majority of cases examined, the Group was deemed to have acted correctly, in both form and substance.

As regards Argentine bonds that defaulted on 23 December 2001, on Thursday 2 March 2006 Task Force Argentina (TFA) officially announced the start of recourse to the International Center for the Settlement of Investment Disputes (ICSID) against the Argentine Republic, taking advantage of a specific bilateral treaty between Italy and Argentina.

Consequently, between 27 March and 12 May 2006, investors meeting the requirements for the recourse who were still holders of Argentine bonds could use the Bank branches to finalize participation on the initiative which will be coordinated by TFA at no cost to investors.

The recourse will be executed by the US White & Case legal offices with the support and consultancy of an Italian legal office chosen by TFA. In more detail, together with the Mandate to TFA (coordinator of the whole operation), each investor has conferred power of attorney to White & Case.

By subscribing to and conferring the power of attorney, the investor has authorized the US legal offices of White & Case to initiate and conduct in his name and on his behalf an ICSID arbitration against Argentina, whilst the received Mandate empowers TFA to coordinate the arbitrary and legal actions undertaken. Should the result of the initiative be positive, TFA will pay the principals any and all amounts recovered in capital, interest, compensation for damages or other.

With reference to the SANPAOLO IMI Group, over 11,000 cases have been opened out of the approximately 14,000 holders of Argentine bonds with the necessary requirements to subscribe to the initiative.

For those bondholders who could not subscribe to recourse to ICSID because they did not have one or more of the requirements called for in the bilateral treaty between Italy and Argentina, TFA’s own consultants are examining protective actions that may be further taken against the Argentine Republic.

As regards the insolvency of the Parmalat group, declared in December 2003, the “Committee to defend SANPAOLO IMI Group Parmalat bondholders” has organized the civil actions of over 32,000 subscribers to the power of attorney in the two legal proceedings in Milan against Tanzi and others, currently being heard for crimes of market rigging, falsification of papers and obstructing the Regulatory Body.

Furthermore, with regard to the trial opened in Parma against Tanzi and others for crimes of bankruptcy, on 5 June 2006 there was another instance of civil proceedings by subscribers before the judge for preliminary hearings.

In all the trials, sentence has been requested against the accused in compensation for capital losses and moral and physiological damage incurred by the subscribers consequent on the above-mentioned crimes.

The administrative and financial governance model

As part of corporate governance aimed at strengthening the quality and level of the supervision and protection of financial market information, the Group has taken measures to regulate the administrative and control activities, taking advantage of the required alignment with the dispositions of the US Sarbanes-Oxley Act in relation to listing on the New York Stock Exchange.

The initiatives have been aimed at creating an unequivocal and highly integrated model of Group administrative and financial governance, especially in reference to the system of controls for company information procedures producing obligatory financial market information.

The line taken markedly anticipates the development of the administrative control system, initiated in Europe with the issuing of the VIII directive and in Italy with the reform of the Law on Savings, ex law 262/2005, in response to the growing attention national and international regulators pay to company administrative and financial information to protect investors.

The Group’s administrative and financial model reflects its organic planning and creation, fostered by the coordination of the entire Group by the Administration and Financial Governance Supervisory Function set up in the Finance and Administrative Department of the Parent Bank (whose director covers the role of Group Chief Financial Officer).

The initiatives taken over two years involved 32 companies of the Group and created a functional model through the description of some 950 operations and the identification of 13,000 controls aimed at the supervision and protection of the quality of financial information. The whole exercise required around 49,000 working days.

The result is a document that analyzes and defines the links between administrative-financial reports (financial reporting) and the description of organizational procedures and the configuration of the control system for market financial information.

The creation for all the Group of an unequivocal and integrated model for administrative and financial governance has prompted the adoption of an applied architecture for all company areas in support of the drafting, management and up-keep of the overall store of information, giving the Chief Financial Officer all the available information on the organizational evolution of the system and its ongoing functioning.

The effectiveness and efficiency of the model for administrative and financial governance are strengthened through checks on the coherent application of the controls that the operating structures must use; in particular, verification of the correct formal and substantial execution of “key controls” (approximately 6,500) is done independently by groups of resources outside the operational functions, applying the differing working methods, approaches and standards drawn up by the Administration and Financial Governance Supervisory Function, for a half-yearly commitment of some 13,400 days (of which 3,800 at the Parent Bank and the domestic commercial banks).

With the initiatives taken, SANPAOLO IMI intends to exploit the commitment required by the regulations in terms of financial advantage, pursuing a broad program aimed at establishing an innovative governance and control system for financial information centered on greater reliability and depth of analysis to ensure the highest standards in the quality of the drafting of disclosures.

This programmed action to strengthen administrative and financial governance also has benefits outside mere conformity to the law and gives the Group:

•                  access to a structured approach to organizational modeling and the availability of an organic and homogeneous document framework, systematically aligned with organizational developments;

•                  consolidation of the principles of representative coherence between the various controlled companies, thereby strengthening identification methods and easier means of internal comparison, in order to build on synergies and unexploited potential;

•                  greater visibility of the relationship and links between strategic polities, the creation of economic assets and the underlying amount of their originating transactions.

Administrative and financial governance model

	Number of	Total	Key
Perimeter/Area	Operations	Controls	Controls
Administrative and Financial Model	637	9,756	5,176
Business Operations	464	7,881	4,207
Finance	188	3,494	2,033
Loans	185	2,964	1,342
Distribution	52	827	529
Transaction Services	39	596	303
Management Operations	128	1,287	668
Financial Reporting	113	1,199	618
Strategic Planning and Budgeting	2	9	4
Risk and Management Control	13	79	46
Support Operations	45	588	301
Administration	3	95	68
Legal	2	44	11
Human Resources Management	2	27	18
Other Support Operations	38	422	204
IT General Controls	299	3,200	1,398
Planning and Organization	100	516	133
Purchasing and Realization	53	803	385
Distribution and Assistance	117	1,814	877
Monitoring	29	67	3
Total	936	12,956	6,574

Group Business Structure

Business Sectors

In the first half of 2006, SANPAOLO IMI Group operations were structured in the Business Sectors of “Banking” and “Savings and Assurance”, in addition to “Central Functions” responsible for governance, support and control.

In line with provisions in IAS 14 regarding Segment Reporting, a management approach has been taken with primary reporting based on the segmentation into Business Sectors, as this reflects the operating structure and responsibilities introduced with the restructuring plan launched on 5 July 2005 and subsequent organizational initiatives.

The table below reports the main information summarizing performance in the Business Sectors.

The detailed analysis of the Business Sectors and the main business lines illustrates the initiatives introduced over the half year, statement of income data, operating structure, and the main profitability ratios, including figures which express the contribution of the Business Sectors to Group income.

		Savings and	Central	Group
	Banking	Assurance	Functions (1)	total

TOTAL OPERATING INCOME (€/mil)
First half 2006	3,528	639	187	4,354
First half 2005	3,190	584	173	3,947
Change first half 2006 / First half 2005 (%)	+10.6	+9.4	n.s.	+10.3

PRE-TAX OPERATING PROFIT (€/mil)
First half 2006	1,464	359	-54	1,769
First half 2005	1,163	307	-38	1,432
Change first half 2006 / First half 2005 (%)	+25.9	+16.9	+42.1	+23.5

NET PROFIT (€/mil)
First half 2006	918	251	-29	1,140
First half 2005	703	208	-17	894
Change first half 2006 / First half 2005 (%)	+30.6	+20.7	+70.6	+27.5

TOTAL INTEREST-EARNING ASSETS (€/mil) (2)
30/6/2006	154,876	7,001	41,054	202,931
30/6/2005	138,407	5,701	22,140	166,248
Change 30/6/2006 - 30/6/2005 (%)	+11.9	+22.8	+85.4	+22.1

TOTAL INTEREST-BEARING LIABILITIES (€/mil) (2)
30/6/2006	133,009	6,324	52,583	191,916
30/6/2005	121,474	4,972	32,022	158,468
Change 30/6/2006 - 30/6/2005 (%)	+9.5	+27.2	+64.2	+21.1

ALLOCATED CAPITAL (€/mil)
First half 2006	7,474	1,392	3,943	12,809
First half 2005	6,655	1,304	3,442	11,401
Change first half 2006 / First half 2005 (%)	+12.3	+6.7	+14.6	+12.3

ANNUALIZED PROFITABILITY (%)
First half 2006	24.6	36.1	n.s.	17.8
First half 2005	21.1	31.9	n.s.	15.7

EMPLOYEES
30/6/2006	34,256	2,720	5,671	42,647
30/6/2005	33,888	2,539	5,590	42,017
Change 30/6/2006 - 30/6/2005 (%)	+1.1	+7.1	+1.4	+1.5

(1) Includes netting and consolidation entries.

(2) Excluding Banca IMI group.

Where necessary, the statement of income for the first half of 2005 and the operating data as at 30 June 2005 have been reworked for the purposes of uniformity, to take into account both the integrations made by the European Commission on some international accounting standards subsequent to the publication of the 2005 Half Year Report, and the business structure.

Criteria for calculating the profitability of the Business Sectors

The statement of income for the Business Sectors has been drawn up in the following way:

•                  for those Sectors whose activities are carried out both by the Parent Bank and by its subsidiaries, the Parent Bank accounts attributable to the relevant Sector have been consolidated with the income statement line items of its subsidiary companies. In particular, the attribution to individual Sectors of Parent Bank line items has been made on the basis of the following principles:

-                    net interest income has been calculated using appropriate Internal Transfer Rates;

-                    in addition to real commissions, notional commissions for services rendered between business units have also been quantified;

-                    the direct costs of each Sector have been calculated and the costs of central structures other than those attributable to holding company functions have been allocated to the same Sectors. It should be noted that the allocation of costs for services provided to the operating business units by head office was made on the basis of standard prices, allocating to head office the difference between costs effectively sustained and costs allocated. This method is aimed at making the central structures responsible for the recovery of efficiency;

•                  for those Sectors whose activities are carried out entirely by subsidiaries, the income statements of the companies are reported in terms of their contribution to the consolidated results of the Group, net of minority interest and after posting of consolidation attributable to the Sector.

Furthermore, each Sector has been attributed the average absorbed capital on the basis of the current risks (credit, market and operational) calculated according to the VaR (Valued at Risk) approach; these risks are covered entirely by the primary capital. The only exception is Banca Fideuram, that operates in the Savings and Assurance sector, for which, as it is a listed company, reference has been made to accounting net shareholders’ equity at the end of the year (excluding income), in line with the practice for the Group.

Profitability of each Sector has been expressed in terms of RORAC (Return On Risk Adjusted Capital), relating the Sector’s contribution to the net profit of the Group to the amount of average absorbed capital measured according to VaR. Concerning Savings and Assurance, profitability has been calculated relating the contribution of the Sector to the Group net profit to the amount of accounting net shareholders’ equity of Banca Fideuram and the average absorbed capital of EurizonVita (formerly Assicurazioni Internazionali di Previdenza – A.I.P.) and Sanpaolo IMI Asset Management.

Net profit first half 2006 by Business Sector (€/mil)

Allocated capital first half 2006 by Business Sector

Initiatives and Results of the Business Sectors

Banking

Banking constitutes the core business of the Group and the reference point for the definition, development and coordination of the commercial strategies of the entire Group network. The Sector is divided into the Retail & Private, Corporate and Wholesale business lines, and comprises the companies IMI Investimenti, for the management of large industrial investments, Sanpaolo IMI Private Equity, Sanpaolo Bank (Luxembourg), dealing with international private banking, Sanpaolo Fiduciaria, and GEST Line S.p.A., responsible for Group tax collection activities.

The current organizational structure is distributed across 20 territorial areas/directorates of the network banks, responsible for the coordination of Market operations and branches, and improving the effectiveness of initiatives targeting customers on the basis of the specific needs of the territory of reference, by taking advantage of the direct relationship with the customer base.

Employing 80% of the Group’s workforce, Banking generated 83% of total intermediary funds and 81% of consolidated revenues. In the first half of 2006, Banking confirmed its absorption of Group capital of 58%. The Sector also recorded a considerable rise in net profits (+30.6%) which, when coupled with the 12.3% rise in absorbed capital, resulted in rise of over three percentage points in annualized RORAC (24.6%) compared to the same period of last year. Overall, core business activities contributed 81% of consolidated net profit. Alongside this, there was fall of 3.4 percentage points in the cost/income ratio, seen in improvements in efficiency achieved through a growth in revenues coupled with contained growth in operating costs.

A more detailed analysis of these figures is provided below under the business lines in which the Sector is organized. It should be highlighted that customer financial assets and net loans to customers rose by 5.6% and 11% respectively on an annual basis. Net interest income rose 8.8% and, together with the recovery made in other revenues typical of commercial banks and greater proceeds recorded by the Wholesale line, gave rise to an increase of 10.6% in total operating income. This performance led to a 25.9% increase in pre-tax operating profit, in the context of a slight fall in adjustments to loans and a 3.8% growth in operating costs compared to the first half of 2005. Net of taxation accruing to the period, net profits for the period totaled 918 million euro, compared to the 703 million recorded in the first six months of 2005, as reworked pro forma.

Retail & Private

The Retail & Private business line provides services targeting a customer base comprised of families, small businesses and private clients, and is supported by direct channels such as Internet, ‘phone and mobile banking for retail customers and the Links Sanpaolo remote banking station for small businesses.

The business line also includes Neos Banca (formerly Finemiro Banca), specialized in customer credit, and Farbanca, the on-line bank for the pharmaceutical and health-care sector.

Total operating income for Retail & Private rose by 9.6% over the same period of the previous year, mainly due to a rise in net interest income which benefited from an extension of the markdown on deposits as a result of the rise in money market rates, and the growth in net commissions, due primarily to the placement of asset management products and dealing activities by the commercial banks.

Revenue performance was reflected in a 20.7% rise in net profit that amounted to 431 million euro. On the other hand, operating costs, especially personnel costs, which make up around half of the business line’s costs, and other administrative costs rose in comparison to the same period of 2005 in relation to investments in support of the commercial network. Retail & Private employs 23,001 people, representing 54% of the Group’s workforce.

Intermediary funds, making up almost half those of the Group, rose by 5.1% compared to end-June 2005, thanks to the growth in customer loans (+15.3%) and, to a lesser degree, in financial assets (+3.2%). The trend in the latter is mainly attributable to direct deposits, which grew 10.2% over the twelve months. Indirect deposits benefited from the high volumes in asset management and compensated for the fall in asset administration. With regard to asset management, fund-based portfolio management rose by slightly less than 20% and structured bond funds recorded placements for around 800 million euro in the first half of the year.

Retail & Private absorbed 16% of the Group’s capital, a relative fall compared with the same period of last year. In absolute terms, the small rise in absorbed capital can be attributed to modest risk profile of new loans undertaken. Annualized profitability, up to 42.7% from the 35.8% of the first six months of 2005, benefited from the rise in net income.

Retail & Private operates through 3,018 branches and a further 175 operating points of the Group’s commercial banks spread across 44 Markets. More specifically, Northern and Central regions and the Islands are covered by 1,412 Sanpaolo operating points, Southern Italy by 718 Sanpaolo Banco di Napoli operating points and the North East, Emilia and the Adriatic area by 1,063 operating points of Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio in Bologna, Cassa di Risparmio di Venezia, Friulcassa and Sanpaolo Banca dell’Adriatico. Added to these are the 26 branches of Neos Banca and Farbanca.

Retail branches are structured into service-based modules for personal, family and small business customers, which respectively comprise customers with significant financial resources, families and self-employed professionals, small companies, shopkeepers and craftsmen. As a result of the new level of segmentation introduced as of 1 January 2006, the small business segment now includes business concerns with a turnover of less than 2.5 million euro or with loan facilities of less than one mil-

Banking

			Change
			first half 2006 /
	First half	First half	First half 2005
	2006	2005 pro forma	pro forma (%)
STATEMENT OF INCOME (€/mil)
Net interest income	1,888	1,735	+8.8
Net commissions	1,305	1,233	+5.8
Income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities	28	21	+33.3
Dividends and income from other financial assets and liabilities	279	151	+84.8
Profits (losses) on equity shareholdings	28	50	-44.0
Income from insurance business	—	—	—
Total operating income	3,528	3,190	+10.6
Net adjustments to loans	-244	-248	-1.6
Net adjustments to other financial assets	—	-1	n.s.
Net operating income	3,284	2,941	+11.7
Personnel costs	-1,084	-1,031	+5.1
Other administrative costs	-715	-697	+2.6
Net adjustments to tangible and intangible assets	-12	-16	-25.0
Operating costs	-1,811	-1,744	+3.8
Other net income (expenses)	15	20	-25.0
Impairment of goodwill	—	—	—
Profits (losses) from disposals of investments	—	—	—
Net provisions for risks and charges	-24	-54	-55.6
Pre-tax operating profit	1,464	1,163	+25.9
Taxes for the period	-589	-449	+31.2
Profits (losses) on discontinued operations	44	-9	n.s.
Profit attributable to minority interests	-1	-2	-50.0
Net profit	918	703	+30.6

REVENUES FROM THE SECTOR (€/mil)	3,528	3,190	+10.6
INCOME FROM THE SECTOR (€/mil)	1,464	1,163	+25.9

ALLOCATED CAPITAL (€/mil)	7,474	6,655	+12.3
RATIOS (%)
Annualized profitability	24.6	21.1
Cost / Income ratio	51.3	54.7

			Change
		30/6/2005	30/6/06-30/6/05
	30/6/2006	pro forma	pro forma (%)
OPERATING DATA (€/mil)
Intermediary funds	463,039	431,989	+7.2
Customer financial assets	323,351	306,186	+5.6
- direct deposits	107,835	99,507	+8.4
- asset management	102,615	100,113	+2.5
- mutual funds and fund-based portfolio management	67,365	66,134	+1.9
- portfolio management	5,485	5,173	+6.0
- life technical reserves and financial liabilities	29,765	28,806	+3.3
- asset administration	116,158	109,725	+5.9
- netting	-3,257	-3,159	+3.1
Net asset management flows	86	3,521
Net loans to customers excluding NPLs	139,688	125,803	+11.0
Total interest-earning assets (1)	154,876	138,407	+11.9
Total interest-bearing liabilities (1)	133,009	121,474	+9.5
OPERATING STRUCTURE
Employees	34,256	33,888	+1.1
Domestic branches	3,093	3,043	+1.6
Foreign branches and representative offices	146	130	+12.3

(1) Excluding Banca IMI group.

lion euro. The larger retail branches also operate private customer service modules designed to improve and extend the territorial coverage of the network of operating points targeting the private banking segment.

In line with strategic initiatives, the first half of the year saw the introduction of a project aimed at finalizing the offer of services by redefining the service module for the various segments.

With regard to the personal and family segments, the area/Market structure saw:

•                  the introduction of a personal area officer to support customer managers in all the commercial initiatives concerning the module, in the use of the instruments, and in training requirements, thereby promoting best practices and a methodology of team work;

•                  the start of the introduction of a banking area officer for personal and family customers to support the managers of smaller branches in the overall management of commercial priorities in the use of base instruments and training requirements.

With regard to the small business segment, a reviewed model was launched with the introduction of a new level of segmentation for small business and corporate customers. More specifically:

•                  the position of local small business manager for the area/Market was established, responsible for the smaller branch area and acting as a support for the manager, in an effort to improve and optimize management of the existing customer base and, above all, supervise and protect the territory of reference in a more consistent and marked way;

•                  the presence of small business managers was extended to branches with at least 70 trusted relations, with the aim of strengthening supervision and development of the segment.

The first six months of the year saw the launch of a branch restyling project involving the establishment of a system to improve branch signs and window arrangements, and the layout of the branches to offer greater communication. Over the next three years, along with the introduction of the organizational model, around 650 initiatives will be launched, including new openings and the modernization of network branches.

As regards offers, initiatives in the first half concerned: the launch of two new “absolute return” compartments for Luxembourg funds; the broadening of the “GP Private Solution” portfolio management through the introduction of new components; the issue of “Sanpaolo Futura Capitale” and “Sanpaolo Futura Reddito” – traditional life products with guaranteed capital and minimum profit; the placement of four index-linked “Blue Profits” policies; the revaluation of the unit-linked “Sanpaolo All” policies; the placement of three series of fund-based bonds called “Strategia Dinamica”; the launch of the new “Prestito Sanpaolo” loan initiative, which offers retail banking customers new options for financial flexibility; the launch of “Domus Equity” to support the financial needs of families not related to home buying; the launch of a new line of mortgage loans at fixed, variable and balanced rates, with high “loan to value” promoted under the Neos Banca trading name; the issue of special financial products for private and small business customers, designed to finance investments for the creation/installation of plant systems for the production of renewable energy; the launch of the new “Sanpaolo Card Revolving” credit card; the creation of self-service machines at the stations of the Turin Underground to buy tickets by debit, credit and pre-paid cards; improving the efficiency of self-banking by expanding the ATM Web MTA and ATM Web services; the launch of new services for Public Entities.

On the occasion of the Turin 2006 Olympic and Paralympic Winter games, the special “Desk Olimpico Straordinario” was set up to assist customers with regard to credit and debit cards, ATMs and Points of Sale installed in areas involved in the Games, and a free help service was launched for traders participating in the Sanpaolo e-shopping service.

During June, the 9th PattiChiari (“Clear Deals”) initiative was launched for financial investments with the aim of highlighting the specific financial needs of customers and providing more information on investment decisions.

With a view to capitalizing on investments made over the last few years in tools and training for investment advice, customer profiling initiatives were relaunched in the first half of 2006. The assignment of a financial profile to customers constitutes an essential preliminary task in order to offer customers products and services tailored to their financial needs.

The foundations were laid for the introduction of new commercial procedures aimed at boosting cross-selling potential and the acquisition and retention of new customers. In particular, with regard to the family and personal segments, initiatives were launched to boost “data mining” and Customer Relationship Management (CRM) capacity in central units, whilst staff numbers were increased for the telephone contact unit which was begun to support branches in contacting customers. For the small business segment, BWS.com, the new web portal at the service of customer managers, which integrates tools supporting customer portfolio analysis, commercial growth and risk management, was launched in the first half of the year.

The first half of the year also saw the start of the Commercial Plan involving action planning at local and central levels (“campaigns”). More in detail, 24 central campaigns were launched, focused on the acquisition of new customers (net customer flows at the end of June topped 30,000) and the introduction of savings, assurance and loans products for personal and family customers. Cross-selling initiatives were pursued through the notifications system and retention rates improved, with customer leaving rates falling considerably compared to the average of previous years.

In order to maximize the potential effectiveness of the initiatives introduced, attention was focused on staff training, with a view to further boosting the professionalism underlying customer-oriented services and the sales capacity of network employees. Initiatives have been planned for the year targeting customer managers and the new branch officers.

Retail & Private

			Change
			first half 2006 /
	First half	First half	First half 2005
	2006	2005 pro forma	pro forma (%)
STATEMENT OF INCOME (€/mil)
Net interest income	1,121	974	+15.1
Net commissions	1,005	969	+3.7
Income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities	5	2	+150.0
Dividends and income from other financial assets and liabilities	19	17	+11.8
Profits (losses) on equity shareholdings	—	—	—
Income from insurance business	—	—	—
Total operating income	2,150	1,962	+9.6
Net adjustments to loans	-94	-91	+3.3
Net adjustments to other financial assets	—	—	—
Net operating income	2,056	1,871	+9.9
Personnel costs	-706	-680	+3.8
Other administrative costs	-569	-546	+4.2
Net adjustments to tangible and intangible assets	-2	-4	-50.0
Operating costs	-1,277	-1,230	+3.8
Other net income (expenses)	2	9	-77.8
Impairment of goodwill	—	—	—
Profits (losses) from disposals of investments	—	—	—
Net provisions for risks and charges	-12	-17	-29.4
Pre-tax operating profit	769	633	+21.5
Taxes for the period	-338	-276	+22.5
Profits (losses) on discontinued operations	—	—	—
Profit attributable to minority interests	—	—	—
Net profit	431	357	+20.7
ALLOCATED CAPITAL (€/mil)	2,017	1,995	+1.1
RATIOS (%)
Annualized profitability	42.7	35.8
Cost / Income ratio	59.4	62.7

			Change
		30/6/2005	30/6/06-30/6/05
	30/6/2006	pro forma	pro forma (%)
OPERATING DATA (€/mil)
Intermediary funds	273,518	260,136	+5.1
Customer financial assets	225,386	218,400	+3.2
- direct deposits	62,762	56,953	+10.2
- asset management	102,185	99,519	+2.7
- mutual funds and fund-based portfolio management	67,080	65,630	+2.2
- portfolio management	5,340	5,083	+5.1
- life technical reserves and financial liabilities	29,765	28,806	+3.3
- asset administration	60,439	61,928	-2.4
Net asset management flows	64	3,380
Net loans to customers excluding NPLs	48,132	41,736	+15.3
Total interest-earning assets	49,082	42,321	+16.0
Total interest-bearing liabilities	67,770	60,971	+11.2
OPERATING STRUCTURE
Employees	23,001	22,886	+0.5
Domestic branches	3,044	2,999	+1.5

Corporate

Corporate is the Banking business line dedicated to company customers. It comprises the Companies Division, which focuses on small and medium enterprise management, and Sanpaolo Leasint, active in the leasing compartment.

Corporate intermediary funds continued the upward trend of last year, with an increase of 13.2% on an annual base, attributable to both loan activity (+15.3%) and deposits (+7.6%). Driven by commercial initiatives promoting loan facilities for business, the trend was a hard-earned success given the current glut in credit facility offers that has exacerbated competition in the reference market and reduced credit spreads.

Revenues increased 11.8% over the first half of 2005, mainly due to the rise in commissions and income from other financial assets and liabilities that benefited from the success of interest and exchange rate derivatives targeted at businesses. Net interest income rose by 6.2%, driven by the positive contribution of operating volumes which effectively contrasted the erosion of the mark-up on corporate counterparties.

Net operating income, up 13.2%, felt the effects of the moderate increase in adjustments to loans. With operating costs basically stable, operating profit amounted to 293 million euro compared to the 223 million recorded in the first six months of 2005.

Net profit totaled 166 million euro, up 33.9% on the same period of last year.

Corporate absorbed 23% of the Group’s capital, in line with the first half of 2005. In absolute values, allocated capital rose as a result of the growth in loan facilities to businesses recorded in the period. The growth in capital absorbed was fully compensated by profit trends, which brought about an almost two percentage point rise in annualized profitability, as expressed in terms of RORAC, which grew to 11.4%. The business line employs 3,916 people, representing 9% of the Group’s workforce.

Equally important were the improvements in efficiency, with the cost/income ratio down over four percentage points compared to the same period last year, settling at 38.9%.

In the first half of 2006, business with companies (with a turnover of over 2.5 million euro or total loan facilities over one million euro) was aimed at supporting the development strategy of the industrial plan.

The organizational structure and commercial supervision were strengthened to improve operational efficiency and business effectiveness. Criteria to identify target customers were reviewed and the territorial presence rationalized in the various geographical areas to exploit proximity to clients and streamline the decision-making processes.

Distribution, based on a network of 252 operating points and over 1.000 customer managers, was put into place with the introduction of specialist structures spread over the various market supervisors and dedicated to supporting the company branches in the offer of products and services with the highest added value. Overall, more than 200 product developers and specialists were put into place in the various business areas.

Furthermore, starting from the beginning of the year, an organizational structure has been activated with the aim of developing relations with high potential customers, with a view to becoming the point of reference for their commercial banking needs and, through the specialized companies of the Group, for investment banking.

In order to ensure sustainable growth of the business line, plans were intensified to strengthen the offer of products and services, in addition to the commercial development of the various business areas.

Innovative solutions were also launched in the financing sector, dedicated to supporting energy-environmental investment, together with the earlier successful initiatives in research and development and new technologies. Moreover, a further boost was given to relations with credit consortia through partnership agreements aimed at maximizing synergies with the Bank in the financial backing of small- and medium-sized enterprises.

Overall, medium-/long-term financing amounted to some four billion euro in the first half of the year.

Commercial development of derivative products continued with an offer aimed at meeting the specific requirements of the counterparties. Over the six months, the number of customer rose to more than 4,000.

Particular attention was given to broadening the customer base with the preparation of an initiative aimed at targeting the potential market and defining a specific commercial offer. There was a positive trend in the number of customers with a net inflow of more than 400 units.

In the area of trade and commercial finance, an innovative project was started to make available services based on the specific requirements of the customers. Moreover, following the definition of the reference regulations, the prototype phase was concluded for an electronic invoicing service, which will be offered to the public at the end of the year.

A project was also started to define a commercial offer for the management of business structural liquidity.

Training was mostly concentrated on the growth and strengthening of competencies of employees dedicated to the new specialist structures and actions also continued in the network branches on technical-commercial themes connected to the development of support instruments. Some 5,700 training days were held during the half year.

Corporate

			Change
			first half 2006 /
	First half	First half	First half 2005
	2006	2005 pro forma	pro forma (%)
STATEMENT OF INCOME (€/mil)
Net interest income	497	468	+6.2
Net commissions	142	126	+12.7
Income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities	—	—	—
Dividends and income from other financial assets and liabilities	71	41	+73.2
Profits (losses) on equity shareholdings	—	—	—
Income from insurance business	—	—	—
Total operating income	710	635	+11.8
Net adjustments to loans	-134	-126	+6.3
Net adjustments to other financial assets	—	—	—
Net operating income	576	509	+13.2
Personnel costs	-133	-133	—
Other administrative costs	-143	-139	+2.9
Net adjustments to tangible and intangible assets	—	-1	n.s.
Operating costs	-276	-273	+1.1
Other net income (expenses)	7	7	—
Impairment of goodwill	—	—	—
Profits (losses) from disposals of investments	—	—	—
Net provisions for risks and charges	-14	-20	-30.0
Pre-tax operating profit	293	223	+31.4
Taxes for the period	-127	-99	+28.3
Profits (losses) on discontinued operations	—	—	—
Profit attributable to minority interests	—	—	—
Net profit	166	124	+33.9
ALLOCATED CAPITAL (€/mil)	2,920	2,577	+13.3
RATIOS (%)
Annualized profitability	11.4	9.6
Cost / Income ratio	38.9	43.0

			Change
		30/6/2005	30/6/06-30/6/05
	30/6/2006	pro forma	pro forma (%)
OPERATING DATA (€/mil)
Intermediary funds	98,879	87,341	+13.2
Direct deposits	16,008	14,872	+7.6
Net loans to customers excluding NPLs	51,388	44,554	+15.3
Total interest-earning assets	52,580	45,738	+15.0
Total interest-bearing liabilities	19,911	18,075	+10.2
OPERATING STRUCTURE
Employees	3,916	3,956	-1.0
Domestic branches	44	41	+7.3

Wholesale

The Wholesale business line comprises: the Investment Banking Division, under Banca IMI and the Structured Finance unit; the Large Groups Division, responsible for managing relations with leading groups of national and international standing; the International Division, including the international network of the Parent Bank with regard to corporate lending activities, the Irish subsidiary Sanpaolo IMI Bank Ireland, and Sanpaolo IMI Internazionale, responsible for Group operations in Central and Eastern Europe; and the Public Authorities and Entities Division, concerned with the development of relations with the government offices and institutions of reference, operating through Banca OPI and the financial shareholding FIN.OPI.

Intermediary funds for the Wholesale business line rose 8% on an annual basis, underlining the continuing recovery of business initiatives that started in 2005. The performance was driven mainly by the trend in international funds, as well as in the compartments of investment banking and large groups. Net loans to customers rose 3.7% due to high growth in international activities and a drop in financing to the public sector and in loans connected to investment banking.

Revenues rose 32.8% over the first half of 2005. Major contributions came from the investment banking and international compartments. The contribution to total operating income of the public authorities and entities compartment was in line with the values for the first six months of 2005.

Net operating income, up 39.8%, benefited from a significant fall in adjustments to loans. In spite of the rise in operating costs (+12.8%), linked to personnel and other operating costs, operating profit was 327 million euro, higher than the 205 million recorded in the first six months of 2005. Personnel grew by 3% over the twelve months, mainly in the foreign branches of the Parent Bank and the East European banks, bringing the number of employees in the business line to 3,092, equal to 7% of the Group’s workforce.

Net profit totaled 218 million euro, up 41.6% over the same period of last year.

Capital absorbed by the Wholesale line, representing 17% of the Group’s capital, grew 31.9% as a result of the rise in activities, which led to an increase in credit and operating risks. Profitability, expressed in terms of annualized RORAC, rose to 20.1% from the 18.8% in the first half of 2005.

The cost/income ratio, totaling 34.2%, fell by six percentage points compared to the same period of 2005.

Investment Banking and Large Groups

The Investment Banking Division comprises the activities of Banca IMI, the Group’s investment bank, and the Structured Finance unit, responsible for project financing and specialized structured lending; the Large Groups Division supervises larger customers.

In the first half of 2006, transactions within the investment banking and large groups divisions were characterized by the highly positive performance of Banca IMI. Total operating income increased 48.1%, thanks to a rise in all its components: net interest income, which benefited from a higher contribution from the Luxembourg subsidiaries, commission revenues, up due to the progressive centralization in Banca IMI of structured finance, income from other financial assets and liabilities which benefited from increased infra-Group transactions – the result of better operational integration between the distribution network and the product companies – and from the simplification of trading activities that were focused on the customer-driven business segment. As far as the various compartments are concerned, the biggest contributions to the rise in revenues came from market-making in exchange derivatives and trading brokerage on derivatives listed on the IDEM market. The rise in operating costs, especially personnel costs, in connection with the increase in variable retribution, and other administrative costs was lower than the rise in revenues, so net profit amounted to 108 million euro (+28.6% compared to the first half of 2005).

Banca IMI is one of the leading Italian financial operators, with a strong presence in share and bond placements, in extraordinary financial operations, and in securities trading. The mission of the bank is to offer specialist services to company and institutional customers, and develop structured products distributed through the Group’s network to retail and corporate customers.

Banca IMI confirmed its long-standing protection and control of share placements. More in detail, it acted as joint global coordinator and lead manager for the public offer and joint bookrunner for the institutional Bolzoni offer, also acting as sponsor for the company, and, as global coordinator and lead manager in the public offer and bookrunner for the institutional offer in the Fondo Immobiliare Atlantic 1 offer, as well as being sponsor, specialist and financial broker. During the half year, the bank acted as joint lead manager in the public offer and co-lead manager for the institutional offer for the Saras offer and was part of the public offers for Marazzi and Ansaldo STS. Moreover, Banca IMI was joint bookrunner for the private placement of FIAT shares deriving from the convertible facility held by SANPAOLO IMI and, as sole bookrunner, for a private placement of 5.2% of the company capital of Mondo Home Entertainment and 2.4% of the capital of I.Net. As part of the reconstruction of the floating securities of Uniland, the bank drew up an equity swap contract with the current controlling shareholding of the company. Finally, Banca IMI acquired from Mariella Burani a mandate to act as specialist on the STAR segment of the Italian Stock Exchange and from Centrale del Latte di Torino, Caleffi and Rgi a mandate for corporate broking, confirming its leading position in the sector.

In debt capital markets, Banca IMI maintained its leading position in the primary bond market. On behalf of banking customers, it acted as joint lead manager and bookrunner for senior issues of Veneto Banca, Banca Italease, Banca delle Marche, Banca Agrileasing, Cassa di Risparmio di Bolzano and SANPAO-

Wholesale

			Change
			first half 2006 /
	First half	First half	First half 2005
	2006	2005 pro forma	pro forma (%)
STATEMENT OF INCOME (€/mil)
Net interest income	208	192	+8.3
Net commissions	92	85	+8.2
Income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities	23	18	+27.8
Dividends and income from other financial assets and liabilities	171	91	+87.9
Profits (losses) on equity shareholdings	20	1	n.s.
Income from insurance business	—	—	—
Total operating income	514	387	+32.8
Net adjustments to loans	-15	-30	-50.0
Net adjustments to other financial assets	—	—	—
Net operating income	499	357	+39.8
Personnel costs	-99	-84	+17.9
Other administrative costs	-69	-63	+9.5
Net adjustments to tangible and intangible assets	-8	-9	-11.1
Operating costs	-176	-156	+12.8
Other net income (expenses)	4	3	+33.3
Impairment of goodwill	—	—	—
Profits (losses) from disposals of investments	—	—	—
Net provisions for risks and charges	—	1	n.s.
Pre-tax operating profit	327	205	+59.5
Taxes for the period	-108	-49	+120.4
Profits (losses) on discontinued operations	—	—	—
Profit attributable to minority interests	-1	-2	-50.0
Net profit	218	154	+41.6
ALLOCATED CAPITAL (€/mil)	2,165	1,641	+31.9
RATIOS (%)
Annualized profitability	20.1	18.8
Cost / Income ratio	34.2	40.3

			Change
		30/6/2005	30/6/06-30/6/05
	30/6/2006	pro forma	pro forma (%)
OPERATING DATA (€/mil)
Intermediary funds	66,105	61,236	+8.0
Direct deposits	22,051	19,199	+14.9
Net loans to customers excluding NPLs	38,210	36,842	+3.7
Total interest-earning assets (1)	46,751	42,470	+10.1
Total interest-bearing liabilities (1)	36,682	31,312	+17.1
OPERATING STRUCTURE
Employees	3,092	3,003	+3.0
Domestic branches	5	3	+66.7
Foreign branches and representative offices	145	129	+12.4

(1) Excluding Banca IMI group.

LO IMI and subordinated issues for Banche Popolari Unite and Carige. For corporate customers, it acted as joint lead manager and bookrunner in issues for Fidis, Ge Capital and Hera. Finally, the bank held major mandates for transactions on behalf of local and regional entities, including the City of Palermo and the Region of Campania, which were concluded with a highly successful benchmark issue on international markets.

On the advisory front, Banca IMI took part in the merger by incorporation of AMGA in AEM Torino, which will result in the largest utility company in the North West, and supported Aeroporti Holding in the purchase of 5% of the “Gugliemo Marconi” airport in Bologna. In the sale of the F.lli Elia group, a leader in integrated logistics for the automotive industry, the bank acted as advisor to the seller and oversaw the organization and structuring of the purchase financing. Banca IMI also successfully concluded the advisory service for Fondi L Capital and Ergon Capital Partners in the disposal to a group of financial investors of the majority share of the Stroili Oro group, the Italian leader for the distribution of “affordable luxury” goods. The bank also supported Holding Erre in the purchase from Masco Corporation of Aran World, a furniture company, and Itac e Fimatex in the acquisition of CDW, an industrial washing-machine company.

With regard to structured finance, carried out with the co-operation, and in support of, the Group network and banking customers, 14 new transactions were finalized. In more detail, the bank managed the reduction of SANPAOLO IMI’s overall exposures with the Weather/Wind group, operating on the secondary and derivatives market. Again with reference to the Weather/Wind group, Banca IMI took part in the refinancing of the Weather collateral loan. Other transactions concluded in the half year include finance acquisition deals in connection with Infa Labochim, Esaote, Rissa, Beni Stabili and Safilo, the project financing deals for the construction of a petrochemical plant in Kuwait and the construction and management of an aluminum plant in Oman.

The half year also saw the continuation of activities in support of the Sanpaolo networks in relation to rate and exchange derivatives for companies and bonds for retail customers; in the first six months of the year, Banca IMI oversaw the issue of two new Strategia Dinamica Bonds and, with regard to life policies, the issue of two ZC Bonds. There were also some important actions in the public authorities sector, carried out in collaboration with Banca OPI, particularly in the restructuring of the liabilities of major public entities such as the Municipality of Turin and the City of Naples.

With regard to large groups, the reference market was characterized by increasing commercial competition, especially concerning the traditional loan sector, also in relation to rising liquidity of the loan system. At the end of June 2006, loans in this compartment amounted to 6.8 billion euro, a rise of 4.6% on an annual basis.

Activities in the first half of the year were focused on maintaining satisfactory levels of profitability and the parallel tutelage of the quality of the portfolio, also through the progressive reduction of risks for counterparties with a lower credit standing.

At the same time, in operating terms and in addition to the refinancing of the main loan facilities expiring during the period, greater attention was paid to the offer of risk-free services with higher added value to compensate for the drop in financial margins on loans.

International

The International Division is responsible for the international banking activities of the Parent Bank and foreign subsidiary banks. It manages the segment relating to customers operating on foreign markets and develops services on foreign markets for national businesses, whilst promoting and managing relations with counterpart banks. Sanpaolo IMI Internazionale, controlling stake holder in the Hungarian Inter-Europa Bank (85.9%) and in Sanpaolo IMI Bank Romania (98.6%), as well as being responsible for the operational controlling of the Slovene bank Banka Koper and Banca Italo Albanese, in which the Parent Bank holds a 63.9% and 76.1% share respectively, reports directly to the Division.

The distribution network directly covers 34 countries, constituting the international network of the Parent Bank made up of 13 wholesale branches, the Irish subsidiary Sanpaolo IMI Bank Ireland, 19 representative offices and two operating desks, together with the 112 branches of the subsidiary banks operating in Central and Eastern Europe.

The first half of 2006 saw the continuation of initiatives in line with the mission, focused on supporting the internationalization of Italian businesses, promoting and assisting foreign multinationals in their investments and operations in European markets (with priority given to the Italian market), maximizing the opportunities for cross-selling with the Group’s product factories, operating as a “domestic bank” in new, fast growing markets, and extending relations with counterpart banks.

With the completion of formalities and having obtained the necessary authorizations from the relevant regulatory authorities, the acquisition of Banca Italo Albanese was brought to a successful close on 10 May 2006.

Furthermore, procedures were started for the purchase offer for Panaonska Banka, a bank listed on the Belgrade exchange with a network of 65 branches. The operation, finalized on 28 July, is part of the selective development of the Group’s presence in the rapidly growing markets of Central-South Eastern Europe.

In the first half of 2006, international activities grew significantly in all profit margins and operating volumes. Intermediary funds rose 44.4% on an annual basis thanks to the positive performance of both direct deposits and loans to

Investment Banking and Large Groups

			Change
			first half 2006 /
	First half	First half	First half 2005
	2006	2005 pro forma	pro forma (%)
STATEMENT OF INCOME (€/mil)
Net interest income	85	69	+23.2
Net commissions	47	39	+20.5
Income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities	—	—	—
Dividends and income from other financial assets and liabilities	137	76	+80.3
Profits (losses) on equity shareholdings	5	1	n.s.
Income from insurance business	—	—	—
Total operating income	274	185	+48.1
Net adjustments to loans	-6	-14	-57.1
Net adjustments to other financial assets	—	—	—
Net operating income	268	171	+56.7
Personnel costs	-52	-40	+30.0
Other administrative costs	-40	-36	+11.1
Net adjustments to tangible and intangible assets	-3	-4	-25.0
Operating costs	-95	-80	+18.8
Other net income (expenses)	—	—	—
Impairment of goodwill	—	—	—
Profits (losses) from disposals of investments	—	—	—
Net provisions for risks and charges	—	—	—
Pre-tax operating profit	173	91	+90.1
Taxes for the period	-65	-7	n.s.
Profits (losses) on discontinued operations	—	—	—
Profit attributable to minority interests	—	—	—
Net profit	108	84	+28.6
ALLOCATED CAPITAL (€/mil)	1,105	842	+31.2
RATIOS (%)
Annualized profitability	19.5	20.0
Cost / Income ratio	34.7	43.2

			Change
		30/6/2005	30/6/06-30/6/05
	30/6/2006	pro forma	pro forma (%)
OPERATING DATA (€/mil)
Intermediary funds	26,935	25,855	+4.2
Direct deposits	11,530	10,353	+11.4
Net loans to customers excluding NPLs	9,983	10,748	-7.1
Banca IMI S.p.A. intermediary volumes
- trading	247,896	308,002	-19.5
- sales	110,819	93,543	+18.5
- repurchase agreements	573,725	878,328	-34.7
- placements	4,359	4,081	+6.8
OPERATING STRUCTURE
Employees	624	645	-3.3
Domestic branches	1	1	—
Foreign branches and representative offices	1	1	—

customers. Revenues, up 34.2% over the same period for 2005, benefited from income from the disposal of non-performing loans “Hawaii 125” at the Nassau branch by the Parent Bank and profits from the disposal of shareholdings held by Banka Koper. In the light of this trend in revenues, operating costs remained basically the same as the first six months of 2005. Net profit more than doubled, totaling 57 million euro, and profitability rose to 25.8% from the 17.8% of the first half of last year.

Public Authorities and Entities

The Public Authorities and Entities Division, operating through Banca OPI, is responsible for advisory activities and the medium-

International

			Change
			first half 2006 /
	First half	First half	First half 2005
	2006	2005 pro forma	pro forma (%)
STATEMENT OF INCOME (€/mil)
Net interest income	65	59	+10.2
Net commissions	44	44	—
Income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities	10	—	n.s.
Dividends and income from other financial assets and liabilities	16	8	+100.0
Profits (losses) on equity shareholdings	14	—	n.s.
Income from insurance business	—	—	—
Total operating income	149	111	+34.2
Net adjustments to loans	-9	-11	-18.2
Net adjustments to other financial assets	—	—	—
Net operating income	140	100	+40.0
Personnel costs	-36	-35	+2.9
Other administrative costs	-21	-21	—
Net adjustments to tangible and intangible assets	-5	-5	—
Operating costs	-62	-61	+1.6
Other net income (expenses)	4	2	+100.0
Impairment of goodwill	—	—	—
Profits (losses) from disposals of investments	—	—	—
Net provisions for risks and charges	—	1	n.s.
Pre-tax operating profit	82	42	+95.2
Taxes for the period	-24	-13	+84.6
Profits (losses) on discontinued operations	—	—	—
Profit attributable to minority interests	-1	-2	-50.0
Net profit	57	27	+111.1
ALLOCATED CAPITAL (€/mil)	442	303	+45.9
RATIOS (%)
Annualized profitability	25.8	17.8
Cost / Income ratio	41.6	55.0

			Change
		30/6/2005	30/6/06-30/6/05
	30/6/2006	pro forma	pro forma (%)
OPERATING DATA (€/mil)
Intermediary funds	15,316	10,605	+44.4
Direct deposits	5,910	4,095	+44.3
Net loans to customers excluding NPLs	8,984	6,068	+48.1
OPERATING STRUCTURE
Employees	2,241	2,150	+4.2
Foreign branches and representative offices	144	128	+12.5

to long-term financing of public bodies and local public service agencies for the implementation of infrastructure projects.

During the half year, the Public Authorities and Entities market showed a slowing down in the issuing of loans due to political elections and uncertainty over the future direction of the new government with regard to local finance. Moreover, the level of competition increased, leading to a further reduction in the spreads, both in the Entities compartment and in the Public Authorities compartments. Nevertheless, results, in terms of

Public Authorities and Entities

			Change
			first half 2006 /
	First half	First half	First half 2005
	2006	2005 pro forma	pro forma (%)
STATEMENT OF INCOME (€/mil)
Net interest income	58	64	-9.4
Net commissions	1	2	-50.0
Income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities	13	18	-27.8
Dividends and income from other financial assets and liabilities	18	7	+157.1
Profits (losses) on equity shareholdings	1	—	n.s.
Income from insurance business	—	—	—
Total operating income	91	91	—
Net adjustments to loans	—	-5	n.s.
Net adjustments to other financial assets	—	—	—
Net operating income	91	86	+5.8
Personnel costs	-11	-9	+22.2
Other administrative costs	-8	-6	+33.3
Net adjustments to tangible and intangible assets	—	—	—
Operating costs	-19	-15	+26.7
Other net income (expenses)	—	1	n.s.
Impairment of goodwill	—	—	—
Profits (losses) from disposals of investments	—	—	—
Net provisions for risks and charges	—	—	—
Pre-tax operating profit	72	72	—
Taxes for the period	-19	-29	-34.5
Profits (losses) on discontinued operations	—	—	—
Profit attributable to minority interests	—	—	—
Net profit	53	43	+23.3
ALLOCATED CAPITAL (€/mil)	618	496	+24.6
RATIOS (%)
Annualized profitability	17.2	17.3
Cost / Income ratio	20.9	16.5

			Change
		30/6/2005	30/6/06-30/6/05
	30/6/2006	pro forma	pro forma (%)
OPERATING DATA (€/mil)
Net loans to customers excluding NPLs	19,243	20,026	-3.9
Disbursement in the period	2,650	3,384
Investments in customer securities (stock)	6,305	5,487	+14.9
Subscriptions of securities issued by customers (flows)	989	715
OPERATING STRUCTURE
Employees	227	208	+9.1
Domestic branches (1)	4	2	+100.0

(1)       The figure refers to the central operating centers of Banca OPI and does not include the (16) area supervisory structures of Public Authorities and Entities distributed across the country.

revenues and pre-tax operating profit, proved to be in line with those recorded for the same period last year. Net profit amounted to 53 million euro, up 23.3%, due to the positive effects of the new treatment of loan adjustments for the purposes of IRAP.

Banca OPI’s commercial policy has been aimed at strict selection of operations in terms of pricing, quality of assets and concentration of the loan portfolio. During the six months, new contracts were finalized for 2,399 million euro and financing disbursed for 2,650 million, of which more than a third in securities. As a result, the overall stock of customer loans stood at 25.5 billion euro at the end of the half year, making Banca OPI in the top Italian bank for public finance and testifying to the SANPAOLO IMI Group’s commitment to financing public investments.

The flow of new contracts on the domestic market in the first half of 2006 amounted to 1,489 million euro. The commercial promotion of Banca OPI products continued to rely on the contribution of dedicated and specialized professionals spread across the country whose task it is to set permanent consultan-cy relationships with the local public sector. These relations with the local area have led to a significant increase in liability management services offered to public customers through the remodeling and renegotiation of financial liabilities, also using derivative instruments. The first half of the year saw 40 new debt management transactions for a notional total of 1.3 billion euro.

In parallel to activities on the domestic market, operational and commercial development continued on international markets: contracts with foreign payees (excluding project finance) amounted to 527 million euro in the period, more than double that recorded in the first half of 2005; the growth trend is proof that penetration of international markets remains one of the primary goals of the bank for the future.

Finally, dynamic asset management continued, aimed at seizing the opportunities offered by market appreciation of good quality “Italian risk”. More in detail, mortgage disposals were concluded for a total of 420 million euro, which led not only to significant capital gain but also to a reduction of asset concentration, thereby favoring the development of new prospective transactions.

Project finance was confirmed as one of the bank’s distinctive traits and areas of excellence. In terms of economic conditions, the domestic market saw a progressive alignment of financing margins in project financing and construction financing (General Contractor) to the values recorded on the more mature partnership and private financial initiatives (PFI) markets, such as the Spanish and English ones, also as a result of the progressive consolidation of the legal contract framework pertinent to those initiatives. In relation to transactions, on the other hand, the market was influenced by the expected redefinition by the new government of the list of priority works and verification of the public finds available to cover the commitments.

Despite the uncertain climate, Banca OPI was awarded major roles in Italy as mandated lead arranger in the water, health building and local public transport sectors.

Although further recovery on the domestic market has not yet materialized, project financing was characterized by marked international activity due to underwriting transactions connected to the privatization of French highways. As a result, overall volumes of domestic and international contracts reached 383 million euro, up on the 345 million recorded in all of last year.

The other major distinguishing element of the bank is its activity as equity investor in the sector of infrastructures and public utilities, carried out through FIN.OPI. As leading shareholder in AEM Torino, and in view of the approved fusion of AEM with AMGA of Genoa, FIN.OPI acquired securities in the two public utilities so as to maintain a significant investment in the new company resulting from the merger, to be known as IRIDE S.p.A..

In conclusion, the launch of the new PPP Italia Fund entered its final stage with the lodging at the Bank of Italy of the regulation by the management company Fondaco SGR. FIN.OPI holds the twin position of sponsor and advisor in this new Fund that is aimed at institutional investors such as Italian and European foundations and large financial groups. It will have an investment capital of 120 million euro and will be the first in Italy to act in the risk capital of infrastructure projects in public-private partnerships.

Other Activities

On 28 February 2006, the Board of Directors of SANPAOLO IMI gave its approval to the project for the merger of Sanpaolo IMI Private Equity, the Group’s private equity arm, into IMI Investimenti, the finance company responsible for the management of large industrial equity shareholdings. The objective of the merger is to create a single specialist arm in the Group focused exclusively on the selection and management of equity investments in non-financial companies, and to build cost-saving synergies on the administrative front through the unification of central and corporate functions. The merger will be concluded in autumn and take accounting and fiscal effect as of 1 January 2006.

Other transactions completed by IMI Investimenti over the first quarter of 2006 included the disposal of Fincantieri shares to Fintecna, generating a capital gain of six million euro, and the acquisition from the Bracco group of a 100% stake in Esaote, involving an outlay of 20 million euro.

In addition, the company procedure leading to the concentration in Infragruppo S.p.A. of a 67% investment in Infracom Italia S.p.A. was concluded, under which IMI Investimenti conferred its total holdings (7.35%) to Infragruppo, receiving in return a 21.7% share in the new company.

With regard to closed-end funds managed by asset management companies (SGR) controlled by Sanpaolo IMI Private

Equity, in the first six months of the year the Fondo Mezzogiorno (Fund for South Italy) concluded investments of 10 million euro – representing a 45% share – in a company from Puglia, European leader in the production of control systems for railway networks. The Fund also underwrit an agreement with the Conserve Italia shareholding for an early way-out of the operation. On 4 July 2006, the latter exercised a call option on shares held by the financial partners at a price equivalent to the initial investment, increased on annual return of 8.5%.

The Fondo Nord Ovest Impresa (North-West Italy Corporate Fund) became a shareholder in a Milanese company that manages a network of employment agencies by subscribing to a capital increase of 3.1 million euro, corresponding to a share of 26%.

The Fondo Centro Impresa (Central Italy Corporate Fund) made investments of 3.6 million euro – corresponding to a 45% share – in a company from Emilia operating in the specialist fertilizer sector. By subscribing to a total capital increase of 4.8 million euro and the purchase of existing shares for 2.2 million, the Fund also acquired an 18% share of the company capital of a Rome company active in the design and realization of underground works.

At the beginning of April 2006, the necessary authorizations were obtained to close the transfer of Cardine Impresa and Eptasviluppo managed funds from Sanpaolo IMI Fondi Chiusi SGR to Alcedo SGR.

The half year also saw the start of the preparatory phase for the launch of a new private equity fund, dedicated to investments in small- and medium-sized enterprises with high growth potential in the North East of Italy. The fund, which is expected to be managed by Sanpaolo IMI Fondi Chiusi SGR, should have assets of between 40 and 60 million euro and a lifetime of ten years.

In July, regulation of respective positions over the exercise of the put option of 20% of the capital of AEFFE S.p.A. by the subsidiary LDV was successively agreed with the majority shareholders of AEFFE. The agreement will be concluded by the end of September.

Savings and Assurance

The insurance activities carried out by EurizonVita, asset gathering carried out by the financial planner networks of the Banca Fideuram group, targeting customers with medium to high savings potential, and asset management carried out through Sanpaolo IMI Asset Management all fall within the operating scope of Eurizon Financial Group – the subholding responsible for the Savings and Assurance sector for which, as illustrated in the chapter “Action Points and Initiatives in the Half Year”, a listing plan has been started that is expected to be completed in the autumn.

In the first half of 2006, total operating income for Savings and Assurance rose by 9.4% over figures recorded for the first half of 2005, driven primarily by the greater revenues recorded by EurizonVita, falling entirely within income from insurance business, and by the growth in net commissions recorded by Banca Fideuram and Sanpaolo IMI Asset Management. Operating costs grew by 9.9% in connection with Eurizon start-up costs and the strengthening of the governance and operating structure of EurizonVita, as well as new project initiatives and the advertising campaign by Banca Fideuram. Net profit for the period was 251 million euro, a 20.7% rise over first half 2005 figures. The figure was boosted by growth in revenues and the lack of non-recurrent provisions allocated by Banca Fideuram last year for risks connected to defaulted securities.

Operating figures show a growth in asset management (+3.8% compared to end-June 2005), thanks to the performance of mutual funds and portfolio management.

The Business Sector absorbed 11% of the Group’s shareholders’ equity, equal to 1,392 million euro, up 6.7% compared to the first half of 2005. Together with this figure, the increase in the contribution to net profit, representing 22% of the consolidated figure, brought about an increase in annualized profitability of 36.1% from the 31.9% of the first six months of 2005.

Savings and Assurance

			Change
			first half 2006 /
	First half	First half	First half 2005
	2006	2005 pro forma	pro forma (%)
STATEMENT OF INCOME (€/mil)
Net interest income	35	23	+52.2
Net commissions	416	374	+11.2
Income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities	2	2	—
Dividends and income from other financial assets and liabilities	-7	15	n.s.
Profits (losses) on equity shareholdings	—	—	—
Income from insurance business	193	170	+13.5
Total operating income	639	584	+9.4
Net adjustments to loans	-1	1	n.s.
Net adjustments to other financial assets	—	—	—
Net operating income	638	585	+9.1
Personnel costs	-119	-103	+15.5
Other administrative costs	-135	-122	+10.7
Net adjustments to tangible and intangible assets	-13	-18	-27.8
Operating costs	-267	-243	+9.9
Other net income (expenses)	4	15	-73.3
Impairment of goodwill	—	—	—
Profits (losses) from disposals of investments	—	—	—
Net provisions for risks and charges	-16	-50	-68.0
Pre-tax operating profit	359	307	+16.9
Taxes for the period	-77	-68	+13.2
Profits (losses) on discontinued operations	—	-2	n.s.
Profit attributable to minority interests	-31	-29	+6.9
Net profit	251	208	+20.7
REVENUES FROM THE SECTOR (€/mil)	639	584	+9.4
INCOME FROM THE SECTOR (€/mil)	359	307	+16.9
ALLOCATED CAPITAL (€/mil)	1,392	1,304	+6.7
RATIOS (%)
Annualized profitability	36.1	31.9
Cost / Income ratio	41.8	41.6

			Change
		30/6/2005	30/6/06-30/6/05
	30/6/2006	pro forma	pro forma (%)
OPERATING DATA (€/mil)
Asset management	153,238	147,563	+3.8
- mutual funds and fund-based portfolio management	103,725	99,138	+4.6
- portfolio management	4,950	4,395	+12.6
- life technical reserves and financial liabilities	44,563	44,030	+1.2
Net asset management flows	226	3,315
Asset administration	11,500	11,425	+0.7
Total interest-earning assets	7,001	5,701	+22.8
Total interest-bearing liabilities	6,324	4,972	+27.2
OPERATING STRUCTURE
Employees	2,720	2,539	+7.1
Financial planners	4,198	4,188	+0.2
Domestic branches	93	91	+2.2

EurizonVita

Activities in the first half of 2006 were focused on:

•                  repositioning and deepening the product range;

•                  honing loan portfolio management strategies;

•                  starting projects to provide better support to management and control;

•                  collaborating in the development plans of the Eurizon group.

The first objective of the repositioning and deepening of the product range was to maximize the insurance and assurance components of the products on offer, in an effort to help customers choose more suitable instruments in terms of coverage needs and with timelines more in tune with the characteristics of insurance saving.

Actions regarding the range mainly concerned products linked to separated management for the banking network and unit-linked products for all the distribution channels.

Particular attention was also given to assurance to exploit the market development opportunities arising from the new socio-demographic situation and the reform of the Italian pension system, making use of product innovation and the strengthening of specialized customer advisory services.

These objectives were pursued in the first half of 2006 mainly through:

•                  the launch of a new dedicated personal assurance product for the network of planners;

•                  the start of the promotion campaign for pension funds;

•                  planning activities for the creation in EurizonVita of a direct distribution network to sell assurance products as of the beginning of 2007.

The honing of loan portfolio management strategies was mainly effected through portfolio hedging plans with the aim of protecting the return levels of separated management, together with the analysis and support tools.

The start-up of projects to improve management and control mainly concerned the creation of the Financial Analysis Program (FAP) to measure value and risk, the setting-up of an integrated system to manage consolidated accounts, the development of data warehousing systems dedicated to the marketing planning, control and analysis, the gradual integration of IT systems on the “Universo Servizi” system and the implementation of the IT system for the casualty branch.

Co-operation in the growth of the Eurizon group comprised:

•                  start-up of projects aimed at supporting the gradual take-over of the activities of EurizonTutela (formerly Egida) – previously outsourced to Reale Mutua – following the acquisition of total control of the company;

•                  rationalization of the companies operating in the casualty branches through the merger by incorporation of Fideuram Assicurazioni into EurizonTutela, concluded at the end of July;

•                  creation of a “Macchina Operativa di Polo” (Pole Operating Vehicle) with the integration into Universo Servizi of the IT and back office activities of Banca Fideuram in order to rationalize support and services;

•                  participation in the operational start of Eurizon effected also through the transfer to the latter of some organizational structures for policy and coordination;

•                  participation in the reviews of distribution agreements with regard to the Group’s branch network;

•                  operational support in the listing plan for Eurizon.

EurizonVita’s contribution to consolidated profit during the first half amounted to 111 million euro, 19.4% up on the same period for 2005.

The increase in profits is to be seen in the light of the growth in income from insurance business that rose from 170 to 193 million euro, up 13.5%. The result was obtained through the good performance of the financing component, which benefited from capital gains in the available-for-sale securities portfolio. At the end of June 2006, valuation reserves for available-for-sale financial assets had fallen to eight million euro from the 91 million at the beginning of the year due to the reduction of capital gains on bond securities following the increase in interest rates.

The rise in revenues was partially offset by the 33.3% increase recorded in operating costs that rose from 51 to 68 million euro. The trend in costs should be set mainly in the context of the effects of the incorporation of the company IT services arm, ceded by Banca Fideuram to Universo Servizi as of 1 May. Costs also increased due to the strengthening of the Company’s governance and operating structure.

58% of the securities portfolio, totaling 45,741 million euro, is made up by securities designated as at fair value, mainly for unit-and index-linked products, available-for-sale securities account for 41%, mainly revaluable policies, and the remaining 1% is comprised of financing and loans. The policy portfolio, totaling 44,250 million is made up as follows: 21,926 for million life technical reserves; 21,771 million for unit- and index-linked financial policies classified as deposits; 351 million by policies with specific assets; 92 million for technical reserves for the casualty branches; 110 million for financial liabilities for the promotion of open pension funds.

EurizonVita

			Change
			first half 2006 /
	First half	First half	First half 2005
	2006	2005	(%)
STATEMENT OF INCOME (€/mil)
Net interest income	—	—	—
Net commissions	—	—	—
Income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities	—	—	—
Dividends and income from other financial assets and liabilities	—	—	—
Profits (losses) on equity shareholdings	—	—	—
Income from insurance business (1)	193	170	+13.5
Total operating income	193	170	+13.5
Net adjustments to loans	-1	1	n.s.
Net adjustments to other financial assets	—	—	—
Net operating income	192	171	+12.3
Personnel costs	-26	-15	+73.3
Other administrative costs	-38	-34	+11.8
Net adjustments to tangible and intangible assets	-4	-2	+100.0
Operating costs	-68	-51	+33.3
Other net income (expenses)	22	12	+83.3
Impairment of goodwill	—	—	—
Profits (losses) from disposals of investments	—	—	—
Net provisions for risks and charges	2	—	n.s.
Pre-tax operating profit	148	132	+12.1
Taxes for the period	-37	-38	-2.6
Profits (losses) on discontinued operations	—	—	—
Profit attributable to minority interests	—	-1	n.s.
Net profit	111	93	+19.4
ALLOCATED CAPITAL (€/mil)	920	871	+5.6
RATIOS (%)
Annualized profitability	24.1	21.4
Cost / Income ratio	35.2	30.0

			Change
			30/6/06-30/6/05
	30/6/2006	30/6/2005	(%)
OPERATING DATA (€/mil)
Life technical reserves and financial liabilities	43,697	43,438	+0.6
- life technical reserves	21,926	21,788	+0.6
- life financial liabilities	21,771	21,650	+0.6
Life flows	3,293	4,852
OPERATING STRUCTURE
Employees	1,045	420	+148.8

(1) All Company operating revenues are reported under “Income from insurance business”.

Banca Fideuram

Banca Fideuram initiatives in the first half of 2006 were essentially focused on the rationalization of the bank’s structure, also given the establishment of Eurizon, the company that took over the stake in Banca Fideuram previously held by SANPAOLO IMI.

On 24 January 2006, the Board of Directors of the bank decided to concentrate its operational activities into a single body called the “Macchina Operativa di Polo” - Pole Operating Vehicle (“MOP”), with a view to building synergies within Eurizon. On 1 May, MOP was transferred to Universo Servizi, a Eurizon subsidiary. The transfer was effected by Banca Fideuram taking on a 5% share of the capital of Universo Servizi, which then issued new ordinary shares to cover the transaction. In parallel to the transfer of the company arm, an agreement was signed for the offer of services connected to Universo Servizi’s activities in the areas of IT, back-office processing, call center, general services and property management.

In the context of the disposal of the Wargny group, which could be concluded by the end of the year, the first six months saw the ceding of the company’s online brokerage arm, Banque Privèe Fideuram Wargny, for 6.5 million euro.

As described in more detail in “Action Points and Initiatives in the Half Year”, on 4 July, the Board of Directors of SANPAOLO IMI approved the rationalization of the shareholding structure of Banca Fideuram, which provides for the launch by Eurizon of a total, voluntary public purchase offer for Banca Fideuram shares held by third parties.

It should be noted that, for comparative purposes and given the expected disposal by the end of this year, the results of the Fideuram Wargny group are summarized in accordance with IFRS 5 among the profits on discontinued operations.

The good performance of transactions in the first half of 2006 compared to the same period of last year benefited from initiatives aimed at steering customer portfolios towards a mix of products with higher added value. At end-June 2006, assets under management had risen 3.9% over the twelve months and amounted to 64.1 billion euro, comprising growth in the volumes of asset management that generate recurring commissions. The 3.8% rise in total operating income is attributable to higher net interest income and greater commission revenues resulting from the growth in average managed volumes. The growth in revenues, together with the fall in provisions to cover exposure to legal disputes, more than compensated the increase in operating costs connected to recruitment and salary trends on the one hand, and to new project initiatives and the advertising campaign on the other. The contribution to the net Group profit amounted to 91 million euro, up 31.9% compared to the first six months of last year. Profitability, expressed in terms of annualized RoE, was 46.9% compared to the 38.3% of the same period of last year.

Banca Fideuram

			Change
			first half 2006 /
	First half	First half	First half 2005
	2006	2005 pro forma	pro forma (%)
STATEMENT OF INCOME (€/mil)
Net interest income	32	21	+52.4
Net commissions	302	279	+8.2
Income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities	2	2	—
Dividends and income from other financial assets and liabilities	-7	15	n.s.
Profits (losses) on equity shareholdings	—	—	—
Income from insurance business	—	—	—
Total operating income	329	317	+3.8
Net adjustments to loans	—	—	—
Net adjustments to other financial assets	—	—	—
Net operating income	329	317	+3.8
Personnel costs	-67	-66	+1.5
Other administrative costs	-86	-68	+26.5
Net adjustments to tangible and intangible assets	-8	-14	-42.9
Operating costs	-161	-148	+8.8
Other net income (expenses)	—	—	—
Impairment of goodwill	—	—	—
Profits (losses) from disposals of investments	—	—	—
Net provisions for risks and charges	-18	-50	-64.0
Pre-tax operating profit	150	119	+26.1
Taxes for the period	-28	-20	+40.0
Profits (losses) on discontinued operations	—	-2	n.s.
Profit attributable to minority interests	-31	-28	+10.7
Net profit	91	69	+31.9
ALLOCATED CAPITAL (€/mil)	388	360	+7.8
RATIOS (%)
Annualized profitability	46.9	38.3
Cost / Income ratio	48.9	46.7

			Change
		30/6/2005	30/6/06-30/6/05
	30/6/2006	pro forma	pro forma (%)
OPERATING DATA (€/mil)
Assets under management (1)	64,082	61,664	+3.9
Assets under management (net flow) (1)	1,053	345
Asset management	49,478	47,486	+4.2
- mutual funds and fund-based portfolio management	35,309	33,082	+6.7
- portfolio management	593	661	-10.3
- life technical reserves and financial liabilities	13,576	13,743	-1.2
Net asset management flows	259	-262
Asset administration	11,500	11,425	+0.7
Total interest-earning assets	7,001	5,701	+22.8
Total interest-bearing liabilities	6,324	4,972	+27.2
OPERATING STRUCTURE
Employees	1,121	1,646	-31.9
Financial planners	4,198	4,188	+0.2
Domestic branches	93	91	+2.2

(1) Includes asset management, asset administration and direct deposits.

Sanpaolo IMI Asset Management

Sanpaolo IMI Asset Management SGR is the Group company specialized in providing collective and individual asset management products, both to the Group’s banking networks and to institutional investors. Sanpaolo IMI Asset Management Luxembourg and Sanpaolo IMI Alternative Investments, which focus on the promotion and management of, respectively, Luxembourg funds and alternative funds, are both subsidiaries of Sanpaolo IMI Asset Management.

As outlined in greater detail in the section “Action points and initiatives in the Half Year,” on 30 June 2006, the act of conferral of the asset management operations carried out by Sanpaolo IMI Asset Management to Eurizon was signed.

Initiatives introduced over the half year, aimed at rationalizing and strengthening the offer range, concerned:

•                  with regard to mutual funds, the launch of two new “absolute return” compartments (active ABS and prudent ABS) for the Luxembourg Sanpaolo International Fund; the launch of the new multi-compartment Luxembourg fund Sanpaolo Manager Selection Fund; the review of the offer of mutual funds that defined the merger of five harmonized funds with a view to eliminating from the offer products with the same risk profile/return and identical commercial impact on customers;

•                  the disposal, as of 1 March 2006, of open-ended pension funds to EurizonVita, which at the same date received the related assets for management;

•                  in terms of individual portfolio management, the restyling of GP Private Solution products, designed to increase flexibility in response to the growing demand by investors for personally tailored investment.

As regards commercial initiatives, in June an agency of Sanpaolo IMI Asset Management Luxembourg was opened in Santiago, Chile, to promote the placement of Luxembourg mutual funds.

At the end of June 2006, assets under management totaled 116.3 billion euro, a rise of 3.7% on an annual basis. Asset management recorded a 3.9% increase thanks in particular to the performance of fund-based portfolio management and portfolio management.

Total operating income for the first half of 2006 was 117 million euro, up 20.6% due to the growth in commission income. The contribution to net Group profit was 63 million euro, a 37% rise over the 46 million in the same period last year.

The improvement in efficiency can be seen in the cost/income ratio, measured at 39.3% compared to the 45.4% recorded in the same period of last year.

Annualized RORAC was 150%, in line with high values characteristic of this business line, due to limited absorption of capital compared to the considerable volumes of assets managed by the company and placed by the geographically widespread banking networks of the Group. Annualized profitability also rose in comparison to the first half of 2005, thanks to the increased contribution to Group profits.

Sanpaolo IMI Asset Management

			Change
			first half 2006 /
	First half	First half	First half 2005
	2006	2005 pro forma	pro forma (%)
STATEMENT OF INCOME (€/mil)
Net interest income	3	2	+50.0
Net commissions	114	95	+20.0
Income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities	—	—	—
Dividends and income from other financial assets and liabilities	—	—	—
Profits (losses) on equity shareholdings	—	—	—
Income from insurance business	—	—	—
Total operating income	117	97	+20.6
Net adjustments to loans	—	—	—
Net adjustments to other financial assets	—	—	—
Net operating income	117	97	+20.6
Personnel costs	-22	-22	—
Other administrative costs	-23	-20	+15.0
Net adjustments to tangible and intangible assets	-1	-2	-50.0
Operating costs	-46	-44	+4.5
Other net income (expenses)	4	3	+33.3
Impairment of goodwill	—	—	—
Profits (losses) from disposals of investments	—	—	—
Net provisions for risks and charges	—	—	—
Pre-tax operating profit	75	56	+33.9
Taxes for the period	-12	-10	+20.0
Profits (losses) on discontinued operations	—	—	—
Profit attributable to minority interests	—	—	—
Net profit	63	46	+37.0
ALLOCATED CAPITAL (€/mil)	84	73	+15.1
RATIOS (%)
Annualized profitability	150.0	126.0
Cost / Income ratio	39.3	45.4

			Change
		30/6/2005	30/6/06-30/6/05
	30/6/2006	pro forma	pro forma (%)
OPERATING DATA (€/mil)
Assets under management (1)	116,292	112,112	+3.7
Asset management	77,214	74,313	+3.9
- mutual funds and fund-based portfolio management	72,817	70,517	+3.3
- portfolio management	4,397	3,796	+15.8
OPERATING STRUCTURE
Employees	468	473	-1.1

(1) Includes management of institutional customers and third parties.

Central Functions

Central Functions covers holding activities, finance, management of shareholding investments (including Group shareholdings in Cassa di Risparmio di Firenze, Cassa dei Risparmi di Forlì and Banca delle Marche), Group credit policies, and the Macchina Operativa Integrata (Integrated Operating Vehicle). Group bodies responsible for the governance, support and control of other Group Business Sectors constitute the main component of Central Functions.

Income results therefore reflect the transversal nature of Central Functions, which sustain costs using a centralized system and on behalf of other Group companies, only partially charging them back to the business units, as previously described in “Criteria for calculating the profitability of the Business Sectors”.

In the first half of 2006, Central Functions recorded a loss of 29 million euro, as against that of 17 million in the same period of last year. The increase in losses can be attributed to the lack of profits from the disposal of investments made by the Parent Bank in the first half of 2005 on the sale of property and computers to third parties and by Cassa di Risparmio di Bologna on the disposal of branches, as well as greater provisions for risks and charges made by the Parent Bank in the half year to protect risks connected with guarantees to the Group’s tax-collecting companies, also following the on-going conclusion of their disposal to Riscossione S.p.A..

Secondary Reporting

In accordance with the management approach and the organizational decisions of the Group, secondary reporting as required by IAS 14 is based on the disclosure of information by Geographical Sectors. The table below summarizes the main operating data divided into Italy, Europe and the rest of the world.

	Italy	Europe	Rest of the world	Group total

REVENUES FROM THE SECTOR (€/mil) (1)
First half 2006	3,782	518	54	4,354
First half 2005	3,485	428	34	3,947
Change first half 2006 / First half 2005 (%)	+8.5	+21.0	+58.8	+10.3

TOTAL INTEREST-EARNING ASSETS (€/mil) (2)
30/6/2006	182,946	13,431	6,554	202,931
30/6/2005	150,208	10,107	5,933	166,248
Change 30/6/2006 - 30/6/2005 (%)	+21.8	+32.9	+10.5	+22.1

(1) Total operating income.

(2) Excluding Banca IMI group.

Developments in the second half of the year

Economic background

In July and August, the US real-term economy showed signs of slowing down, especially in connection to a cooling off of the residential property market, increasing expectations of a much smaller rise compared to the first half of 2006. On the contrary, Europe (Italy included) confirmed a comparatively healthy economy, although some early indicators point to the possibility of a slight decrease in growth rates in the coming months.

Problems in the Middle East made oil prices more volatile and at the beginning of August they were over 78 dollars a barrel. They fell only recently to around 70 dollars after the international effort to put an end to the armed conflict between Israel and the Hezbollah. Together with the trend in property prices and sector-ial imbalances typifying the American economy, oil prices remain one of the major influences on world growth and the outlooks of financial markets.

In the United States in August, the Federal Reserve (Fed) decided to adopt a waiting policy, leaving policy rates at 5.25%, in the light of the decrease seen in some trend indicators. In line with market expectations, in July the Japanese central bank raised policy rates 25 basis points after a long period of zero-interest rates.

In the euro-area, a rise in prices, together with a cyclical recovery supported by internal demand, led the European Central Bank (ECB) to raise monetary costs by 3%. The market expects further increases in the coming quarters.

In July, mutual investment funds saw another net fall in inflow (-1.8 billion euro). However, thanks to a recovery in stock exchange indices, which favored a revaluation of amounts, overall fund amounts increased.

Group performance and prospects

In July-August, the Group confirmed the growth in operations recorded at the end of the first six months of 2006.

Continuing the trend seen in the second quarter of 2006, the financial assets of the core business customers increased thanks to asset administration and direct deposits, set against stable asset management. With regard to asset management, the net positive flow of portfolio management and life policies was counterbalanced by a fall in mutual funds, especially bonds, because of fears of a further rise in rates. Savers preferences were for prudential underwritings of liquid funds on the one hand and, on the other, more dynamic funds such as hedge and flexible funds, so as to exploit market volatility.

As far as loans are concerned, in July customer financing was higher than at the end of June, due especially to medium-/long-term loans and repurchase agreements.

Income margins confirmed the trend seen in the first half, despite a new trend towards net interest income, thanks to further growth in the mark-down of sight deposits and the rise in the volumes of loans and deposits.

The economic results for the period are way above budget forecasts, both for revenues and cost containing, and so the hopes of exceeding budget aims have been realized.

Turin, 12 September 2006

The Board of Directors

Consolidated half year financial statements

CONSOLIDATED BALANCE SHEET

CONSOLIDATED STATEMENT OF INCOME

STATEMENT OF INCOME/EXPENSES IN THE CONSOLIDATED FINANCIAL STATEMENTS

STATEMENT OF CHANGES IN CONSOLIDATED NET SHAREHOLDERS’ EQUITY

STATEMENT OF CONSOLIDATED CASH FLOWS

EXPLANATORY NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Consolidated balance sheet

		30/6/2006	31/12/2005
		(€/mil)	(€/mil)
ASSETS
10.	Cash and cash equivalents	962	1,107
20.	Financial assets held for trading	21,645	25,037
30.	Financial assets designated as at fair value	20,030	22,528
40.	Available-for-sale financial assets	31,358	29,837
50.	Financial assets held to maturity	2,433	2,535
60.	Loans to banks	31,094	28,836
70.	Loans to customers	147,330	139,507
80.	Hedging derivatives	522	435
90.	Fair value changes of generically hedged financial assets (+/-)	—	—
100.	Equity shareholdings	985	819
110.	Insurance reserves attributable to reinsurers	35	29
120.	Tangible assets	2,697	2,177
130.	Intangible assets of which:	1,026	1,008
	- goodwill	794	756
140.	Tax assets	2,447	2,728
	a) current	869	988
	b) deferred	1,578	1,740
150.	Non-current assets and discontinued operations	798	220
160.	Other assets	6,881	6,455
Total assets		270,243	263,258

		30/6/2006	31/12/2005
		(€/mil)	(€/mil)
LIABILITIES AND NET SHAREHOLDERS’ EQUITY
10.	Due to banks	36,376	35,682
20.	Due to customers	98,009	92,306
30.	Securities issued	48,509	46,985
40.	Financial liabilities held for trading	9,608	11,342
50.	Financial liabilities designated as at fair value	25,386	25,939
60.	Hedging derivatives	354	730
70.	Fair value changes of generically hedged financial liabilities (+/-)	(98)	(35)
80.	Tax liabilities	950	860
	a) current	373	216
	b) deferred	577	644
90.	Liabilities on discontinued operations	585	164
100.	Other liabilities	11,835	10,573
110.	Employee termination indemnities	951	1,001
120.	Provisions for risks and charges:	1,624	1,882
	a) post-retirement benefit obligations	250	425
	b) other provisions	1,374	1,457
130.	Technical reserves	22,000	22,113
140.	Valuation reserves	1,374	1,286
150.	Redeemable shares	—	—
160.	Equity securities	—	—
170.	Reserves	5,344	4,298
180.	Share premium	766	769
190.	Capital	5,400	5,239
200.	Own shares (-)	(75)	(92)
210.	Minority interests (+/-)	205	233
220.	Net profit	1,140	1,983
Total liabilities and net shareholders’ equity		270,243	263,258

Consolidated statement of income

Part/section of the Explanatory Notes			First half 2006	First half 2005
			(€/mil)	(€/mil)
B/1	10.	Interest income and similar revenues	4,650	3,899
B/1	20.	Interest expenses and similar charges	(2,216)	(1,750)
	30.	Net interest income	2,434	2,149
B/2	40.	Commissions income	2,090	1,933
B/2	50.	Commissions expense	(447)	(406)
	60.	Net commissions	1,643	1,527
B/3	70.	Dividends and similar revenues	241	306
B/3	80.	Profits (losses) on financial trading activities	13	(162)
B/3	90.	Fair value adjustments from hedge accounting	3	(6)
B/3	100.	Profits (losses) from disposal or repurchase of:	117	115
		a) loans	40	43
		b) available-for-ale financial assets	76	79
		c) financial assets held to maturity	—	—
		d) financial liabilities	1	(7)
B/3 - B/4	110.	Profits (losses) on financial assets and liabilities designated as at fair value	(23)	278
	120.	Net interest and other banking income	4,428	4,207
	130.	Net adjustments to:	(204)	(208)
		a) loans	(191)	(205)
		b) available-for-ale financial assets	—	(3)
		c) financial assets held to maturity	—	—
		d) other financial transactions	(13)	—
	140.	Net result of financial activities	4,224	3,999
	150.	Net insurance premiums	1,513	2,248
	160.	Balance of other income/charges arising on insurance management activities	(1,675)	(2,670)
	170.	Net result of financial and insurance activities	4,062	3,577
B/5	180	Administrative costs:	(2,131)	(2,027)
		a) personnel costs	(1,398)	(1,333)
		b) other administrative costs	(733)	(694)
	190.	Net provisions for risks and charges	(65)	(50)
	200.	Net adjutments/write-backs to tangible assets	(111)	(113)
	210	Net adjutments/write-backs to intangible assets	(71)	(88)
	220	Other operating income (expenses)	26	42
	230	Operating costs	(2,352)	(2,236)
	240	Profits (losses) on equity shareholdings	59	78
	250	Net fair value adjustment to tangible and intangible assets	—	—
	260	Impairment of goodwill	—	—
	270	Profits (losses) on disposals of investments	—	13
	280	Operating profits (losses) before tax from continuing operations	1,769	1,432
	290	Income taxes for the period	(639)	(507)
	300	Net profit (loss) after tax from continuing operations	1,130	925
	310	Profits (losses) from discontinued operations	44	(4)
	320	Net profit	1,174	921
	330	Profits (loss) for the period attributable to minority interests	(34)	(27)
	340	Parent Bank net profit (loss)	1,140	894
		Net profit per share (€)	0.61	0.48
		Diluted net profit per share (€)	0.61	0.48

Statement of income/expenses in the consolidated financial statements

Caption/Value	30/6/2006	30/6/2005
	(€/mil)	(€/mil)
A. Capital gains/losses in the period
1. Capital gains (losses) from real-estate revaluation pursuant to special laws	—	—
2. Valuation reserves:	140	152
available-for-sale financial assets	117	175
- capital gains (losses) from valuation in shareholders’ equity	193	254
- returns to current year statement of income	(76)	(79)
cash flow hedge	23	(23)
3. Exchange differences in foreign equity shareholdings	—	—
4. Actuarial profits (losses) on fixed pension plans	204	—
5. Taxes on net shareholders’ equity and returns	(16)	38
Total A	328	190
B. Consolidated net profit in the statement of income	1,174	921
C. Total income/expenses in the period (A+B)	1,502	1,111
Attributable to:
Parent Bank	1,468	1,084
minority interests	34	27
D. Impact of transition to accounting standards at 1/1/2006 and 1/1/2005
1. Capital gains (losses) from real-estate revaluation pursuant to special laws	—	1
2. Valuation reserves:	—	692
available-for-sale financial assets	—	707
cash flow hedge	—	(15)
3. Profit reserves	—	(1,033)
Total D	—	(340)
Attributable to:
Parent Bank	—	(273)
minority interests	—	(67)
E. Total income/expenses in the period (C+D)	1,502	771
Attributable to:
Parent Bank	1,468	811
minority interests	34	(40)

Statement of changes in consolidated net shareholders’ equity

1 JANUARY 2006 – 30 JUNE 2006

			Allocation of previous
			year’s results
	Balances as at				Dividends	Changes for the period
	1/1/2006		Reserves		and	Change in reserves
	Min.	Of the	Min.	Of the	other	Min.	Of the
	interests	Group	interests	Group	allocations	interests	Group

Shareholders’ equity:
a) ordinary shares	104	4,443					128
b) other shares		796					23
Share premium		769
Reserves:
a) income	81	4,296	13	916		(10)	(2)
b) other		2					90
Valuation reserves:
a) available for sale (1)		1,157					177
b) cash flow hedge		(18)					14
c) special laws	5	346					(240)
d) actuarial profits (losses)		(199)					137
Equity securities
Own shares	(14)	(92)
Net profit	57	1,983	(13)	(916)	(1,111)
Net shareholders’ equity	233	13,483	—	—	(1,111)	(10)	327

	Changes for the period
	Net shareholders equity transactions
	New		Purchase								Net shareholders’
	share		of own			Change			Net profit		equity
	issue		shares		Extraordinary	in	Derivatives		30/6/2006		as at 30/6/2006
	Min.	Of the	Min.	Of the	dividend	capital	on own	Stock	Min.	Of the	Min.	Of the
	interests	Group	interests	Group	distribution	instruments	shares	options	interests	Group	interests	Group

Shareholders’ equity:
a) ordinary shares		10	(5)								99	4,581
b) other shares											—	819
Share premium		(3)									—	766
Reserves:											—	—
a) income		38	(3)								81	5,248
b) other								4			—	96
Valuation reserves:
a) available for sale (1)											—	1,334
b) cash flow hedge											—	(4)
c) special laws											5	106
d) actuarial profits (losses)											—	(62)
Equity securities											—	—
Own shares		21		(4)							(14)	(75)
Net profit									34	1,140	34	1,140
Net shareholders’ equity	—	66	(8)	(4)	—	—	—	4	34	1,140	205	13,949

(1)       Valuation reserves regarding Available-for-sale investments do not include the component of the insured parties attributable to the evaluation of products included under separate management of insurance business (shadow accounting).

1 JANUARY 2005 – 30 JUNE 2005

			Allocation of previous
			year’s results			Changes for the period
	Balances as at				Dividends	Change
	1/1/2005		Reserves		and	in reserves
	Min.	Of the	Min.	Of the	other	Min.	Of the
	interests	Group	interests	Group	allocations	interests	Group

Shareholders’ equity:
a) ordinary shares	104	4,131
b) other shares		1,087
Share premium		725
Reserves:
a) income	57	3,666	14	573	6		39
b) other		5
Valuation reserves:
a) available for sale (1)		707					191
b) cash flow hedge		(15)
c) special laws	5	343
d) actuarial profits (losses)
Equity securities
Own shares	(17)	(61)					(47)
Net profit	55	1,447	(14)	(573)	(915)
Net shareholders’ equity	204	12,035	—	—	(915)	6	183

	Changes for the period
	Net shareholders equity transactions
	New		Purchase								Net shareholders’
	share		of own			Change			Net profit		equity
	issue		shares		Extraordinary	in	Derivatives		30/6/2005		as at 30/6/2005
	Min.	Of the	Min.	Of the	dividend	capital	on own	Stock	Min.	Of the	Min.	Of the
	interests	Group	interests	Group	distribution	instruments	shares	options	interests	Group	interests	Group

Shareholders’ equity:
a) ordinary shares		18									104	4,149
b) other shares											—	1,087
Share premium		36									—	761
Reserves:											—	—
a) income											77	4,278
b) other								(4)			—	1
Valuation reserves:
a) available for sale (1)											—	898
b) cash flow hedge											—	(15)
c) special laws											5	343
d) actuarial profits (losses)											—	—
Equity securities											—	—
Own shares				7							(17)	(101)
Net profit									27	894	27	894
Net shareholders’ equity	—	54	—	7	—	—	—	(4)	27	894	196	12,295

(1)       Valuation reserves regarding Available-for-sale investments do not include the component of the insured parties attributable to the evaluation of products included under separate management of insurance business (shadow accounting).

Statement of consolidated cash flows

INDIRECT METHOD

(€/mil)

	Amount
	30/06/2006	30/06/2005

A. OPERATIONS
1. Management	1,970	1,739
- Net income (+/-)	1,140	894
- capital gains/losses on financial assets held for trading and on assets/liabilities designated as at fair value (-/+)	(749)	(353)
- capital gains/losses on hedging activities (-/+)	(3)	6
- net value adjustments/write-backs due to impairment (+/-)	1,470	(720)
- net value adjustments/write-backs on tangible and intangible assets (+/-)	182	201
- net provisions for risks and charges and other costs/revenues (+/-)	(542)	(54)
- net premiums to be collected (-)	(6)	(10)
- other unrealized insurance income/charges (-/+)	293	1,754
- unpaid duties and taxes (+)	229	17
- net adjustments/write-backs on discontinued operations, net of taxes (-/+)	(44)	4
- other adjustments (+/-)	—	—
2. Liquid assets generated/absorbed by financial assets	(6,956)	(19,643)
- financial assets held for trading	3,401	(8,226)
- financial assets designated as at fair value	1,970	(1,198)
- available-for-sale financial assets	(1,512)	(2,251)
- due from banks: repayable on demand	(1,272)	2,622
- due from banks: other loans	(986)	(3,879)
- loans to customers	(8,459)	(6,678)
- other asset captions	(98)	(33)
3. Liquid assets generated/absorbed by financial liabilities	6,464	18,232
- due to banks: repayable on demand	531	(1,025)
- due to banks: other amounts due	163	12,695
- due to customers	5,703	3,701
- securities issued	1,524	(1,565)
- financial dealing liabilities	(1,734)	415
- financial liabilities designated as at fair value	(10)	2,410
- other liabilities	287	1,601
Net liquid assets generated/absorbed by operations	1,478	328
B. INVESTMENTS
1. Liquid assets generated by	128	178
- sale of equity shareholdings	25	15
- dividends received from equity shareholdings	—	—
- sale/reimbursement of financial assets held to maturity	102	158
- sale of tangible assets	1	5
- sale of intangible assets	—	—
- sale of subsidiaries and business divisions	—	—
2. Liquid assets absorbed by	(1,015)	(185)
- purchase of equity shareholdings	(111)	(80)
- purchase of financial assets held to maturity	—	—
- purchase of tangible assets	(702)	(46)
- purchase of intangible assets	(89)	(55)
- purchase of subsidiaries and business divisions	(113)	(4)
Net liquid assets generated/absorbed by investments	(887)	(7)
C. FUNDING ACTIVITIES
- issue/purchase of own shares	17	9
- issue/purchase of capital instruments	—	—
- dividend distribution and other uses	(753)	(678)
Net liquid assets generated/absorbed by funding activities	(736)	(669)
NET LIQUID ASSETS GENERATED/ABSORBED DURING THE PERIOD	(145)	(348)

(€/mil)

RECONCILIATION

	Amount
Captions	30/06/2006	30/06/2005
Cash and cash equivalents at the beginning of the period	1,107	1,364
Total liquid assets generated/absorbed during the period	(145)	(348)
Cash and cash equivalents: effect of movements in exchange rates	—	—
Cash and cash equivalents at the beginning of the period	962	1,016

Explanatory Notes to the consolidated financial statements

Part A – Accounting policies

- Section 1 – Structure of the Consolidated Half Year Report

- Section 2 – Basis of preparation

- Section 3 – Determination of the scope of consolidation and changes with respect to the financial statements of the previous year

Part B – Information on the statement of income

Part C – Reconciliation statement of consolidated statement of income and relative financial statements

Part D – Segment reporting

Part E – Information on risks and risk hedging policies

Part F – Information on consolidated net shareholders’ equity

Part G – Scope of consolidation and equity shareholdings

Part H – Transactions with related parties

Part A – Accounting policies

SECTION 1 – STRUCTURE OF THE CONSOLIDATED HALF YEAR REPORT

The Half Year Report of the SANPAOLO IMI Group was drawn up in conformity with art. 81 of Issuers Regulations pursuant to Consob Resolution no. 11971 of 14 May 1999 and subsequent modifications and integrations. Pursuant to this article the Half Year Report must be drawn up in accordance with International Accounting Standards (IAS) and International Financial Reporting Standards (IFRS), as endorsed by the European Commission at 30 June 2006 on the basis of the procedure set forth in EC Regulation no. 1606/2002. In particular, the Half Year Report of the SANPAOLO IMI Group was drawn up in compliance with the International Accounting Standards relating to interim financial reporting (IAS 34), opting for the summary presentation provided by paragraph 10.

Within the Report on Group Operations, the results of the period, which are the subject of notes within the report, are shown in reclassified balance sheet and statement of income schedules. The reclassified balance sheet is composed of a simple aggregation of captions of the obligatory statements, while in the reclassified statement of income, the contribution by the Group’s insurance companies to “Net interest and other banking income” is conventionally highlighted under the specific caption “Income from insurance business” rather than being treated on a line-by-line basis as stated in the “official” financial statements schedule. This reclassification was carried out in order to preserve evidence of the other typically bank-related captions which comprise the net interest and other banking income. Part C of these Explanatory Notes to the Consolidated Half Year Report provides, in compliance with Consob Communication No. DEM/6064293 of 28 July 2006, a reconciliation statement of the reclassified consolidated financial statements and the related obligatory statements.

In the “official” financial statement schedules, the half year results, as provided by IAS 34, are shown, for comparative purposes, beside the 2005 figures. In particular, the balance sheet is compared with the figures as at 31.12.2005, while the statement of income is compare with the figures from the corresponding period of the previous year (first half 2005).

The Half Year Report of the SANPAOLO IMI Group was duly audited by PricewaterhouseCoopers S.p.A. in limited financial audit form, in compliance with the recommendations of Consob Communications no. 97001574 of 20 February 1997, no. 10867 of 31 July 1997 and no. 5025723 of 15 April 2005, and in application of the shareholders’ resolution of 29 April 2004, which appointed the said auditing company for the three-year period 2004-2006.

It is also noted that, in compliance with art. 81 of the Issuers’ Regulations, the Consolidated Half Year Report also includes the half year reporting of the Parent Bank, drawn up according to the IAS/IFRS standards and included in a specific section of these statements.

The reporting of the half year results for the Group by business area (Part D – Segment Reporting) is subject to further comments and details in the specific section of the Report on Operations.

SECTION 2 – BASIS OF PREPARATION

The Group’s accounting results have been obtained by applying the International Accounting Standards (IAS/IFRS) issued by the International Accounting Standards Board (IASB) and endorsed by the European Commission as at 30 June 2006 pursuant to European Regulation no. 1606 of 19 July 2002. These standards are the same as those adopted for the Consolidated Financial Statements. Thus, please refer to these criteria.

When preparing the financial statements, the Bank applied the provisions illustrated in the Circular No. 262 issued by the Bank of Italy on 22 December 2005. In terms of interpretation and application support, the following documents were used, even though they have not been approved by the European Commission:

•     Framework for the Preparation and Presentation of Financial Statements issued by the International Accounting Standards Board (issued in 2001 by IASB);

•     Implementation Guidance, Basis for Conclusions, IFRIC and any other documents drawn up by IASB or the IFRIC to provide further guidance on the accounting principles issued;

•     Interpretation Documents for the application of IAS/IFRS in Italy (and in the Italian banking system in particular) issued by the Italian Accounting Standards Authority (OIC) and the Italian Bankers’ Association (ABI).

As regards the figures shown for comparative purposes, the economic results which were originally published in the Half Year Report 2005 have been reclassified to take into account the new regulations of the IAS/IFRS (update of IAS 39 regarding the fair value option) and the provisions governing financial statements issued by the Bank of Italy (Circular No. 262/2005).

The preparation of financial statements requires the use of estimates and assumptions that may have a significant effect on the amounts stated in the balance sheet and statement of income. Estimates are based on available information and subjective evaluations, often founded on past experience, which are used to formulate reasonable assumptions to be made in measuring operating phenomena. Given their nature, the estimates and assumptions used may vary from period to period, and hence it cannot be excluded that current amounts carried in the financial statements may differ significantly in future periods as a result of changes in the subjective evaluations made.

The main cases for which subjective evaluations are required to be made by management include:

•                  the measurement of impairment losses on loans and, generally, other financial assets;

•                  the determination of the fair value of financial instruments to be used in statement schedules;

•                  the use of measurement models for determining the fair value of financial instruments not listed on active markets;

•                  the evaluation of the appropriateness of amounts stated for goodwill and other intangible assets;

•                  the measurement of personnel funds and provisions for risks and charges;

•                  estimates and assumptions on the collectability of deferred tax assets.

SECTION 3 –                     DETERMINATION OF THE SCOPE OF CONSOLIDATION AND CHANGES WITH RESPECT TO THE FINANCIAL STATEMENTS OF THE PREVIOUS YEAR

The scope of consolidation on a line-by-line basis includes:

•                  banking, financial, and instrumental subsidiaries that are part of the SANPAOLO IMI Banking Group as recorded in the appropriate register in compliance with article 64 of D.Lgs. no. 385 dated 1 September 1993;

•                  the remaining subsidiaries that carry out activities different from those referred to above (essentially, the insurance companies under Eurizon Financial Group S.p.A.);

•                  all entities or companies in respect of which the Group is exposed to the majority of the risks and obtains the majority of benefits.

The scope of the line-by-line consolidation excludes some minor entities whose balance sheets and results of operations are not significant to the consolidated financial statements.

“Joint control” equity investments and companies over which the Group has “significant influence” are accounted for using the equity method. The companies for which a contractual agreement is in existence requiring the approval of administrative, financial and management decisions by the Group and the other participants in the control are considered joint-controlled.

The financial statements used for the line-by-line consolidation process were those prepared as at 30 June 2006, as approved by the boards of the subsidiaries concerned and adjusted, where necessary, for consistency with Group accounting policies. The valuation of investments using the equity method was made on the basis of the latest reports or financial statements available.

The scope of the line-by-line and proportional consolidation of the Group as at 30 June 2006 did not change significantly compared to December 31, 2005, with the exception of the inclusion of Banca Italo Albanese SH.A. Furthermore, following the finalization of the preliminaries, in June 2006, for the sale of 70% of the subsidiary GEST Line to Riscossione S.p.A., the tax collection activities carried out by said subsidiary were consolidated within the items being disposed, according to the line-by-line method provided by IFRS 5. Similarly, from the 2005 financial statements, line-by-line consolidation was also used for the data from the Wargny group when finalizing its disposal.

Details of the scope of the line-by-line and proportional consolidation as well as of the companies valued using the equity method can be found in Part G – Scope of Consolidation and Equity Investments of these Consolidated Explanatory Notes.

Part B - Information on the statement of income

SECTION 1 – INTEREST – CAPTIONS 10 AND 20

Net interest income: contribution by type of asset

		1st half 2006	1st half 2005
		(€/mil)	(€/mil)
10.	Interest income and similar revenues	4,650	3,899
20.	Interest expense and similar charges	(2,216)	(1,750)
30.	Net Interest income	2,434	2,149
	of which: banking Group (*)	1,990	1,840
	of which: insurance sector (**)	444	309

(*)

In the reclassified income statement the net interest income for the banking group also includes the effect of the discounting of impaired loans for 29 million euro (24 million euro in the first half 2005).

(**)	In the reclassified statement of income (see Part C of these Explanatory Notes), the contribution of insurance is included among Income from insurance business.

Interest income and similar revenues break-down

		1st half 2006	1st half 2005
		(€/mil)	(€/mil)
1.	Financial assets held for trading	169	229
2.	Financial assets designated as at fair value	52	34
3.	Available-for-sale financial assets	457	407
4.	Financial assets held to maturity	42	19
5.	Loans to banks	469	266
6.	Loans to customers	3,296	2,794
7.	Hedging derivatives (*)	102	60
8.	Financial assets sold and not cancelled	25	23
9.	Other assets	38	67
Total		4,650	3,899

(*) Represent the net effect of differentials on derivative hedging contracts.

Interests matured on assets sold and not cancelled (in relation to repurchase agreements) are summarized in the asset categories.

Interest expense and similar charges: break-down

		1st half 2006	1st half 2005
		(€/mil)	(€/mil)
1.	Due to banks	(589)	(400)
2.	Due to customers	(717)	(592)
3.	Securities issued	(825)	(720)
4.	Financial liabilities held for trading	(42)	(10)
5.	Financial liabilities designated as at fair value	—	—
6.	Financial liabilities corresponding to assets sold and not cancelled	(25)	(21)
7.	Other liabilities	(18)	(7)
8.	Hedging derivatives (*)	—	—
Total		(2,216)	(1,750)

(*) Represent the net effect of differentials on derivative hedging contracts.

Interests matured on financial liabilities associated to assets sold and not cancelled (repurchase agreements) are included in due to customers or banks according to the nature of the counterparty in the transactions.

SECTION 2 – COMMISSIONS – CAPTIONS 40 AND 50

Net commissions: contribution by type of asset

		1st half 2006	1st half 2005
		(€/mil)	(€/mil)
40.	Commissions income	2,090	1,933
50.	Commissions expense	(447)	(406)
60.	Net commissions	1,643	1,527
	of which: banking Group	1,709	1,563
	of which: insurance sector (*)	(66)	(36)

(*) In the reclassified statement of income, the contribution of insurance is included among Income from insurance business.

Commission income: break-down

				1st half 2006	1st half 2005
				(€/mil)	(€/mil)
a)	Guarantees granted			60	45
b)	Credit derivatives			—	3
c)	Management, dealing and advisory services:			1,193	1,079
	1.	financial instruments trading		44	34
	2.	currency dealing		16	14
	3.	portfolio management		837	782
		3.1 individual		218	124
		3.2 collective		619	658
	4. custody and administration of securities			29	28
	5. depositary bank			59	67
	6. placement of securities			64	45
	7. orders collection			48	44
	8. advisory services			5	11
	9. distribution of third party services			91	54
		9.1	portfolio management	31	28
			9.1.1 individual	—	4
			9.1.2 collective	31	24
			9.2 insurance products	60	25
			9.3 other products	—	1
d)	Collection and payment services			173	170
e)	Servicing for securitization operations			—	—
f)	Services for factoring transactions			—	—
g)	Tax collection services			—	—
h)	Other services			664	636
Total				2,090	1,933

Commission income: analysis of the caption other services

	1st half 2006	1st half 2005
	(€/mil)	(€/mil)
Loans granted	160	151
Deposits and current account overdrafts	152	167
Insurance services	195	174
Current accounts	90	85
Other	67	59
Total	664	636

Commission expense: break-down

		1st half 2006	1st half 2005
		(€/mil)	(€/mil)
a)	Guarantees received	(23)	(2)
b)	Credit derivatives	—	(3)
c)	Management and dealing services	(265)	(282)
	1. financial instruments trading	(15)	(14)
	2. currency dealing	(1)	—
	3. portfolio management:	(15)	(51)
	3.1 own portfolio	—	—
	3.2 third party portfolio	(15)	(51)
	4. custody and administration of securities	(13)	(13)
	5. placement of financial instruments	(9)	(20)
	6. door-to-door sales of securities, financial products and services	(212)	(184)
d)	Collection and payment services	(50)	(44)
e)	Other services	(109)	(75)
Total		(447)	(406)

Commission expense: analysis of the caption other services

	1st half 2006	1st half 2005
	(€/mil)	(€/mil)
Dealing activities on financial transactions	(8)	(9)
Financing obtained	—	—
Insurance services	(67)	(34)
Other	(34)	(32)
Total	(109)	(75)

SECTION 3 –                     DIVIDENDS, PROFITS (LOSSES) ON FINANCIAL TRADING ACTIVITIES AND PROFITS (LOSSES) FROM DISPOSALS

“Dividends and income from other financial assets and liabilities”: contribution by type of asset

		1st half 2006	1st half 2005
		(€/mil)	(€/mil)
70.	Dividends and other revenues:	241	306
80.	Profits (losses) on financial trading activities	13	(162)
90.	Fair value adjustments from hedge accounting	3	(6)
100.	Profits (losses) from disposals or repurchase of financial assets/liabilities (*)	78	72
110.	Profits (losses) on financial assets and liabilities designated as at fair value	(23)	278
Total		312	488
	of which: banking Group (a)	325	157
	of which: insurance sector (**)	(13)	331
Reclassification of utilization of provision for risks and charges on Italenergia Bis (b) (***)		—	60
Total dividends and income from other financial assets and liabilities (a + b)		325	217

(*)	Includes sub-caption b) and sub-caption d) of caption 100. Regarding the latter sub-caption, it only includes the losses from cancellation of non-hedged securities (1 million euro).
(**)	In the reclassified statement of income (see Part C of these Explanatory Notes), the contribution of insurance is included among Income from insurance business.
(***)

Use of provisions for risks and charges during the first half 2005 following the favorable situation arising from the dispute with EDF on the execution of put options in the possession of the banks participating in the capital of Italenergia Bis. This use was restated in the reclassified statement of income, along with the other expenses and income generated by the above-mentioned operation in the item “Dividends and income from other financial assets and liabilities”.,

Profits (losses) on financial trading activities: break-down

		1st half 2006	1st half 2005
		(€/mil)	(€/mil)
1.	Financial assets held for trading	(66)	361
	1.1 Debt securities	(20)	102
	1.2 Equities	18	169
	1.3 OICR shares	(66)	89
	1.4 Financing	—	—
	1.5 Other	2	1
2.	Financial liabilities held for trading	—	—
	2.1 Debt securities	—	—
	2.2 Debts	—	—
	2.3 Other	—	—
3.	Financial assets and liabilities: exchange differences	14	45
4.	Derivative instruments	65	(568)
	4.1 Financial derivatives	68	(567)
	- On debt securities and interest rates	74	(30)
	- On equities and equity indices	(56)	(606)
	- On currencies and gold	7	59
	- Other	43	10
4.2	Credit derivatives	(3)	(1)
Total		13	(162)

Break-down of caption 100.a “Profits (losses) from disposals of loans”

	Loans to banks	Loans to customers	1st half 2006	1st half 2005
	(€/mil)	(€/mil)	(€/mil)	(€/mil)
A. Profit on disposal	2	38	40	46
B. Losses on disposal	—	—	—	(3)
C. Net income	2	38	40	43

Break-down of caption 100.b “Profits (losses) from disposals of available-for-sale financial assets”

	Debt securities	Equities	OICR shares	Financing	1st half 2006	1st half 2005
	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)
A. Profit on disposal	43	65	5	—	113	98
B. Losses on disposal	(30)	(7)	—	—	(37)	(19)
C. Net income	13	58	5	—	76	79

During the first half of 2006 and 2005, no profits or losses from disposals of financial assets held to maturity (caption 100, sub-caption c) were recorded.

Break-down of caption 100.d “Profits (losses) from disposals of financial liabilities”

	Debt securities	1st half 2006	1st half 2005
	(€/mil)	(€/mil)	(€/mil)
A. Profit on disposal	4	4	3
B. Losses on disposal	(3)	(3)	(10)
C. Net income	1	1	(7)

SECTION 4 –                     PROFITS (LOSSES) ON FINANCIAL ASSETS AND LIABILITIES DESIGNATED AS AT FAIR VALUE – CAPTION 110

Profits (losses) on financial assets and liabilities designated as at fair value: break-down

	1st half 2006	1st half 2005
	(€/mil)	(€/mil)
1. Financial assets	(527)	1,210
1.1 Debt securities	(370)	1,169
1.2 Equities	(57)	35
1.3 OICR shares	(125)	11
1.4 Financing and other transactions	25	(5)
2. Financial liabilities	541	(923)
2.1 Debt securities	66	—
2.2 Due to banks	(1)	—
2.3 Due to customers	476	(923)
3. Other financial assets and liabilities: exchange differences	(19)	(9)
4. Derivative instruments
4.1 Financial derivatives	(18)	—
- on debt securities and interest rates	—	—
- on equities and equity indices	2	—
- on currencies and gold	4	—
- other	(24)	—
4.2 Credit derivatives	—	—
Total derivatives	(18)	—
Total	(23)	278

Evaluation of financial liabilities refers essentially to insurance policies where the total risk is retained by the insured parties.

SECTION 5 – ADMINISTRATIVE COSTS – CAPTION 180

Personnel costs: break-down

	1st half 2006	1st half 2005
	(€/mil)	(€/mil)
a) Wages and salaries	(977)	(952)
b) Social security charges	(258)	(268)
c) Sundry personnel charges	(163)	(113)
Total	(1,398)	(1,333)

Other administrative costs: break-down (*)

	1st half 2006	1st half 2005
	(€/mil)	(€/mil)
IT costs	(143)	(142)
Software maintenance and upgrades	(81)	(69)
Data transmission charges	(20)	(25)
Maintenance and charges relating to machinery and electronic equipment	(24)	(31)
Telephone	(18)	(17)
Property costs	(181)	(167)
Rental of premises	(85)	(82)
Security services	(18)	(17)
Cleaning of premises	(14)	(14)
Maintenance of property owned by the Bank	(11)	(10)
Maintenance of leasehold premises	(15)	(10)
Energy	(26)	(24)
Property costs	(12)	(10)
General expenses	(136)	(131)
Postal and telegraph charges	(31)	(29)
Office supplies	(15)	(16)
Transport and counting of valuables	(8)	(9)
Courier and transport services	(10)	(10)
Information and investigation	(40)	(35)
Other expenses	(32)	(32)
Professional and insurance fees	(93)	(97)
Professional fees	(70)	(74)
Legal and judiciary expenses	(11)	(10)
Insurance premiums banks and customers	(12)	(13)
Promotion, advertising and marketing expenses	(60)	(48)
Advertising and hospitality	(52)	(40)
Contributions and membership fees to trade unions and business associations	(8)	(8)
Indirect personnel costs	(55)	(50)
Indirect personnel expenses	(55)	(50)
Services rendered by third parties	(37)	(38)
Charges for services provided by third parties	(37)	(38)
Total expenses	(705)	(673)
Indirect duties and taxes	(28)	(21)
Total other administrative costs	(733)	(694)

(*) Net of recoverable expenses as per IAS/IFRS.

Part C — Reconciliation statements of the reclassified consolidated financial statements and the consolidated financial statements

The reconciliation statements of the reclassified consolidated financial statements and the related obligatory statements, in compliance with Consob Communication No. DEM/6064293 of 28 July 2006, are provided below.

		30/6/2006 (€/mil)
ASSETS		Fin. Statements	Reclassified
A.	Cash and cash equivalents		962
	caption 10. Cash and cash equivalents	962
B.	Financial assets (other than loans and assets held to maturity)		73,033
	caption 20. Financial assets held for trading	21,645
	caption 30. Financial assets designated as at fair value	20,030
	caption 40. Available-for-sale financial assets	31,358
C.	Financial assets held to maturity		2,433
	caption 50. Financial assets held to maturity	2,433
D.	Loans to banks		31,094
	caption 60. Due from banks	31,094
E.	Loans to customers		147,330
	caption 70. Loans to customers	147,330
F.	Hedging derivatives		522
	caption 80. Hedging derivatives	522
G.	Fair value changes of generically hedged financial assets (+/-)		—
	caption 90. Fair value changes of generically hedged financial assets (+/-)	—
H.	Equity shareholdings		985
	caption 100. Equity shareholdings	985
I.	Insurance reserves attributable to reinsurers		35
	caption 110. Insurance reserves attributable to reinsurers	35
L.	Tangible assets		2,697
	caption 120. Tangible assets	2,697
M.	Goodwill		794
	caption 130. Intangible assets of which: goodwill	794
N.	Other intangible assets		232
	caption 130. Intangible assets (excluding goodwill)	232
O.	Tax assets		2,447
	caption 140. Tax assets	2,447
P.	Non-current assets and discontinued operations		798
	caption 150. Non-current assets and discontinued operations	798
Q.	Other assets		6,881
	caption 160. Other assets	6,881
Total assets		270,243	270,243

		30/6/2006 (€/mil)
LIABILITIES		Fin. Statements	Reclassified
A.	Due to banks		36,376
	caption 10. Due to banks	36,376
B.	Due to customers		98,009
	caption 20. Due to customers	98,009
C.	Securities issued		48,509
	caption 30. Securities issued	48,509
D.	Financial liabilities held for trading		9,608
	caption 40. Financial liabilities held for trading	9,608
E.	Financial liabilities designated as at fair value		25,386
	caption 50. Financial liabilities designated as at fair value	25,386
F.	Hedging derivatives		354
	caption 60. Hedging derivatives	354
G.	Fair value changes of generically hedged financial liabilities (+/-)		(98)
	caption 70. Fair value changes of generically hedged financial liabilities (+/-)	(98)
H.	Tax liabilities		950
	caption 80. Tax liabilities	950
I.	Liabilities on discontinued operations		585
	caption 90. Liabilities on discontinued operations	585
L.	Other liabilities		11,835
	caption 100. Other liabilities	11,835
M.	Provisions for risks and charges		2,575
	caption 110. Provisions for employee termination indemnities	951
	caption 120. Provisions for risks and charges	1,624
N.	Technical reserves		22,000
	caption 130. Technical reserves	22,000
O.	Minority interests		205
	caption 210. Minority interests	205
	P. Group net shareholders’ equity		13,949
	caption 140. Valuation reserves	1,373
	caption 150. Redeemable shares	—
	caption 160. Equity securities	—
	caption 170. Reserves	5,345
	caption 180. Share premium	766
	caption 190. Capital	5,400
	caption 200. Own shares	(75)
	caption 220. Net profit	1,140
Total liabilities and net shareholders’ equity		270,243	270,243

		1st half 2006 (€/mil)
STATEMENT OF INCOME		Fin. Statements	Reclassified
A.	Net interest income		2,019
	caption 10. Interest income and similar revenues	4,650
	caption 20. Interest expenses and similar charges	(2,216)
	Reclassification of write-backs of discounting of impaired loans	29
	Reclassification of the contribution of the insurance business	(444)
B.	Net commissions		1,709
	caption 40. Commissions income	2,090
	caption 50. Commissions expense	(447)
	Reclassification of the contribution of the insurance business	66
C.	Income from loan disposals, financial assets held to maturity and repurchase of non-hedged financial liabilities		39
	caption 100. a) Profits (losses) from disposal or repurchase of loans	40
	caption 100. c) Profits (losses) from disposals of financial assets held to maturity	—
	Reclassification of cancellation of hedged liabilities	(1)
D.	Dividends and income from other financial assets and liabilities		325
	caption 70. Dividends and other revenues	241
	caption 80. Profits (losses) on financial trading activities	13
	caption 90. Fair value adjustments in hedge accounting	3
	caption 100. b) Profits (losses) from disposal or repurchase of available-for-sale financial assets	76
	caption 100. d) Profits (losses) from disposal or repurchase of financial liabilities	1
	caption 110. Profits (losses) on financial assets and liabilities designated as at fair value	(23)
	Reclassification of cancellation of hedged liabilities	1
	Reclassification of the contribution of the insurance business	13
E.	Profits (losses) on equity investments		59
	caption 240. Profits (losses) on equity shareholdings	59
F.	Income from insurance business		203
	caption 150. Net insurance premiums	1,513
	caption 160. Balance of other income/charges arising on insurance management activities	(1,675)
	Contribution of the insurance business to total operating income	365
TOTAL OPERATING INCOME		4,354	4,354
G.	Net adjustments to loans		(233)
	caption 130. a) Net adjustments/write-backs to loans	(191)
	caption 130. d) Net adjustments/write-backs to other financial transactions	(13)
	Reclassification of write-backs of discounting of impaired loans	(29)
H.	Net adjustments to other financial assets		—
	caption 130. b) Net adjustments/write-backs to financial assets held to maturity	—
NET OPERATING INCOME		4,121	4,121
I.	Personnel costs		(1,398)
	caption 180. a) Personnel costs	(1,398)
L.	Other administrative costs		(733)
	caption 180. b) Other administrative costs	(733)
L.	Net adjustments to tangible and intangible assets		(182)
	caption 200. Net adjustments/write-backs to tangible assets	(111)
	caption 210. Net adjustments/write-backs to intangible assets	(71)
	- Operating costs (I+L+M)	(2,313)	(2,313)
N.	Other net income/expenses		26
	caption 220. Other net income (expenses)	26
O.	Impairment of goodwill		—
	caption 260. Impairment of goodwill	—
P.	Profits (losses) from disposals of investments		—
	caption 270. Profits (losses) from disposals of investments	—
Q.	Net provisions for risks and charges		(65)
	caption 190. Net provisions for risks and charges	(65)
PRE-TAX OPERATING PROFIT		1,769	1,769
R.	Taxes for the period		(639)
	caption 290. Taxes for the period	(639)
S.	Profit (losses) on discontinued operations net of taxes		44
	caption 310. Profit (losses) on discontinued operations net of taxes	44
T.	Profit attributable to minority interests		(34)
	caption 330. Profit attributable to minority interests	(34)
NET PROFIT		1,140	1,140

Part D – Segment reporting

Primary reporting

Business Sectors

In the first half of 2006, SANPAOLO IMI Group operations were structured into the Sectors “Banking” and “Savings and Assurance”, which are accompanied by the Central Functions of governance, support and control.

In line with provisions in IAS 14 regarding Segment Reporting, a management approach has been taken with primary reporting based on the segmentation into Business Sectors, as this reflects the operating structure and responsibilities introduced with the restructuring plan launched on 5 July 2005 and subsequent organizational initiatives.

Where necessary, economic data relating to the first quarter of 2005 and the operating data as at 30 June 2005 have been reworked for the purposes of uniformity, both to take into account the European Commission’s implementations regarding several International Accounting Standards following the publication of the Half Year Report 2005, and as regards the business structure.

Detailed analysis of the Business Sectors can be found in the chapter “Group Business structure” in the Report on Group Operations.

The table below reports the main information summarizing performance in the Business Sectors.

				Netting and
		Savings and	Central	consolidation	Group
	Banking	Assurance	Functions	entries	total
REVENUES FROM THE SECTOR (€/mil) (1)
First half 2006	3,528	639	173	14	4,354
First half 2005	3,190	584	199	(26)	3,947
Change first half 2006 / First half 2005 (%)	+10.6	+9.4	(13.1)	n.s.	+10.3
RESULTS OF THE SECTOR (€/mil) (2)
First half 2006	1,464	359	(69)	15	1,769
First half 2005	1,163	307	(16)	(22)	1,432
Change first half 2006 / First half 2005 (%)	+25.9	+16.9	n.s.	n.s.	+23.5
TOTAL INTEREST-EARNING ASSETS (€/mil) (3)
30/6/2006	154,876	7,001	90,026	(48,972)	202,931
30/6/2005	138,407	5,701	79,060	(56,920)	166,248
Change 30/6/2006 - 30/6/2005 (%)	+11.9	+22.8	+13.9	(14.0)	+22.1

(1) Total operating income.

(2) Pre-tax operating profit.

(3) Excluding the Banca IMI group.

Criteria for calculating profitability of the Business Sectors

The statement of income for Business Sectors has been prepared in the following manner:

•                  for Business Sectors whose activities are carried out by both the Parent Bank and its subsidiaries, Parent Bank accounting items relating to the relevant Business Sector have been consolidated with the statement of income items of the Sector’s subsidiaries. In particular, the attribution to individual Sectors of Parent Bank line items has been made on the basis of the following principles:

•                  net interest income was calculated using appropriate Internal Transfer Rates;

•                  in addition to real commissions, also notional commissions for services rendered by one business unit to another have been quantified;

•                  direct costs were calculated for each Sector, whilst costs borne by central units, other than those pertaining to holding functions, have been allocated to the same Business Sectors. More specifically, for services rendered by central units to operating business units, costs were allocated at standard prices, with any differences between costs actually borne and costs assigned being allocated to head office. This method is aimed at making the central structures responsible for the recovery of efficiency;

•                  for those Business Sectors whose activities are wholly carried out by subsidiaries, the statements of income of the relevant companies have been reported in terms of their contribution to the consolidated results, net of minority interests and after posting the consolidation of items relative to the Sector.

Furthermore, each Sector has been attributed the average absorbed capital on the basis of the current risks (credit, market and operational) calculated according to the VaR (Valued at Risk) approach; these risks are covered entirely by the primary capital. The only exception is Banca Fideuram, that operates in the Savings and Assurance sector, for which, as it is a listed company, reference has been made to accounting net shareholders’ equity at the end of the period (excluding income), in line with Group practice.

Business Sector profitability has been expressed in terms of RORAC (Return On Risk Adjusted Capital), expressed as the ratio of the Business Sector’s contribution to net Group profits to average capital absorbed as measured by the VaR approach. For the Savings and Assurance sector, profitability has been measured as the ratio of the Sector’s contribution to the Group’s net profit to the sum of net shareholders’ equity of Banca Fideuram and the average absorbed capital of EurizonVita (formerly Assicurazioni Internazionali di Previdenza –A.I.P.) and Sanpaolo IMI Asset Management.

Secondary Reporting

In accordance with the management approach and the organizational decisions of the Group, secondary reporting as required by IAS 14 is based on the disclosure of information by Geographical Sectors. Below is a summary report of the main operating data divided among Italy, Europe and the rest of the world.

			Rest of	Group
	Italy	Europe	the world	total
REVENUES FROM THE SECTOR (€/mil) (1)
First half 2006	3,782	518	54	4,354
First half 2005	3,485	428	34	3,947
Change first half 2006 / First half 2005 (%)	+8.5	+21.0	+58.8	+10.3
TOTAL INTEREST-EARNING ASSETS (€/mil) (2)
30/6/2006	182,946	13,431	6,554	202,931
30/6/2005	150,208	10,107	5,933	166,248
Change 30/6/2006 - 30/6/2005 (%)	+21.8	+32.9	+10.5	+22.1

(1) Total operating income.

(2) Excluding the Banca IMI group.

Part E – Information on risks and risk hedging policies

SECTION 1 – BANKING GROUP’S RISKS

1.1 CREDIT RISK

Credit risk management policies

Organization

SANPAOLO IMI has established lines of conduct to be followed throughout the Group when taking on risk. The Parent Bank and the subsidiaries are assigned approval limits defined in terms of total Group exposure to the counterpart and also differentiated according to the counterpart’s internal rating. Any transaction exceeding the prescribed limits must be submitted to the approval/opinion of the appropriate Bodies of the Parent Bank, consisting of (according to the level of exposure) the Credit Department, the Group Credit Committee (composed of the Managing Director and the heads of the responsible structures), the Executive Committee and the Board of Directors.

The Credit Department, which is independent from the business segments, is responsible for defining and updating the credit procedures and processes at Group level. With regard to the acceptance phase, it ensures the investigation and approval/opinion phase of transactions that exceed the abovementioned approval limits. The Credit Department is also responsible for controlling and preventing the impairment in the credit quality, and setting policies for the management and control of doubtful loans.

The Risk Management Department is responsible, at Group level, for defining and updating the credit risk measurement methods, with the objective of guaranteeing their alignment with best practice, as well as for analyzing the risk profile and preparing summary reports for SANPAOLO IMI’s top management on the changes in the Group’s asset quality.

The control structures operating within the individual Companies are responsible for measuring and monitoring the portion of the loan book assigned to them.

For the Group banking networks (Sanpaolo Banco di Napoli, Cassa di Risparmio in Bologna, Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio di Venezia, Friulcassa and Sanpaolo Banca dell’Adriatico) these functions are carried out, on the basis of an outsourcing contract, by the Parent Bank’s risk control functions that report periodically to the Board of Directors and the Audit Committee of the subsidiary.

Management, measurement and control systems

SANPAOLO IMI has developed a set of instruments to ensure analytical control over the quality of the loans to customers and financial institutions, and loans subject to country risk.

With regard to loans to customers, grading models have been developed, differentiated according to the economic sector and size of the counterpart (Corporate, Italian Public Entities, Small Business, Mortgage). These models make it possible to summarize the credit quality of the counterparty in a measurement, the rating, which reflects the probability of default over a period of one year, adjusted on the basis of the average level of the economic cycle. Statistical calibrations have rendered these ratings fully consistent with those awarded by rating agencies, forming a single scale of reference. The periodic backtesting analyses carried out to date, comparing the insolvency forecasts with the effective defaults, confirm the validity of the models used.

In 2005, the rating, previously used in the loan approval process with regard to counterparties submitted to the Group Credit Committee, was introduced as an essential element of the process also in relation to the credit granted by the branch network. Together with the assessment of the credit mitigating factors (typically guarantees, facility types and covenants), the rating contributes to defining the credit risk strategy, represented by the set of commercial policies and management behavior (frequency of reviews of lines of credit and recovery actions). The attribution of the rating is generally assigned to the branches, except for several types of counterparties (mainly large groups and complex conglomerates, non-banking financial institutions, insurance companies and cash flow financing), which, as they require expert assessments, are assigned to a specialist unit in the head office.

The new credit process, created in compliance with the organizational requirements of Basel 2, operates throughout the Group for the Corporate and Public Entities segments (banking networks, Banca OPI, Sanpaolo IMI Bank Ireland, Banca IMI and Sanpaolo Leasint), and all the Network Banks for the Small Business and Mortgage segments. Activities are currently under way for extending this process to other products for Retail customers (the consumer credit component, where scoring models are used).

With regard to banking and finance counterparties, a system has been established to classify the financial institutions in a scale consistent with those used by rating agencies. The risk class forms the basic information that, integrated by the type and duration of the transaction, and by any guarantees present, makes it possible to determine the credit limits with each counterparty.

Finally, as regards country risk, the rating is assigned on the basis of a model that takes into consideration the judgment of specialized institutions and agencies, market information and internal assessments.

The ratings are not just a direct instrument to monitor and control credit risk, but are also a primary element for management control of credit risk, through the credit risk portfolio model, which summarizes the information on asset quality in terms of risk indicators, including expected losses and capital at risk.

The expected loss is the product of exposure to default, probability of default (derived from the rating) and loss given default. The latter is measured with reference to an economic rather than accounting concept of loss including internal and external legal costs and prudently calculated on the discounted value of post-default recoveries.

The “expected” loss represents the average of the loss distribution, whereas the capital at risk is defined as the maximum “unexpected” loss that the Group may incur with a confidence level of 99.96&, corresponding to the level of risk implied by the rating of SANPAOLO IMI senior debt assigned by the ratings agencies (AA- from Standard & Poor’s and Fitch, Aa3 from Moody’s).

Techniques for the mitigation of credit risk

The techniques for the mitigation of credit risk are the elements that contribute to reducing the loss given default. They include guarantees, facility types and covenants.

The evaluation of the mitigating factors is performed through a procedure that assigns a loss given default to each individual loan, assuming the highest values in the case of ordinary unsecured financing and decreasing in accordance with the strength given to any mitigating factors present.

The “very strong” and “strong” mitigating factors include financial collateral and residential mortgages. Other mitigating guarantees include non-residential mortgages and personal guarantees issued by unrated parties, provided they have sufficient personal assets. The strength of the personal guarantee issued by rated parties (typically banks, Credit Guarantee Consortia and corporations, in general belonging to the same counterparty group) is assessed on the basis of the guarantor’s credit quality through mechanisms based on “PD substitution” . The loss given default values are subsequently aggregated at customer level in order to provide a summary evaluation of the strength of the mitigating factors.

Within the credit acceptance and management process, as mentioned above, the strength of the mitigating factors is important in the definition of the credit strategy, in particular with reference to the counterparties classified by the rating system as non investment grade. In addition, certain types of transactions, typically medium-/long-term, require collateral or covenants for their finalization regardless of the credit strategy defined.

Impaired financial assets

This item describes the technical-organizational and methodological procedures used in the management and control of impaired financial assets. This information includes the methods of classification of the assets by counterparty quality, the factors that allow transition from impaired exposures to performing exposures, the analysis of the exposure by length of past due status, and the procedures for the assessment of the adequacy of write-downs and provisions.

****

With regard to the classification of impaired assets, refer to that set forth in Part A – Account policies for the 2005 financial statements, as there have been no changes in the accounting standards during the first half of 2006. The monitoring of the correct application of the classification rules, using dedicated tools and procedures, is delegated to a central structure responsible for credit control.

With reference to loans due/overdue by more than 180 days, restructured loans and problem loans, the structures responsible for their management are identified, on the basis of pre-determined thresholds of increasing significance, within the operational areas, in decentralized organizational units that carry out specialist activities and in a dedicated central structure that is responsible for the entire management and coordination of these matters.

The management of non performing positions is centralized within specialized functions of the head office that, in carrying out relevant recovery actions, relies on personnel located throughout the branch network. Within these actions, in order to identify the strategies that may be implemented for each individual position, out of court and judicial solutions are examined, in terms of cost-benefit analyses, taking into account the financial impact of the estimated recovery times.

The loss in value of impaired assets is calculated on the basis of the criteria detailed in Part A – Accounting policies for the 2005 financial statements, as there were no changes to the accounting standards during the first half of 2006. The valuation is reviewed whenever significant effects come to light that may alter the recovery prospects. In order for adjustments to be made in a timely manner for these events, the information relating to the debtor is periodically monitored and the progress of out of court settlements and the various phases of legal proceedings are continually verified.

The return of impaired exposures to performing status, governed by the specific internal regulations, may only take place on the proposal of the abovementioned structures responsible for their management, upon ascertainment that the critical conditions or state of default no longer exist and subject to the binding opinion, where envisaged, of the structure responsible for to credit control.

The overall doubtful loans portfolio is continually monitored through a predetermined control system and periodic managerial reporting.

Break-down of loans based on external and internal ratings

The break-down of exposures by external and internal ratings refers to on and off balance sheet loans and commitments of Group companies to which the models of credit risk measurement apply (SANPAOLO IMI, Sanpaolo Banco di Napoli, Sanpaolo Banca dell’Adriatico, Cariparo, Carisbo, Carivenezia, Friulcassa, Banca OPI, Sanpaolo IMI Bank Ireland, Sanpaolo Leasint, Neos and, limited to structured finance transactions, Banca IMI), which over-all represent more than 95% of the credit risk weighted assets of the Group.

External ratings are present on 21% of the loans to customers and on 60% of the loans to banks. Since they refer to counterparties belonging to the public and banking sectors and to corporate customers of high standing, these ratings are concentrated on the highest classes, as shown in chart 1.

Internal ratings, attributed also to counterparties with external ratings commented on above, cover loans to banks almost completely (over 95%) and 89% of loans to customers. This coverage is almost total for the Corporate, Small Business and Mortgage sectors, which as described above have been affected by the introduction of the new processes conforming to Basel 2. Counterparties with not rating are concentrated in the personal financing and consumer credit sectors, where the review of the models and processes are still underway. For the purposes of calculating the risk indicators, unrated counterparties are assigned an estimated rating on the basis of the average probabilities of default, deriving from the past experience of the respective sectors.

As regards the breakdown of loans by class of internal rating, given in chart 2, these are classified almost completely in the investment grade area (up to BBB-) as far as banks are concerned. Loans to customers, however, are 75% in the investment grade area, 19% in the intermediate classes (BB) and 6% in the riskiest classes, where the highest risk levels (less than B-) they are almost absent.

Credit risk measurement

The synthetic risk indicators show an improvement in the credit quality of the portfolio over the last 12 months (on a homogeneous basis): more specifically, the expected loss on loans to customers at the end of the half year, equal to 0.36% of loans, decreased by 2 basis points compared to 30 June 2005. Economic capital amounted to 3.8% of loans, a decrease of 0.1% compared to half year 2005.

The following table illustrates the qualitative break-down of the loan portfolio, essentially attributable to the Banking Group, as at the end of the first half 2006 and the previous year.

(€/mil)

	30/06/2006
		Total		Impact	Hedging
Loan/value	Gross	adjustments	Net	(%)	(%)
Non-performing financing	4,371	3,327	1,044	0.7%	76.1%
Problem and restructured financing	1,731	543	1,188	0.8%	31.4%
Financing to countries at risk	42	13	29	0.0%	31.0%
Financing due/overdue by more than 180 days	985	163	822	0.6%	16.5%
Doubtful securities in the portfolio	—	—	—	0.0%	n.s.
Doubtful loans - customers	7,129	4,046	3,083	2.1%	56.8%
Performing financing	144,002	1,171	142,831	96.9%	0.8%
Performing debt securities held in the portfolio	1,416	—	1,416	1.0%
Loans to customers	152,547	5,217	147,330	100.0%	3.4%
Non-performing and problem financing - banks	3	3	—		100.0%
Financing due/overdue by more than 180 days - banks	—	—	—
Financing to countries at risk	20	1	19		5.0%
Doubtful securities in the portfolio	—	—	—
Total doubtful loans - customers and banks	7,152	4,050	3,102		56.6%

(€/mil)

	31/12/2005
		Total		Impact	Hedging
Loan/value	Gross	adjustments	Net	(%)	(%)
Non-performing financing	4,321	3,241	1,080	0.8%	75.0%
Problem and restructured financing	1,701	533	1,168	0.8%	31.3%
Financing to countries at risk	25	8	17	0.0%	32.0%
Financing due/overdue by more than 180 days	1,253	187	1,066	0.8%	14.9%
Doubtful securities in the portfolio	—	—	—	0.0%	n.s.
Doubtful loans - customers	7,300	3,969	3,331	2.4%	54.4%
Performing financing	136,930	1,066	135,864	97.4%	0.8%
Performing debt securities held in the portfolio	312	—	312	0.2%
Loans to customers	144,542	5,035	139,507	100.0%	3.5%
Non-performing and problem financing - banks	4	4	—		100.0%
Financing due/overdue by more than 180 days - banks	—	—	—
Financing to countries at risk	55	8	47		14.5%
Doubtful securities in the portfolio	5	—	5
Total doubtful loans - customers and banks	7,364	3,981	3,383		54.1%

1.2 MARKET RISKS

Organization

The main body responsible for the management and control of market risks is the Board of Directors of the Parent Bank, which defines the guidelines and strategic issues concerning market risks, allocates capital on the basis of the expected risk/return profile and approves the risk limits for the Parent Bank and the guidelines for the subsidiaries.

The Group Financial and Market Risk Committee (“CRFMG”) is responsible for defining risk measurement criteria and methodologies, the risk limit framework and verifying the risk profile of the Parent Bank and the subsidiaries. The CRFMG consists of the General Manager, the heads of the units responsible for risk-assumption, and the Risk Management Department.

The control of treasury activities and the management of financial risks of the national banking networks are carried out centrally by the Parent Bank’s Finance Department, which includes the Treasury. Trading activities within the Group are mainly carried out by the Group’s investment bank, Banca IMI.

Parent Bank Risk Management is responsible for developing risk monitoring methodologies and proposals regarding the system of risk limits for the Bank and the Group, as well as measuring risks for the main group banking subsidiaries (Sanpaolo Banco di Napoli, Sanpaolo Banca dell’Adriatico, Cassa di Risparmio in Bologna, Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio di Venezia e Friulcassa, on the basis of a specific outsourcing contract).

The Group’s financial risk profile and the appropriate action undertaken to change it are examined, at least monthly, by the CRFMG.

Market risk of non-trading portfolios

General issues and market risk management of non-trading portfolios

A large part of the market risk deriving from the non-trading portfolio concerns the exposure of the Parent Bank and the other main companies in the Group that carry out retail and corporate banking. Interest rate risk is managed by the Parent Bank in order to maximize profitability, consistently with the stability of P&L results over a long-term basis. For this purpose, position-taking reflects the strategic views set by the CRFMG. Risk exposures are primarily managed both by monitoring the mix of financial assets and liabilities deriving from retail activities and liquidity management, primarily through the use of hedging derivatives. Short-term risk exposures (less than 18 months) are also managed by cash instruments (interbank deposits), with direct access to the interbank market. Other cash instruments (mainly bonds) are employed on a less frequent basis to manage long term risk exposures (greater than 18 months). Banking subsidiaries, with the aid of the Parent Bank’s Finance Department, pursue the objective of protection from market risk, and in order to keep the individual risk profiles of subsidiaries within very narrow limits: for this purpose, hedging is negotiated with SANPAOLO IMI or, as in the case of medium-long term derivatives, with Banca IMI. As to the foreign-exchange risk, spot and forward transactions are carried out by Parent Bank’s Treasury Department with the task of ensuring uniform pricing standards throughout the Bank and the Group and managing risk position originated by the brokerage activity of foreign currencies traded by customers. The non-trading portfolios also include market risk exposures arising from equity participations held by the Parent Bank and Sanpaolo IMI International, FIN. OPI, IMI Investimenti, Sanpaolo IMI Internazionale and Sanpaolo IMI Private Equity in companies with quoted market prices not fully consolidated or accounted for under the equity method.

Measurement techniques for non-trading portfolios

The following methods are used to measure market risks of Group non-trading portfolios:

•                  Value at Risk (VaR);

•                  Sensitivity analysis;

The Value at Risk corresponds to the maximum potential loss in the portfolio’s market value that could be recorded over a ten day holding period with a statistical confidence interval of 99%, on the basis of volatility and past correlations (in the last 250 working days) of the single risk factors. For each currency, these factors comprise the short and long-term interest rates, exchange rates and share prices. The VaR is used, other than for the daily monitoring of risk arising from equity investments, also to consolidate the market risk exposure of the various Group companies, thereby taking into account diversification benefits. Value at Risk models have certain limitations; as they are based on statiscal assumptions of the normal yield curve and observation of historical data, they may fail to predict the future. VaR results, therefore, cannot guarantee that possible future losses will not exceed the statistical estimate.

As a result, to manage and measure the market risk of the non-trading portfolio, the SANPAOLO IMI Group also relies on other tools, such as Shift Sensitivity Analysis.

Shift sensitivity analysis quantifies the change in value of a financial portfolio resulting from adverse movements in the risk factors (interest rate, exchange rate, equity and volatility). As regards interest rate risk, adverse movement is defined as a parallel and uniform shift of 100 basis points of the interest rate curve. The measurements include the risk originated by customer demand loans and deposits, whose features of stability and partial and delayed reactions to interest rate fluctuations have been studied by analyzing a large collection of historical data, obtaining a maturity representation model through equivalent deposits. For demand loans, the average duration is very short (approximately 1 month), whereas the estimated average duration for demand deposits is greater (approximately 12 months), depending on the stability features of deposits from households.

The net interest income sensitivity is also measured, which quantifies the impact on net interest income of a parallel and instantaneous shock in the interest rate curve of ±25 basis points, over a timescale of twelve months. This measure shows the effect of the changes in interest rates on the portfolio being measured, excluding assumptions regarding future changes in the mix of assets and liabilities and therefore cannot be considered a predictor of the future level of net interest income.

Fair value hedge and cashflow hedge

The fair values are aimed at protecting from variations in the fair value of deposits and loans due to movements in market interest rates. The types of derivatives primarily used are plain vanilla interest rate swaps (IRS), overnight index swaps (OIS), cross currency swaps (CCS) and options on interest rates entered into by the Parent Bank with third parties, if short term. Otherwise, derivatives are negotiated mainly with Banca IMI, which, in turn, replicates the same transactions on the market so that the hedging transactions meet the specified criteria to be considered IFRS compliant at the level of the consolidated financial statements. The hedged assets and liabilities, specifically identified (micro-hedging), are mainly bonds issued or acquired by the bank and loans to customers. Macro-hedging is also carried out on demand deposits through derivatives contracts (interest rate swaps and overnight index swaps).

Cash flow hedging transactions, whose objective is to hedge against the volatility of receivable and payable floating cash flows, rep-resent a relatively modest proportion of the Group’s current outstanding derivatives.

Quantitative information

In the first half of 2006, the interest rate risk generated by Group non-trading portfolios, measured through shift sensitivity analysis, showed an average value of around 36 million euro, compared with 12 million euro in the previous year, reaching 57 million euro at the end of the half year.

The net interest income sensitivity – assuming a rise in interest rates of 25 basis points – amounted at the end of June to 27 million euro (-18 million euro in the case of reduction), a decrease compared with the end of 2005 (+42 million euro and – 34 million euro in the case of reduction).

During the first half of 2006, the Value at Risk fluctuated around an average value of 64 million euro (compared with 33 million in 2005), with a minimum value of 52 million at the end of April and a maximum of 75 million at the end of February.

The foreign exchange risk generated by non-trading portfolios was not material during the year.

Price risk is measured via the VaR method (using a confidence interval of 99% over a 10 day holding period). During the first half of 2006, the price risk generated by the equity investment portfolio, almost completely held in the AFS category, recorded an average value of 121 million euro, with a minimum of 112 million euro and a maximum of 133 million euro recorded at the end of June, in line with the levels observed at end 2005.

Market risk of trading portfolios

General issues and market risk management of trading portfolios

The Group’s trading portfolio is essentially concentrated in Banca IMI and its subsidiaries, where proprietary trading is carried out by both vanilla and complex products (mainly equities, both fixed rate and shares, foreign exchange contracts and derivatives), either negotiated over-the-counter (OTC) or on organized markets. Trading activities in the investment bank are segmented into specific books, which hold homogenous groups of transactions by type of risk and allow to reflect the risk/return profile of each individual business accurately. Management is predominantly aimed at relative value strategies, depending on the liquidity level of the instruments, rather than on risk-taking activities.

The Parent Bank does not carry out trading activities strictly: some of its financial assets classified under the accounting framework as held for trading are held with a view to complementing the non-trading portfolio, as they are held for liquidity purposes as a part of the Group’s treasury portfolio. The trading of derivatives, mostly related to brokerage transactions, also includes transactions off-setting the risk arising from the securities portfolio and the proprietary positions taken for hedging short-term items in the non-trading portfolio. Therefore, interest rate risk assumed by the Parent Bank and the network banks is residual and can be assigned primarily to the market risk of the banking book.

Measurement techniques for trading portfolios

Methods of measuring financial risks related to the trading portfolios mainly consist of:

•                  Value at Risk (VaR);

•                  Sensitivity analysis,

The Value at Risk of a trading portfolio is calculated based on the historical simulation method (Historical VaR), which involves revaluing the portfolio based on the trend in market prices over the last 12 months. This results in a daily profit/loss distribution, where the value corresponding to the most unfavorable percentile (with a confidence level set at 99%) represents the VaR, with a holding period of one day.

The sensitivity analysis is calculated based on the primary risk factors that characterize the trading portfolio (delta, gamma, vega, ratios, credit spreads, etc.).

Together with specific stress testing schemes, these risk measurements have been assigned a detailed system of operating limits, starting from the trading desk.

Quantitative information

During the first half of 2006, the historical VaR of trading activities plus one, carried out by Banca IMI and its subsidiaries, averaged 2.5 million euro, fluctuating between a minimum of 1.6 million euro and a maximum of 3.8 million euro. At the end of June, the VaR stood at 2.5 million euro, in line with the average value for the half year.

Back-testing showed the prudent nature of the internal measurement technique used. Indeed, during the first half 2006, the actual daily losses effectively never exceeded the risk measures expressed in terms of ex-ante daily VaR.

1.3 LIQUIDITY RISKS

The metric used for liquidity risk management is based on a cash-flow analysis through the calculation of mismatches between inflows and outflows, grouped in different maturity buckets according to their contractual or expected residual maturities. A centralized approach is adopted for managing liquidity risk of the Parent Bank and the banking networks. The Parent Bank’s Finance Department, together with the Dublin subsidiary, as single points of direct access to the markets, raise funds against the assets originated from the retail and corporate activity at the branch level. In this framework, the liquidity management is overseen by the Parent Bank’s Finance Department, in line with the Group’s Policy, which defines, at a consolidated level, a liquidity target ratio for the short term (0 – 1 month period) and attention thresholds on subsequent time bands, the triggering of which activates a contingency plan. A minimum treasury securities portfolio, comprising promptly liquid assets, is held to cover very short-term liquidity risk. The consolidated liquidity position also includes obligations deriving from the other main Group Subsidiaries that use the Parent Bank’s Treasury Department as a single point of access to the markets.

The Risk Management Department periodically monitors liquidity risk limits (liquidity gap, ratio observance); reporting is periodically presented and discussed at the CRFMG.

1.4 OPERATIONAL RISK

SANPAOLO IMI considers two other types of risk in its models: operational risk and business risk.

OPERATIONAL RISK

Operational risk is defined as the risk of incurring losses as a result of failures in internal control or information systems, personnel or external events. The internal definition of operational risk includes the risk introduced by the New Basel Capital Accord, extending it to include the reputational risk.

SANPAOLO IMI has defined the overall operational risk management framework by setting up a Group policy and organizational process for measuring, managing and controlling operational risk. The control of operational risk is attributed to the Parent Bank’s Board of Directors, which sets the management policies and the subsequent organizational structure. The Operational Risk Committee (made up of the General Manager and Department Managers) has the task of monitoring the operational risk profile of the Group and deciding on the main activities of mitigation and transfer. The centralized unit at Group level, part of Risk Management, is responsible for developing methodologies for measuring risk, processing loss data and preparing the resultant management instruments. In line with Basel 2 requirements, the business lines, subsidiaries and the Corporate Center structures are now directly involved in the Operational Risk Management process, through the creation of specific decentralized control centers at the operational units. These decentralized centers are responsible for the processes of gathering information about events that have generated operational losses, carrying out analyses of scenarios and evaluating the risk associated with the business environment and the operating context.

The method of measuring the operational risk profile requires the combined use of information on internal and external historical operational losses, with qualitative factors deriving from scenario analyses and evaluations of the system of internal controls and of the operating context.

The internal operational losses are recorded by decentralized control centers, suitably verified by the central structure and managed by a dedicated IT system. For each category of risk, in line with the definitions of the Basel regulations, the database of historical events is analyzed, including both internal Group events and events traceable to the participation in loss data sharing initiatives (DIPO in Italy and ORX at international level). Results are obtained by applying actuarial techniques that separately analyze the frequency and the severity of events and subsequently create, by means of suitable Monte Carlo techniques, the aggregated annual loss distribution and consequently the measurement of risk.

The scenario analyses are based on structured, organized collection of subjective estimates expressed directly by Management (Business Areas/Corporate Center) and have as their objective the evaluation of the potential economic impact for particularly serious operational events. These evaluations, calculated with statistical-actuarial techniques, give an estimate of unexpected loss that is subsequently integrated with the measurement obtained from the analysis of historical loss data.

Capital at risk is therefore identified as the minimum measurement at Group level, net of insurance cover, required to bear the maximum potential annual loss with a level of confidence of 99.96% (99.9% for regulatory measurement). The methodology also applies a corrective factor, which derives from the qualitative analyses of the risk of the operating context, to take account of the effectiveness of internal controls in the various organizational units.

BUSINESS RISK

The business risk (or strategic risk) is defined as the risk of incurring losses due to changes in the macro-or micro-economic scenario, which could jeopardize the ability to generate income, typically through a drop in operating volumes or margin compression. This is evaluated by breaking down the activities in the Business Areas, based on their respective cost and revenue structures, into elementary “industrial” businesses (for example data processing, consulting and distribution). The level of capitalization in line with the level observed in companies operating with the same processes is attributed to the Business Areas.

LEGAL DISPUTES

Anatocism

In March 1999, the Italian Court of Cassation changed its previous opinion and declared the quarterly capitalization of interest payable on current accounts to be illegitimate, assuming that the relevant clauses in bank contracts do not integrate “regulatory” use , but rather “trading” use, and therefore, such clauses are not adequate to derogate from the prohibition of anatocism pursuant to Art. 1283 of the Italian Civil Code.

The subsequent D.Lgs. no. 342 of 1999 confirmed the legitimacy of capitalization of interest in current accounts, as long as it is done with the same frequency of calculating interest for both debt and credit interest. From the date of this regulation taking effect (April 2000), all current account operations have been brought into line, with quarterly capitalization of both interest income and expense. Therefore the dispute which arises on this issue concerns only those contracts which were stipulated before the indicated date.

With the decision of its United Sections on 4 November 2004, the Court of Cassation again excluded the possibility that said use may become the law. Moreover, this ruling by the Court of Cassation has not eliminated the possibility of sustaining (on the basis of profiles different from those examined) the lawfulness of methods of infra-annual interest calculation: in some cases the prevailing legislation has actually recognized the soundness of these different profiles.

The overall number of pending cases is at an insignificant level in absolute terms, and is the subject of careful monitoring. The risks related to these disputes are covered by prudential allocations to the provisions for other risks and charges, commensurate with the amount of individual requests by the court. Also in the case where the claim amount is not specified (by the party bringing the case to court) and until the accounting appraisal is carried during the preliminary stage of the case, the risk of legal dispute is catered for by adequate allocations to the provisions for other risks and charges covering pending legal disputes.

GEST Line dispute

GEST Line S.p.A. is the SANPAOLO IMI Group company that carries out tax collection activities, which was created as a result of the merger by incorporation of Gerico, Sanpaolo Riscossioni Genova, Sanpaolo Riscossioni Prato and Esaban tax collecting companies.

The risks connected to this dispute are almost exclusively attributable to a dispute with the tax authorities in respect to claims of irregularities in the performance of tax collection services, and vary by nature and size according to the business of each merged company.

With reference to Gerico S.p.A., previously a subsidiary of the former Cardine Banca which was later merged by incorporation into SAN-PAOLO IMI S.p.A., there are a number of administrative and accounting proceedings pending, filed both by local Tax Offices and by the General Accounting Office for alleged tax irregularities that give rise to liabilities, owing to the failure to collect taxes. More specifically, the aforementioned proceedings are connected with alleged irregularities committed by several tax collection officials while carrying out report drafting activities during inspections at delinquent taxpayers’ premises. These proceedings are still pending, within either first or higher-instance courts, and are overseen on a continuous basis by the legal professionals engaged to defend the company.

The dispute involving Esaban S.p.A. (a company in the tax collection sector of former Banco di Napoli, which incorporated all the other tax collection companies of the Group, changing its name to GEST Line S.p.A.) originated from a series of provisions denying the reimbursements issued by the tax authorities in the years 1999 – 2001, all appealed against following the hierarchical line.

The risks connected with the Gerico S.p.A. and Esaban S.p.A. disputes are hedged by unlimited guarantees previously issued by the companies transferring the respective tax collection branches of business (each of the savings banks then merged into Cardine Banca and the former Banco di Napoli). The abovementioned guarantees cover any losses or contingent liabilities following events prior to the respective dates of transfer and expire in 2005, without prejudice to the court cases pending at that time, for which the abovementioned guarantee is also valid beyond the said expiry date. In light of the events involving the mergers of Cardine Banca and Banco di Napoli, SAN-PAOLO IMI took over the commitments deriving from the aforementioned guarantees, whose risks are, as a whole, covered by appropriate allocations.

Pursuant to Article 1, paragraphs 426, 426 bis and 426 ter of law no. 311/2004, private companies providing public services are granted the facility of correcting, with regard to the inland revenue and other bodies, the administrative responsibilities deriving from the activity carried out until 30 June 2005 by means of payment of a fixed amount per inhabitant served.

GEST Line has decided to adhere to the abovementioned correction by paying the first two installments, equal to 70% of the total sum to pay.

Art. 26 quater of Law No. 248 of 4 August 2006 (which set forth the conversion into law, with amendments, of D.Lgs. No. 223 of 4 July 2006), clarified in its interpretation that the effects of the correction do not apply to irregularities consisting of falsifications in documents prepared by employees, when said irregularities were prosecuted before the date of taking effect of Law No. 311/2004.

According to this criteria of interpretation, most of the potential risks connected to the aforementioned disputes (primarily concentrated on the Bologna agency) are eliminated as a result of the established correction. Risks of irregularities connected to the tax collection activities of the concession in Venice are not comprised within the scope of the amnesty, as within the criminal proceedings of the case, falsifications in the records of access to information prepared by the tax officials were officially declared. The maximum amount of said risks not covered by the amnesty has recently been estimated by the Veneto Regional Revenue Office as approximately 37 million euro. Part of the dispute has already resulted in a sentence issued by the local section of the General Auditor’s Office requiring compensation for the revenue loss, for a total of approximately 13 million euro; appeal of this sentence has resulted in suspension of its enforceability. In order to face this legal dispute, for some time GEST Line has been making suitable allocations to its provisions for risks and charges, as this risk, contrary to others, would seriously weigh on GEST Line’s assets due to the fact that the dispute arose within the concession in Venice, which the former Gerico acquired directly and not through the transfer of a company branch as in the other cases.

Lastly, in regard to the implementation of the law on the reorganization of the public tax collection service, SANPAOLO IMI is finalizing the procedure for the transfer of 70% of the share capital of GEST Line to the newly created company “Riscossione S.p.a.”, which will be primarily government-owned, without prejudice to the indemnity and guarantee obligations, as set forth in the aforementioned law, that the seller must undertake in relation to the buyer for potential risks connected to the dispute which is not comprised within the scope of amnesty.

The Cirio group insolvency in relation to the sale of bonds

In November 2002, the Cirio Group, one of the largest Italian groups operating in the agro-industrial sector, was declared insolvent in the repayment of a loan issued on the Euromarket. This event led to a cross default on all its existing issues. The bonds issued by the Cirio group had a nominal value totaling approximately 1.25 billion euro. The SANPAOLO IMI Group, like all primary Italian banking groups, had existing loan transactions with the Cirio group.

Consob proceedings in relation to operations carried out on Cirio bonds

As a result of inspections carried out in the period April-October 2003 regarding operations on Cirio bonds performed by SANPAOLO IMI in the three-year period 2000-2002, Consob issued a formal notice dated 4 May 2004, citing a series of infractions regarding the alleged violation of sector regulations by SANPAOLO IMI in carrying out its brokerage activities on the aforementioned securities.

The formal notices were issued both to the Bank and to the Board of Directors and Board of Statutory Auditors in office in the period under investigation, as well as to several managers who, due to the office held, were considered responsible for the activities which led to the alleged irregularities.

Both the Bank and the other recipients of the notices have formulated their defensive briefs on the matter The administrative proceedings concluded with a decree from the Finance Ministry on 28 February 2005, which, in acceptance of the proposal put forth by Consob, applied the pecuniary penalties to each interested party, and only the Bank was directed to pay the related amounts, as it is obliged jointly with said parties, pursuant to art. 195, paragraph 9, D.Lgs. 58/1998.

The Bank and each of the sanctioned parties have appealed against the aforementioned ruling before the competent Court of Appeal of Turin. The relative proceedings were concluded with a measure published on 18 January 2006, in which the Court rejected the defensive arguments of the opponents, consequently confirming the sanctions handed down by the Ministry of Finance, with the exception of three individual positions in which an invalidating defect as to the notification has been identified. In the meanwhile, the Bank, in its capacity as joint obligor with the parties subject to the sanctions, has complied with the payment order issued to it, and has requested from each party the reimbursement of the amounts corresponding to the imposed sanctions. Studies are underway to identify elements that may serve to corroborate a possible appeal before the Court of Cassation.

Criminal investigations related to Cirio

The Criminal Courts have begun investigations of a number of credit institutions, including SANPAOLO IMI, concerning trading activities with savers in relation to bonds issued by Cirio group companies as well as the management of financing activities with the aforementioned group. The investigations also involve several corporate officers, including two Directors who are no longer in office, who are charged with conspiracy to the crime of unlawful bankruptcy (violation of the equality of credit principle) and fraud. Within these proceedings, which are being held at the Court of Rome, on 16 June 2006 the phase before the examining judge began. This judge is responsible for evaluating whether the evidence collected by the prosecutors is sufficient to justify bringing the accused to trial.

Confident in the absolute correctness, in general terms, of the Company’s activities in relation to the investigations being carried out by the Criminal Courts and, in particular, in the total lack of involvement of the aforementioned company officers, the Bank is monitoring the development of the proceedings under way.

Revocation lawsuits filed by the Court-appointed Liquidator for the Parmalat group companies under insolvency proceedings

In the period between the end of 2004 and mid-2005, the Court-appointed Liquidator for the Parmalat group companies filed against the SANPAOLO IMI Group - as well as against many other Italian and foreign banks - a series of revocation lawsuits pursuant to Art. 67, par. 2 of the Bankruptcy Law, aimed at obtaining repayment of all remittances of funds made on current accounts held with SANPAOLO IMI, Cassa di Risparmio in Bologna and Cassa di Risparmio di Padova e Rovigo by the Parmalat group companies in the year before the insolvency proceedings were instituted.

The total amount claimed in the eight proceedings thus instituted is equal to approximately 1,261 million euro.

Following the internal preliminary investigation into the legitimacy of the claims, it was considered, in agreement with the legal advisors who assist the Group companies in the legal dispute, that the risk associated with these sentences is barely significant compared to the actual amounts of the claims, both because many preliminary legal objections could favorably resolve the dispute and because most of the sums for which repayment is requested lack the requisites to be treated as payments. In connection to several decisions issued between the end of 2005 and the beginning of 2006, the Court of Parma has seen fit, as such issues are not manifestly unfounded and are significant for the purposes of the decision, to defer the questions of legitimacy raised both by the Banks of the SANPAOLO IMI Group and by other Banks within the context of their respective legal actions aimed at revocation to the scrutiny of the Constitutional Court. With a decision issued on 5 April 2006, the Constitutional Court, deciding on the first two remittance orders received in chronological order (from sentences in which the Group was not directly involved), rejected the contentions of unconstitutionality, considering them unfounded.

In the opinion of the legal advisors who assist SANPAOLO IMI, the sentence of the Constitutional Court leaves open the other issue regarding the compatibility of the revocation lawsuits put forward by Parmalat with European Community antitrust regulations. In any case, the aforementioned decision has not determined the need to review provisions which were allocated to face the related risks, as the evaluation of said provisions exclusively considered the merit of the individual disputes, irrespective of any predictions regarding the outcome of the legal objections raised.

Claims for damages against Banca IMI initiated by the Court-appointed Liquidator of Parmalat S.p.a and Parmalat Finance Corporation B.V.

With a summons received by Banca IMI on 19 September 2005, the Court-appointed Liquidator of Parmalat S.p.A and Parmalat Finance Corporation B.V. initiated, on behalf of said companies, a suit aimed at obtaining compensation for damages concerning the theorized liability resulting from the participation of Banca IMI, as co-lead manager, in the consortia for the placement of three bonded loans issued by Parmalat Finance Corporation B.V. with the guarantee of Parmalat S.p.A. between the beginning of 2000 and the beginning of 2001.

The claim for damages has been filed for presumed damages of no less than 1,300 million euro, equivalent to the nominal value of the bonds subject to placement.

Banca IMI has appeared before the court in the preliminary stages, raising numerous objections concerning the lack of capacity of the Court-appointed Liquidator to initiate said action, and objecting as regards the complete unfoundedness of every claim for damages.

Consequently, based on the valuations made by the legal advisors assisting Banca IMI, it has not been deemed necessary to make specific allocations.

Management of claims relating to defaulted bonds

As regards claims from customers holding Parmalat, Cirio and Argentine bonds, the Group policy is that Group companies should carefully evaluate that the financial instruments sold to customers are suitable to each investor’s financial standing.

Contingent liabilities relating to claims concerning said bonds are adequately covered by allocations to the provision for risks and charges. As of 30 June 2006, the related allocations amounted to 20 million euro.

Dispute relating to the sanctions initiated by Consob against Sanpaolo IMI Asset Management S.G.R. S.p.A.

The pecuniary administrative penalties imposed by the Ministry of Finance upon proposal of Consob following inspections carried out at the premises of Sanpaolo IMI Asset Management have been appealed against by SGR and its sanctioned representatives, in accordance with Art. 195 TUF (Consolidated Financial Law), before the Court of Appeals of Milan which, on 26 November 2003, ruled that such penalties were illegal. Consob and the Ministry then filed an appeal against this decision before the Italian Court of Cassation. SGR immediately filed a counterclaim, requesting the dismissal of the appeals filed by the Authorities. The related judgment is still pending.

Proceedings initiated by the Antitrust Authority against the former Sanpaolo IMI Wealth Management (now Sanpaolo IMI Asset Management SGR) and the former Fideuram Vita (now EurizonVita)

In January 2004 the Italian Antitrust Authority notified Sanpaolo IMI Wealth Management, as holding company and outsourcer of Sanpaolo Vita, and Fideuram Vita that they were subject to investigations regarding the purchase of a database from a company specialized in analyzing the insurance market. This database contained information concerning contractual conditions, prices and methods of distribution of life insurance and pension products. Having concluded the investigation, initially performed on a number of insurance companies and then on the aforementioned Group companies, on 30 September 2004, the Antitrust Authority issued a measure which, whilst not inflicting pecuniary sanctions, ascertained the existence of a horizontal agreement among the companies facing proceedings, consisting of the exchange of delicate commercial information between competing companies, in violation of Art. 2, par. 2 of Law 287/90.

The abovementioned sanction was appealed against before the TAR (Regional Administrative Court) in Lazio, which overruled it on 27 April 2005, asserting that no such restriction on competition existed. The Antitrust Authority has appealed the sentence before the Council of State. The related proceedings, in which both SANPAOLO IMI (which, due to subsequent company organizations, has taken over the specific positions that originally concerned Sanpaolo IMI Wealth Management) and EurizonVita will present their defenses, are still pending.

Proceedings initiated by the Legal Authorities against some financial planners of Banca Fideuram and employees of the subsidiary Fideuram Bank Suisse

There are no developments in the investigations initiated by the Legal Authorities concerning a number of financial planners of the Banca Fideuram group and employees of the subsidiary Fideuram Bank Suisse. In their entirety the disputes concern the assumption of complicity in the crime of illicit practice (that consists in the offer of investment services or financial products by a party which is not authorized in

Italy) with the exception of a single financial planner, who is no longer active today, and who is also charged with the crime of money-laundering. The Bank has set up a specific working group for the rigorous verification of the facts, and has assured the investigating authorities the greatest possible collaboration.

Investigations initiated by the Public Prosecutor’s office of Spoleto against Sanpaolo Invest SIM S.p.A. and Banca Fideuram S.p.A.

On 5 May 2005, the Public Prosecutor’s office of Spoleto terminated its investigation of a case involving a number of crimes committed against several customers of a Sanpaolo Invest SIM financial planner.

The investigation also involved several representatives of Sanpaolo Invest who were accused of violating art. 2638 of the Italian Civil Code on the assumption that they had not informed Consob of the irregularities found in connection with the abovementioned case during verification of the internal control procedures related to the financial planners.

The allegations made against the aforementioned representatives led to Sanpaolo Invest, as well as Banca Fideuram (held to be jointly responsible by virtue of being the beneficiary of the partial spin-off of the banking branch previously owned by Sanpaolo Invest Sim), being held liable for the alleged violation of Law 231/2001.

Such liability, if established, entails the application of penalties which would only be pecuniary as regards the type of crime charged to the company representatives.

A working group which has been set up at the Parent Bank carefully monitors the proceedings, which have only gone as far as the preliminary stage.

In June 2005, Consob launched an investigation into Sanpaolo Invest SIM with regard to the efficiency of its management and internal control processes. On conclusion of this investigation, with writ served on 4 January 2006 Consob initiated proceedings against representatives of Sanpaolo Invest SIM and the Company itself as jointly obliged with the former, aimed at enacting penalties for a number of presumed violations of regulations, principally on the subject of internal controls. Sanpaolo Invest SIM and the recipients of the charges have formulated their defense briefs, among other things highlighting that the current procedures comply with the regulations in force.

Investigations initiated by the Public Prosecutor’s Office of Cagliari against employees of Sardinian public entities as well as planners and employees of Banca Fideuram.

In February 2005 the Public Prosecutor’s Office of Cagliari concluded the preliminary investigation concerning the allegation of fraud perpetrated to the detriment of a number of Sardinian regional institutions; the investigation, which was triggered by crimes committed by a Banca Fideuram financial planner, has also involved employees of the Bank and other planners in the network structure. On 25 July 2006, the initial hearing was held before the examining judge.

The IMI SIR dispute

Other assets include 1.3 million euro regarding the estimated realizable value of the loan, which was definitively enforced by the Civil Section of the Italian Court of Cassation through sentence no. 2469/03. This sentence has substantially confirmed decision no. 2887, passed by the Rome Court of Appeal on 11 September 2001, which condemned Consorzio Bancario SIR S.p.A. (in liquidation) to reimburse the Bank the sum of 506 million euro previously paid by IMI to the heirs of Mr. Nino Rovelli as compensation for damages, in accordance with the sentence passed by the Rome Court of Appeal on 26 November 1990. In addition, in an innovative decision, sentence resolved that the Consorzio - on procedural grounds and not in terms of merit — was not required to pay the interest accrued on the amount subject to the appeal (equal to approximately 72.5 million euro as of 31 December 2001). Furthermore, the Court of Cassation referred to another section of the Rome Court of Appeal the decision on whether to reduce the total amount owed to the Bank by the Consorzio by approximately 14.5 million euro, as compensation for the damages related to the transaction between the Consorzio and IMI in respect of the additional agreement of 19 July 1979: if the trial judge holds the claim amount to be unjustified, the sentence against the Consorzio requiring payment of the sum of 506 million euro will be reduced accordingly. In this respect, proceedings before the Rome Court of Appeal have resumed, where judgment is currently pending.

The same Italian Court of Cassation sentence passed final judgment on the right of the Consorzio to be held harmless by Mrs. Battistella Primarosa (heir of Mr. Nino Rovelli) and Eurovalori S.p.A.. The Italian Court of Cassation also affirmed the Consorzio’s right to recourse as subordinate to the previous payment of the amount owed to SANPAOLO IMI S.p.A. and assigned the passing of the sentence on this particular appeal to the trial judge. The related legal proceedings commenced in February 2004 and are still under way.

With reference to the above, taking into account that the initiatives taken so far have not achieved tangible results, the Bank has considered that the estimated realizable value of the amount receivable in question should be within the bounds of the Consorzio’s capital and its ability to pay, such amount, net of the effects attributable to the previously mentioned Court of Cassation sentence, being substantially in line with that currently recorded. In line with the estimated realizable value of the receivable amount, the equity sharehold-ing in the Consorzio has been completely written-off.

As regards the civil initiatives undertaken as part of the criminal proceedings in relation to the payment of damages from the offense, on 29 April 2003, the Criminal Section IV of the Court of Milan sentenced Rovelli’s heir and the other co-defendants to different terms of imprisonment in relation to their respective levels of responsibility for the crimes committed, as well as to the payment of 516 million euro to the plaintiffs as moral damages.

The above sentence was overruled by the Criminal Section II of the Milan Court of Appeal, through a sentence issued on 23 May 2005, which, by confirming (though with the mitigation of penalties) the responsibility of the defendants concerning the corruption which affected the outcome of the IMI SIR dispute, also revoked the sentence against the defendants for the payment of moral damages, assigning the civil court judge the task of establishing the amount of the total offence damages. This sentence was then appealed to the Court of Cassation which, with judgement of 4 May 2006, confirmed the penal responsibility of the defendants regarding the crime of corruption, with the exception of Primarosa Battistella and her son Felice Rovelli, who were released for different reasons which do not exclude, among other things, their non-involvement in the crime. Moreover, the Court of Cassation recognized SANPAOLO IMI’s right to compensation for not only moral damages, but also equity damages from the persons convicted.

On 22 May 2006, SANPAOLO IMI presented an appeal to the Rome Court of Appeal to revoke the sentence regarding the crime of corruption (handed down by the Rome Court of Appeal on 26 November 1990) and, at the same time, to order Primarosa Battistella to repay SANPAOLO IMI the amount paid in 1994 in compliance with the sentence resulting from the corruption.

On its side, Consorzio Bancario SIR, with writ of summons to SANPAOLO IMI and Ms. Battistella on 3 June 2006, appealed to the Rome Court of Appeal to revoke the abovementioned sentence of the same court dated 11 September 2001, through which the Consorzio was ordered to reimburse SANPAOLO IMI the amount SANPAOLO paid to Ms. Battistella.

The appeal of the Consorzio is based on the fact that the sentence muddied by corruption constitutes false grounds upon which the more recent sentence issued 11 September 2001 was based and, therefore, should be revoked.

SECTION 2 - INSURANCE RISKS

Life branch

The typical risks of a life insurance portfolio can be divided into three main categories of risk: insurance rating risk, death risk and reserve risk.

Insurance rating risks are protected initially during definition of the technical features and product pricing, and subsequently over the life of the instrument by means of periodic checks on the sustainability and profitability (both at product level and at the portfolio level, including all of the Company’s liabilities). During the definition of a product, profit testing is used, with the objective of measuring profitability and identifying any weaknesses in advance. The issuing of a product requires prior authorization from the Product Committee, whose members include both the managers of the company departments and the General Management.

Demographic-actuarial risks arise when an unfavorable trend is recorded in the actual loss ratio compared with the trend estimated when the rate was calculated, and these risks are reflected in the level of reserves. The loss ratio refers not only to actuarial loss, but also financial loss (guaranteed interest rate risk). The Company guards against these risks by means of statistical analysis of the evolution of liabilities in its own contract portfolio, divided by risk type, and through simulations of expected profitability of the assets hedging technical reserves.

Among the risks that require particular attention we also mention here the risks connected with hedging of costs. To this end the Company has developed a detailed analysis model that allows it to analyze costs by product macrocategory and by life cycle of the product itself. This tool, which is shared by several departments of the Company, is used to monitor costs, the correct rating and the sustainability of the reserves.

Reserve risk is guarded against through the exact calculation of mathematical reserves, with a series of detailed checks (for example, checking that all the variables required for the calculation are correctly saved in the system) as well as overall verifications, by comparing results with the estimates produced on a monthly basis.

In defining risks, the financial area is also highly significant, as regards yield guarantees. In this regard, in order to better monitor all risks (actuarial and financial), the Company uses a tool for simulating assets and liabilities, named FAP (Financial Analysis Program), with the objective of measuring value and risk. The FAP is a dynamic model capable of making forecasts of stochastically-generated economic scenarios, simulating the evolution of the value of assets and liabilities based on the technical features of the products, the simulated trend in significant financial variables and a management rule which guides investments and disinvestments. This model measures the capital required to cover actuarial and financial risk factors. Among the former, the FAP models risks deriving from the dynamics of an extreme surrendering of policies, from sharp changes in mortality and longevity, and from pressure on costs; among the latter, the FAP takes into consideration scenarios of stress over year-long time spans on interest rates, on credit spread and on stock market trends.

The mathematical reserves are calculated on almost the entire portfolio, on a contract-by-contract basis, and the methodology used to determine the reserves takes account of all the future commitments of the company.

Casualty branch

Regarding the assuming of risk, the policies at the time of purchase are checked in order to verify the correspondence of the portfolio with the technical and rate settings agreed with the sales network.

The check not only regards the form but also the substance and in particular, allows for verification of the exposure in terms of capital - limits of liability.

Subsequently, statistical checks are carried out, to verify potentially anomalous situations (such as concentration by area or by type of risk), and to keep under control accumulation at the level of individual persons (with particular reference to policies that provide cover in the accident and illness branches).

Among the risk concentration factors used for calculating the rates, with specific reference to the Motor TPL and Illness branches, the table below shows the break-down of premiums for each Italian region.

Premium distribution

	(Figures in thousands of euro)
Regions	Premiums	%
Piedmont	32,763	69.2%
Val d’Aosta	93	0.2%
Liguria	465	1.0%
Lombardy	2,950	6.2%
Trentino A.A.	36	0.1%
Veneto	608	1.3%
Friuli V.G.	152	0.3%
Emilia Romagna	659	1.4%
Marche	121	0.3%
Tuscany	453	1.0%
Umbria	77	0.2%
Lazio	6,738	14.2%
Campania	1,034	2.2%
Abruzzo	127	0.3%
Molise	46	0.1%
Puglia	355	0.7%
Basilicata	46	0.1%
Calabria	183	0.4%
Sicily	335	0.7%
Sardinia	126	0.3%
TOTAL	47,366	100%

The reinsurance structure for the companies Egida and Fideuram Assicurazioni for the first half of 2006 is given below. It remains unchanged from the structure for 2005.

It is noted that on 31 July 2006, the merger through incorporation of Fideuram Assicurazioni S.p.A. into EurizonTutela S.p.A (former Egida S.p.A.) was stipulated. It will take effect in relation to third parties as at 1 September 2006, and will take accounting and tax effect from 1 January 2006.

Egida insurance structure

Branches/Products	Type	Quota assigned/Priority
Accident	Quota assigned	25%
Illness	Quota assigned	10%
Land vehicles	Quota assigned	40%
Marine	Quota assigned	50%
Loans	Quota assigned	50%
Commercial loans	Quota assigned	85%
Guarantees	Quota assigned	50%
Legal defense	Quota assigned	90%
Fire and natural elements and GCL	Quota assigned + Excess of Loss	50% 1st layer 750,000 per risk and 1,000,000 per event. 2nd layer 3,000,000 per event
Land vehicle TPL	Quota assigned + Excess of Loss	50% 1st layer 1,000,000 per risk and per event. 2nd layer 1,500,000 per risk and per event
Other branches	Quota assigned	60%
Sanpaolo Network Loans CPI Product	Quota assigned	40%
Sanpaolo Network Mortgages CPI Product	Quota assigned	50%
CPI Posts Product	Quota assigned	31%

Reinsurance structure for Fideuram Assicurazioni S.p.A.

Branches/products	Type	Quota assigned/priority
ACCIDENT	QUOTA ASSIGNED	25% of AVERAGE ASSIGNED for previous years 20% of 2005
	OPTIONAL	UP TO 60% OF 100% Non standard risks
EXCESS OF LOSS

PROTECTS RETENTION
1st layer: € 200,000 XS 60,000 aggregate deductible 120,000
2nd layer: € 260,000 XS 260,000
3rd layer: € 520,000 XS 520,000 (at least two whitnesses)
4th layer: € 4,160,000 XS 1,040,000 (at least 2 whitnesses)

ILLNESS	QUOTA ASSIGNED	26% of AVERAGE ASSIGNED for previous years
	OPTIONAL (IPM GUARANTEE)	UP TO 60% OF 100%
Non standard risks
EXCESS OF LOSS (IPM GUARANTEE)

PROTECTS RETENTION
1st layer: € 200,000 XS 60,000 aggregate deductible 120,000
2nd layer: € 260,000 XS 260,000
3rd layer: € 520,000 XS 520,000 (at least two whitnesses)
4th layer: € 4,160,000 XS 1,040,000 (at least 2 whitnesses)

FIRT AND NATURAL ELEMENTS + G.C.L.	OPTIONAL	Up to 80% Non standard risks
	EXCESS OF LOSS	PROTECTS THE ENTIRE PORTFOLIO single layer: € 1,948,000 XS 52,000 (per risk and per event)
OTHER DAMAGES TO GOODS	OPTIONAL	80%
	EXCESS OF LOSS	PROTECTS THE ENTIRE PORTFOLIO single layer: € 1,948,000 XS 10,000 (per risk and per event)

Part F - Information on consolidated net shareholders’ equity

SECTION 1 - CONSOLIDATED NET SHAREHOLDERS’ EQUITY

The consolidated net shareholders’ equity represents the equity owned by the Group and is made up of all those elements which are not included in the definition of assets or liabilities according to the measurement and quantification methods defined by the International Accounting Standards.

As regards the management of the economic capital, the average absorbed capital was assigned to the single Business Sectors (Banking, Savings and Assurance, Central Functions) which form the organizational structure of the SANPAOLO IMI Group, on the basis of the current risks (credit, market and operative) measured according to the VaR approach. Those risks are entirely covered with Tier I capital. The only exception is Banca Fideuram, operating in the sector of Savings and Assurance, for which the exact end of period book value of the net shareholders’ equity (excluding the profit of the period) was taken as reference as it is a listed company.

In particular, the Group’s policy of capital management aims at prompt recapitalization of subsidiaries according to specific operative requirements, in compliance with the company’s practice which requires that the maximum dividend possible be distributed by the Group’s companies.

As regards the insurance companies, being part of the Group and operating in the life and/or casualty branches, in compliance with provisions set in the Insurance Code as per L.Dgs. no. 209 of 7 September 2005, such companies must ensure that the company has sufficient own equity to guarantee solvency with respect to the commitments taken towards customers.

These requirements are audited through the calculation of the solvency margin (identified as “corrected” if calculated at consolidation level) which compares the equity at the company’s disposal (capital, equity reserves, subordinated loans within the preset limits and characteristics, in addition to other integrative elements submitted to the approval of the Regulatory Authority), which contribute to quantifying the available margin, with the company’s undertakings (required margin). The amount of such margin is determined on the basis of preset ratios between premiums collected or claims paid (flow data) and the size of technical reserves at year end (stock data).

Under the management profile, the company constantly monitors the presence of minimum capitalization requirements set by regulations in force, by evaluating the trend in the required margin with respect to the development of the portfolio, in order to calibrate its insurance products in the most suitable way and manage its equity availability also considering its consistency with the regulatory requirements.

SECTION 2 - REGULATORY CAPITAL AND SOLVENCY RATIOS

The concept of risk capital was introduced by the Basel Committee in 1988 and the European guidelines, aiming at limiting the insolvency risk of financial brokers, are indicated in the EU Directive 2000/12/EEC.

According to EU instructions, in 1992 the Bank of Italy established that the capital adequacy of a bank should be evaluated according to the ratio between regulatory capital and the total of the weighted risk assets. In particular, the regulatory capital, composed of tier I capital and tier II capital, must not be lower, on a consolidated basis, than 8% of weighted risk assets.

Tier 1 capital

The paid-up capital, reserves and innovative capital instruments, such as preferred shares, are top-quality capital elements. The total of such elements, following adjustment for actuarial profits/losses recorded under equity and the deduction of own shares or quotas, intangible assets, and losses recorded in previous and current fiscal years, forms the tier I capital. Innovative capital instruments can be included in tier I, for up to 15% of the total of tier I capital. The possible surplus can be assigned to the tier II capital and can be classified among the hybrid capitalization instruments.

Tier II capital

The valuation reserves, the hybrid instruments and subordinated liabilities usually form the tier II capital elements. The amount of tier II capital must not be greater than tier I capital and certain elements included in tier II cannot be greater than a specified amount: subordinated liabilities, for example, cannot exceed 50% of tier I.

The solvency ratio must be calculated on the basis of the amount of tier I capital and tier II capital, net of shareholding investments in financial and insurance companies, hybrid equity instruments, and subordinated loans granted to the same entities.

In order to evaluate the capital adequacy, the capital of the bank must be calculated in relation to the amount of weighted assets for its own risk. Therefore, the various asset categories are weighted by granting one of the following risk percentages: 0%, 20%, 50%, 100% and 200%.

Moreover, starting from 31 December 2005, the composition and amount of regulatory capital are determined through the application of the “regulations on prudential filters”. This regulation is intended to govern the effects of the introduction of the IAS/IFRS on the size and quality of regulatory capital, mitigating the potential volatility arising from the application of the new accounting standards. In April 2006, the Bank of Italy definitively applied the aforementioned regulations, updating the provisions set forth in Circular no. 155/1991 regarding the notifications on regulatory capital and prudential ratios. Moreover, these regulations also adopted D. Lgs. no. 142/2005 regarding financial conglomerates, introducing the deduction from regulatory capital of equity investments in insurance companies and insurance holdings, as well as subordinated loans connected to such companies.

The approach recommended by the Basel Committee and by CEBS, included in instructions given by the Bank of Italy, broadly states that, for activities differing from trading, capital losses from valuation at fair value of tier 1 capital should be deducted line by line, and capital gains from the fair value valuation in tier II capital should be partially calculated (i.e. the asymmetric approach).

According to said recommendations, the following guidelines were applied

•                  Financial assets available for sale: for the “debt securities” and “equities” portfolios, the accumulated net capital losses were deducted line by line from tier I capital and the net capital gain was included at 50% in tier II capital. The valuation effects of loans were not included in the calculation of the regulatory capital, while depreciation deriving from impairment in the creditworthiness of the debtor/issuer was deducted from tier I capital.

•                  Real estate and works of art: capital gains deriving from the adjustment of real estate costs, made during implementation of IAS, were calculated entirely within tier II capital.

•                  Fair Value Option: capital losses and capital gains were calculated entirely within the tier I capital. Furthermore, potential capital losses or capital gains deriving from the adjustment of the creditworthiness of the issuer of securities placed with customers were excluded from the calculation of tier I capital.

•                  Commitments for forward purchase of own capital instruments or subsidiaries: capital resources which were the subject of a subscription for forward purchase which involve the Group’s immediate assumption of its own company risk were deducted from the regulatory capital. Conversely, if they do not involve an immediate risk assumption, they are included in the calculation of the regulatory capital in relation to the contractual duration of the operation.

Furthermore, according to instructions of the Bank of Italy, shareholdings in insurance companies, subordinated assets in portfolio issued by consolidated insurance companies as well as investments in Bank of Italy capital were deducted from the regulatory capital of the banking group according to the specific treatment required.

Moreover, with specific reference to the treatment of companies within the Savings and Assurance Business Division, ISVAP has identified the subsidiary Eurizon Financial Group S.p.A. as an insurance holding company pursuant to the Insurance Code. The application of the above-mentioned regulatory provisions would require the line by line deduction of the subsidiaries Banca Findeuram and Sanpaolo IMI Asset Management from the consolidated tier I and tier II capital of the banking group, as these companies are both subsidiaries of Eurizon Financial Group, and Eurizon and the said companies are part of the SANPAOLO IMI banking Group and share with the Parent Bank both the type of risks and the same Regulatory Authority.

In light of the regulatory framework, which is currently being adjusted by the two Regulatory Authorities, and on the basis of the methodological considerations which have been shared with the Bank of Italy, but not yet definitively implemented, the Group consolidated regulatory capital as at 30 June 2006 was calculated by reassigning the contribution attributable to Banca Fideuram and SanPaolo IMI Asset Management to the banking business.

With regard to the scope and methods of consolidation, the following differences were found between the area of application of the rules for regulatory capital and the application of the regulations governing financial statements:

•                  The companies making up the insurance business are consolidated line by line in order to calculate the net shareholders’ equity but are consolidated using the equity method for the purposes of calculating the regulatory capital;

•                  BanKa Koper D.D. is consolidated line by line in order to calculate the net shareholders’ equity, while it is consolidated proportionally when calculating the regulatory capital;

•                  Cassa dei Risparmi di Forlì S.p.A. and All Funds Bank SpA are consolidated using the equity method in order to calculate the net company capital, while they are consolidated proportionally when calculating the regulatory capital.

The following table quantifies the regulatory capital

Break-down

		30/6/2006
		(€/mil)
A.	Tier 1 capital before application of prudential filters	11,960
	Prudential filters for tier 1 capital:	278
	- Positive IAS/IFRS prudential filters	348
	- Negative IAS/IFRS prudential filters	(70)
B.	Tier 1 capital after application of prudential filters	12,238
C.	Tier 2 capital before application of prudential filters	6,289
	Prudential filters for tier 2 capital:	(149)
	- Positive IAS/IFRS prudential filters	—
	- Negative IAS/IFRS prudential filters	(149)
D.	Tier 2 capital after application of prudential filters	6,140
E.	Tier 1 and tier 2 capital after application of prudential filters	18,378
	Items to be deducted from tier 1 and tier 2 capital	(2,311)
F.	Regulatory capital	16,067

Details of subordinated loans issued by the Group’s banking business as at 30 June 2006 are given below. It should be noted that the amounts used to determine the consolidated regulatory capital are expressed in nominal values and net of infra-group transactions.

							Date of
		Nominal					application
		amount	Amount				of the right
	Original	as at	in original			Maturity	to early
	currency	30/06/06	currency	Interest rate	Issue date	date	redemption
		(€/mil)	(€/mil)
Preferred Shares	EUR	1,000	1,000	up to 10/11/2010: 8.126% p.a. subsequently: 1 year Euribor + 3.5% p.a.	10/11/2000	not redeemable	10/11/2010
Total innovative capital instruments (tier 1)		1,000
Debenture loan	EUR	133	150	5.75% p.a.	15/09/1999	15/09/2009	(*)
Debenture loan	EUR	199	200	6 month Euribor + 050% p.a.	01/10/1999	01/10/2009	(*)
Notes	EUR	500	500	6.375% p.a.	06/04/2000	06/04/2010	(*)
Debenture loan	EUR	299	300	5.55% p.a.	31/07/2001	31/07/2008	(*)
Debenture loan	EUR	1	1	ECB interest rate on repurchase agreement refinancing transactions	20/09/2001	20/09/2006	(*)
Debenture loan	EUR	199	200	5.16% p.a.	02/10/2001	02/10/2008	(*)
Notes	EUR	499	500	up to 28/6/2007 included: 3 months Euribor + 0.49% p.a. subsequently: 3 months Euribor + 1.09% p.a.	28/06/2002	28/06/2012	28/06/2007
Debenture loan	EUR	48	54	up to 15/7/2007: 4.90% p.a. subsequently: 6 month Euribor + 0.76% p.a.	15/07/2002	15/07/2012	15/07/2007
Debenture loan	EUR	123	147	up to 4/12/2007: 4.32% p.a. subsequently: 6 month Euribor + 0.85% p.a.	04/12/2002	04/12/2012	04/12/2007
Notes	EUR	300	300	5.375% p.a.	13/12/2002	13/12/2012	(*)
Notes	EUR	350	350	up to 9/6/2010 excluded: 3.75% p.a. subsequently: 3 months Euribor + 1.05% p.a.	09/06/2003	09/06/2015	09/06/2010
Notes	EUR	150	158	up to 1/7/2008 excluded: 6 month Euribor + 0.48% p.a. subsequently: 6 month Euribor + 1.08% p.a.	01/07/2003	01/07/2013	01/07/2008
Notes	EUR	62	75	up to 29/9/2008 excluded: 6 month Euribor + 0.46% p.a. subsequently: 6 month Euribor + 1.06% p.a.	29/09/2003	29/09/2013	29/09/2008
Notes	GBP	238	165	up to 18/3/2019 excluded: 5.625% p.a. subsequently: Sterling Libor 3 mesi + 1.125% p.a.	18/03/2004	18/03/2024	18/03/2019
Notes	EUR	700	700	up to 28/6/2011 excluded: 3 months Euribor + 0.30% p.a. subsequently: 3 months Euribor + 0.90% p.a.	28/06/2004	28/06/2016	28/06/2011
Debenture loan	EUR	127	134	up to 3/8/2009 excluded: 3.72% p.a. subsequently: 6 month Euribor + 0.60% p.a.	03/08/2004	03/08/2014	03/08/2009
Notes	EUR	500	500	up to 2/3/2015 excluded: 3.75% p.a. subsequently: 3 months Euribor + 0.89% p.a.	02/03/2005	02/03/2020	02/03/2015
Notes	EUR	22	27	up to 10/6/2005 included: 3 months Euribor + 0.40% p.a. subsequently: 3 months Euribor + 1.00% p.a.	10/06/2005	10/06/2015	10/06/2010
Debenture loan	EUR	20	20	up to 1/8/2010 excluded: 2.90% p.a. subsequently: 6 month Euribor + 0.74% p.a.	01/08/2005	01/08/2015	01/08/2010
Notes	EUR	749	750	up to 20/2/2013 excluded: 3 months Euribor + 0.25% p.a. subsequently: 3 months Euribor + 0.85% p.a.	20/02/2006	20/02/2018	20/02/2013
Notes	EUR	500	500	up to 19/4/2011 excluded: 3 months Euribor + 0.20% p.a. subsequently: 3 months Euribor + 0.80% p.a.	19/04/2006	19/04/2016	19/04/2011
Notes	EUR	500	500	up to 26/6/2013 excluded: 4.375% p.a. subsequently: 3 months Euribor + 1.00% p.a.	26/06/2006	26/06/2018	26/06/2013
Total subordinated liabilities (tier 2)		6,219
Notes	EUR	48	50	up to 14/11/2004: 1.44289% p.a. subsequently: 1.50% p.a.	26/06/2003	15/11/2007	(*)
Notes	EUR	533	550	3 months Euribor + 015% p.a.	20/12/2005	07/01/2008	(*)
Total tier 3 subordinated liabilities		581
Total		7,800

(*) Early redemption of the loan is not provided for.

Tier 2 subordinated loans to be calculated within the regulatory capital at 30 June 2006 amounted to 5,868 million euro.

Preferred securities, which are to be calculated with tier I capital, meet the following requirements:

•                  the securities are not redeemable; any right to reimbursement on the part of the issuer may not be exercised prior to 10 years from issue; reimbursement must be authorized by the Regulatory Body;

•                  the contract includes the possibility to suspend remuneration of the securities, even partially, whenever in the preceding year the Parent Bank that directly controls the issuing companies has not deliberated on the payment of dividends on own shares;

•                  dividends may not be accumulated over subsequent years;

•                  in case of the liquidation of SANPAOLO IMI, holders of securities will be reimbursed only after all other subordinated and non-sub-ordi-nated creditors have been satisfied.

Tier 2 subordinated loans are not subject to provisions for early redemption nor to conditions permitting conversion into capital or other forms of liability. In more detail, these contracts state that:

•                  early redemption may occur, when foreseen, only upon the initiative of the issuer and with the prior authorization of the Regulatory Body;

•                  the loan period must not be less than five years; if no maturity is stated, the contract must state that a notice period of at least five years has to be given;

•                  in case of the liquidation of the issuer, the debt will be reimbursed only after all other non equally subordinated creditors have been satisfied.

Tier 3 subordinated loans, issued to cover market risks, meet the following conditions:

•                  the original duration is not less than two years;

•                  the payment of interest and capital shall be suspended should the capital requirements of SANPAOLO IMI fall below 7% on an individual basis or 8% on a consolidated basis;

•                  in the event that the Bank is put into liquidation, the loan can only be reimbursed once all other creditors which are not equally subordinated, have been satisfied.

Part G – Scope of consolidation and equity shareholdings – Caption 100

Listed below are entities included in line by line consolidation of equity shareholdings in jointly-controlled companies and in companies subject to significant influence.

						Availability of
						voting rights
			Type of			at ordinary
		Registered	relationship	Ownership		shareholder’s	Book
Company name		office	(1)	Held by	Share	meeting(2)	value	Notes
					%	%	(€/mil)
Entities included in the consolidation using the line by line method
SANPAOLO IMI S.p.A. (Parent Bank)		Turin		—	—	—	—
1	Assicurazioni Internazionali di Previdenza S.p.A. (A.I.P.) (now EurizonVita S.p.A.)	Turin	1	Eurizon Financial Group	99.96	99.96	XXX
2	Banca Comerciala Sanpaolo IMI Bank Romania S.A.	Romania	1	Sanpaolo IMI Internazionale	98.65	98.65	XXX	(A)
3	Banca Fideuram S.p.A.	Rome	1	Eurizon Financial Group	73.37	73.43	XXX	(B)
4	Banca d’Intermediazione Mobiliare IMI S.p.A. (Banca IMI)	Milan	1	Sanpaolo IMI	100.00	100.00	XXX
5	Banca IMI Securities Corp.	United States	1	IMI Capital Market USA	100.00	100.00	XXX
6	Banca Italo Albanese Sh.A.	Albania	1	Sanpaolo IMI	80.00	80.00	XXX	(C)
7	Banca OPI S.p.A.	Rome	1	Sanpaolo IMI	100.00	100.00	XXX
8	Banka Koper d.d.	Slovenia	8	Sanpaolo IMI	63.94	32.99	XXX	(D)
9	Banque Privée Fideuram Wargny S.A.	France	1	Financiere Fideuram	99.91	99.91	XXX	(E)
10	Cassa di Risparmio di Padova e Rovigo S.p.A.	Padua	1	Sanpaolo IMI	100.00	100.00	XXX
11	Cassa di Risparmio di Venezia S.p.A.	Venice	1	Sanpaolo IMI	100.00	100.00	XXX
12	Cassa di Risparmio in Bologna S.p.A.	Bologna	1	Sanpaolo IMI	100.00	100.00	XXX
13	Consumer Financial Services S.r.l.	Bologna	1	Neos Banca	100.00	100.00	XXX
14	Egida Compagnia di Assicurazioni e Riassicurazioni S.p.A.	Turin	1	A.I.P.	100.00	100.00	XXX	(F)
	(now EurizonTutela S.p.A.)
15	Eurizon Financial Group S.p.A. (former NEW Step S.p.A.)	Turin	1	Sanpaolo IMI	100.00	100.00	XXX
16	Eolo Investments B.V.	Netherlands	8	A.I.P.	—	—	XXX	(G)
17	Farbanca S.p.A.	Bologna	5	Sanpaolo IMI	19.33	19.33	XXX
18	Fideuram Asset Management (Ireland) Ltd	Ireland	1	Banca Fideuram	100.00	100.00	XXX
19	Fideuram Assicurazioni S.p.A.	Rome	1	A.I.P.	100.00	100.00	XXX	(H)
20	Fideuram Bank S.A.	Luxembourg	1	Banca Fideuram	99.99	99.99	XXX
				A.I.P.	0.01	0.01	XXX
					100.00	100.00
21	Fideuram Bank (Suisse) A.G.	Switzerland	1	Fideuram Bank	99.95	99.95	XXX
22	Fideuram Fiduciaria S.p.A.	Rome	1	Banca Fideuram	100.00	100.00	XXX
23	Fideuram Fund Bond Global Emerging Markets	Luxembourg	8	A.I.P.	60.39	—	XXX	(I)
24	Fideuram Fund Bond Global High Yield	Luxembourg	8	A.I.P.	66.30	—	XXX	(I)
25	Fideuram Fund Equity Europe	Luxembourg	8	A.I.P.	94.16	—	XXX	(I)
26	Fideuram Fund Equity Global Emerging Markets	Luxembourg	8	A.I.P.	92.14	—	XXX	(I)
27	Fideuram Fund Equity Italy	Luxembourg	8	A.I.P.	93.06	—	XXX	(I)
28	Fideuram Fund Equity Japan	Luxembourg	8	A.I.P.	92.18	—	XXX	(I)
29	Fideuram Fund Equity Pacific Ex Japan	Luxembourg	8	A.I.P.	91.21	—	XXX	(I)
30	Fideuram Fund Equity Usa	Luxembourg	8	A.I.P.	93.07	—	XXX	(I)
31	Fideuram Fund Euro Bond Long Risk	Luxembourg	8	A.I.P.	59.84	—	XXX	(I)
32	Fideuram Fund Euro Bond Low Risk	Luxembourg	8	A.I.P.	62.21	—	XXX	(I)
33	Fideuram Fund Euro Bond Medium Risk	Luxembourg	8	A.I.P.	62.36	—	XXX	(I)
34	Fideuram Fund Euro Corporate Bond	Luxembourg	8	A.I.P.	69.20	—	XXX	(I)
35	Fideuram Fund Euro Defensive Bond	Luxembourg	8	A.I.P.	64.64	—	XXX	(I)
36	Fideuram Fund Euro Short Term	Luxembourg	8	A.I.P.	63.01	—	XXX	(I)
37	Fideuram Fund Europe Listed Consumer Discretionary Equity	Luxembourg	8	A.I.P.	82.96	—	XXX	(I)

						Availability of
						voting rights
			Type of			at ordinary
		Registered	relationship	Ownership		shareholder’s	Book
Company name		office	(1)	Held by	Share	meeting(2)	value	Notes
					%	%	(€/mil)
38	Fideuram Fund Europe Listed Consumer Staples Equity	Luxembourg	8	A.I.P.	78.59	—	XXX	(I)
39	Fideuram Fund Europe Listed Energy Materials Utilities Equity	Luxembourg	8	A.I.P.	76.95	—	XXX	(I)
40	Fideuram Fund Europe Listed Financials Equity	Luxembourg	8	A.I.P.	78.78	—	XXX	(I)
41	Fideuram Fund Europe Listed Health Care Equity	Luxembourg	8	A.I.P.	68.81	—	XXX	(I)
42	Fideuram Fund Europe Listed Industrials Equity	Luxembourg	8	A.I.P.	78.92	—	XXX	(I)
43	Fideuram Fund Europe Listed T.T. Equity	Luxembourg	8	A.I.P.	79.31	—	XXX	(I)
44	Fideuram Fund Inflation Linked	Luxembourg	8	A.I.P.	53.68	—	XXX	(I)
45	Fideuram Fund Usa Listed Consumer Discretionary Equity	Luxembourg	8	A.I.P.	91.74	—	XXX	(I)
46	Fideuram Fund Usa Listed Consumer Staples Equity	Luxembourg	8	A.I.P.	90.10	—	XXX	(I)
47	Fideuram Fund Usa Listed Energy Materials Utilities Equity	Luxembourg	8	A.I.P.	89.06	—	XXX	(I)
48	Fideuram Fund Usa Listed Financials Equity	Luxembourg	8	A.I.P.	91.28	—	XXX	(I)
49	Fideuram Fund Usa Listed Health Care Equity	Luxembourg	8	A.I.P.	88.84	—	XXX	(I)
50	Fideuram Fund Usa Listed Industrials Equity	Luxembourg	8	A.I.P.	89.99	—	XXX	(I)
51	Fideuram Fund Usa Listed T.T. Equity	Luxembourg	8	A.I.P.	90.82	—	XXX	(I)
52	Fideuram Fund Zero Coupon 2006	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
53	Fideuram Fund Zero Coupon 2007	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
54	Fideuram Fund Zero Coupon 2008	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
55	Fideuram Fund Zero Coupon 2009	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
56	Fideuram Fund Zero Coupon 2010	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
57	Fideuram Fund Zero Coupon 2011	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
58	Fideuram Fund Zero Coupon 2012	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
59	Fideuram Fund Zero Coupon 2013	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
60	Fideuram Fund Zero Coupon 2014	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
61	Fideuram Fund Zero Coupon 2015	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
62	Fideuram Fund Zero Coupon 2016	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
63	Fideuram Fund Zero Coupon 2017	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
64	Fideuram Fund Zero Coupon 2018	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
65	Fideuram Fund Zero Coupon 2019	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
66	Fideuram Fund Zero Coupon 2020	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
67	Fideuram Fund Zero Coupon 2021	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
68	Fideuram Fund Zero Coupon 2022	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
69	Fideuram Fund Zero Coupon 2023	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
70	Fideuram Fund Zero Coupon 2024	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
71	Fideuram Fund Zero Coupon 2025	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
72	Fideuram Fund Zero Coupon 2026	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
73	Fideuram Fund Zero Coupon 2027	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
74	Fideuram Fund Zero Coupon 2028	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
75	Fideuram Fund Zero Coupon 2029	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
76	Fideuram Fund Zero Coupon 2030	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
77	Fideuram Fund Zero Coupon 2031	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
78	Fideuram Fund Zero Coupon 2032	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
79	Fideuram Fund Zero Coupon 2033	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
80	Fideuram Fund Zero Coupon 2034	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
81	Fideuram Fund Zero Coupon 2035	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
82	Fideuram Fund Zero Coupon 2036	Luxembourg	8	A.I.P.	100.00	—	XXX	(I)
83	Fideuram Gestions S.A.	Luxembourg	1	Banca Fideuram	99.94	99.94	XXX
				A.I.P.	0.06	0.06	XXX
					100.00	100.00

						Availability of
						voting rights
			Type of			at ordinary
		Registered	relationship	Ownership		shareholder’s	Book
Company name		office	(1)	Held by	Share	meeting(2)	value	Notes
					%	%	(€/mil)
84	Fideuram Investimenti S.G.R. S.p.A.	Rome	1	Banca Fideuram	99.50	99.50	XXX
85	Fideuram Wargny Gestion S.A.	France	1	Banque Privée Fideuram Wargny	99.97	99.97	XXX	(E)
86	Fideuram Wargny Gestion S.A.M.	Principality of Monaco	1	Banque Privée Fideuram Wargny	99.95	99.95	XXX	(E)
87	FIN.OPI S.p.A.	Turin	1	Banca OPI	100.00	100.00	XXX
88	Financière Fideuram S.A.	France	1	Banca Fideuram	99.99	99.99	XXX	(E)
89	Fondo Caravaggio	Luxembourg	8	Sanpaolo Life	100.00	—	XXX	(I)
90	Fondo Doppia Opportunità	Luxembourg	8	Sanpaolo Life	100.00	—	XXX	(I)
91	Friulcassa S.p.A.	Gorizia	1	Sanpaolo IMI	100.00	100.00	XXX
92	GEST Line S.p.A.	Naples	1	Sanpaolo IMI	100.00	100.00	XXX	(J)
93	IE Befektetesi Alapkezelo Rt. (former Europool Befektetesi Alapkezelo Rt)	Hungary	1	Inter-Europa Bank	100.00	100.00	XXX
94	IE-New York Broker Rt	Hungary	1	Inter-Europa Bank	100.00	100.00	XXX
95	IE-Services Szolgaltato es Kereskedelmi Kft (former Sygman Szolgaltato es Kereskedelmi Rt)	Hungary	1	Inter-Europa Bank	100.00	100.00	XXX
96	IMI Capital Markets USA Corp.	United States	1	IMI Investments	100.00	100.00	XXX
97	IMI Finance Luxembourg S.A.	Luxembourg	1	IMI Investments	100.00	100.00	XXX
98	IMI Investimenti S.p.A.	Turin	1	Sanpaolo IMI	100.00	100.00	XXX
99	IMI Investments S.A.	Luxembourg	1	Banca IMI	99.99	99.99	XXX
				Banca IMI Securities	0.01	0.01	XXX
					100.00	100.00
100	Inter-Europa Bank Nyrt	Hungary	1	Sanpaolo IMI Internazionale	85.87	85.87	XXX	(K)
101	Inter-Europa Beruhazo Kft	Hungary	1	Inter-Europa Bank	100.00	100.00	XXX
102	Inter-Europa Consulting Kft	Hungary	1	Inter-Europa Fejlesztesi	51.00	51.00	XXX
				Inter-Europa Szolgaltato	49.00	49.00	XXX
					100.00	100.00
103	Inter-Europa Ertekesitesi Kft	Hungary	1	Inter-Europa Bank	100.00	100.00	XXX
104	Inter-Europa Fejlesztesi Kft	Hungary	1	Inter-Europa Bank	100.00	100.00	XXX
105	Inter-Europa Szolgaltato Kft	Hungary	1	Inter-Europa Bank	100.00	100.00	XXX
106	Inter-Invest Risk Management Vagyonkezelo Rt	Hungary	1	Inter-Europa Bank	48.00	48.00	XXX
				Inter-Europa Consulting	48.00	48.00	XXX
				Inter-Europa Szolgaltato	4.00	4.00	XXX
					100.00	100.00
107	LDV Holding B.V.	Netherlands	1	Sanpaolo IMI Private Equity	100.00	100.00	XXX
108	Lyxor Global Equity Capital Guaranteed Fund	Luxembourg	8	A.I.P.	96.52	—	XXX	(I)
109	Lyxor Noricum Cash Guaranteed	Luxembourg	8	A.I.P.	98.39	—	XXX	(I)
110	Neos Banca S.p.A.	Bologna	1	Sanpaolo IMI	99.49	99.49	XXX
111	Neos Finance S.p.A.	Bologna	1	Neos Banca	100.00	100.00	XXX
112	NHS Investments S.A.	Luxembourg	1	IMI Investimenti	99.99	99.99	XXX
				LDV Holding	0.01	0.01	XXX
					100.00	100.00
113	Sanpaolo Banca dell’Adriatico S.p.A.	Pesaro	1	Sanpaolo IMI	100.00	100.00	XXX	(L)
114	Sanpaolo Banco di Napoli S.p.A.	Naples	1	Sanpaolo IMI	100.00	100.00	XXX
115	Sanpaolo Bank S.A.	Luxembourg	1	Sanpaolo IMI	100.00	100.00	XXX
116	Sanpaolo Bank (Suisse) S.A.	Switzerland	1	Sanpaolo Bank	99.98	99.98	XXX
117	Sanpaolo Fiduciaria S.p.A.	Milan	1	Sanpaolo IMI	100.00	100.00	XXX
118	Sanpaolo IMI Alternative Investments S.G.R. S.p.A.	Milan	1	Sanpaolo IMI Asset Management	100.00	100.00	XXX
119	Sanpaolo IMI Asset Management Luxembourg S.A.	Luxembourg	1	Sanpaolo IMI Asset Management	100.00	100.00	XXX
120	Sanpaolo IMI Asset Management S.G.R. S.p.A.	Milan	1	Eurizon Financial Group	100.00	100.00	XXX	(M)
121	Sanpaolo IMI Bank (International) S.A.	Madeira	1	Sanpaolo IMI	100.00	100.00	XXX

						Availability of
						voting rights
			Type of			at ordinary
		Registered	relationship	Ownership		shareholder’s	Book
Company name		office	(1)	Held by	Share	meeting(2)	value	Notes
					%	%	(€/mil)
122	Sanpaolo IMI Bank Ireland Plc	Ireland	1	Sanpaolo IMI	100.00	100.00	XXX
123	Sanpaolo IMI Capital Company I L.l.c.	United States	1	Sanpaolo IMI	100.00	100.00	XXX
124	Sanpaolo IMI Fondi Chiusi S.G.R. S.p.A.	Bologna	1	Sanpaolo IMI Private Equity	100.00	100.00	XXX
125	Sanpaolo IMI Insurance Broker S.p.A.	Bologna	1	Sanpaolo IMI	100.00	100.00	XXX
126	Sanpaolo IMI International S.A.	Luxembourg	1	Sanpaolo IMI	100.00	100.00	XXX
127	Sanpaolo IMI Internazionale S.p.A.	Padua	1	Sanpaolo IMI	100.00	100.00	XXX
128	Sanpaolo IMI Investimenti per lo Sviluppo SGR S.p.A.	Naples	1	Sanpaolo IMI Private Equity	100.00	100.00	XXX
129	Sanpaolo IMI Private Equity S.p.A.	Bologna	1	Sanpaolo IMI	100.00	100.00	XXX	(N)
130	Sanpaolo IMI US Financial Co.	United States	1	Sanpaolo IMI	100.00	100.00	XXX
131	Sanpaolo Immobiliere S.A.	Luxembourg	1	Sanpaolo Bank	99.99	99.99	XXX
				Sanpaolo IMI Asset
				Management Luxembourg	0.01	0.01	XXX
					100.00	100.00
132	Sanpaolo Invest Ireland Ltd	Ireland	1	Banca Fideuram	100.00	100.00	XXX
133	Sanpaolo Invest SIM S.p.A.	Rome	1	Banca Fideuram	100.00	100.00	XXX
134	Sanpaolo Leasint S.p.A.	Milan	1	Sanpaolo IMI	100.00	100.00	XXX
135	Sanpaolo Life Ltd	Ireland	1	A.I.P.	100.00	100.00	XXX
136	Sanpaolo Real Estate S.A.	Luxembourg	1	Sanpaolo Bank	99.99	99.99	XXX
				Sanpaolo IMI International	0.01	0.01	XXX
					100.00	100.00
137	SEP S.p.A.	Turin	1	Sanpaolo IMI	100.00	100.00	XXX
138	Sirens B.V.	Netherlands	8	A.I.P.	—	—	XXX	(G)
139	Spilt 2 S.r.l.	Treviso	8	Sanpaolo Leasint	—	—	XXX	(O)
140	Universo Servizi S.p.A.	Milan	1	A.I.P.	95.00	95.00	XXX
				Banca Fideuram	5.00	5.00	XXX	(P)
					100.00	100.00

Notes to the table on the scope of line by line consolidation:

(1)          Type of relationship:

1 = majority of voting rights at ordinary shareholders’ meeting

2 = dominant influence at ordinary shareholders’ meeting

3 = agreements with other shareholders

4 = other forms of control

5 = single management pursuant to article 26, paragraph 1, of legislative decree 87/92

6 = single management pursuant to article 26, paragraph 2, of legislative decree 87/92

7 = joint control

8 = majority of benefits and risks (SIC 12).

(2)          Availability of voting rights at ordinary shareholder’s meeting. Any “potential votes” are highlighted in specific notes.

(A)         Sanpaolo IMI Internazionale holds options for the acquisition of the remaining 1.35% of the holding.

(B)         In August 2006, Eurizon Financial Group initiated a Public Offering for the outstanding shares of Banca Fideuram.

(C)        The Parent Bank acquired control of the company in May 2006. The Parent bank holds options for the acquisition of the remaining 20% of the holding. (D) The Parent Bank holds options for acquisition of a further 33.23% of the holding.

(E)         Company for which Banca Fideuram has initiated the disposal process (IFRS5).

(F)         In May 2006, A.I.P. (now EurizonVita) exercised its call option on the remaining 50% of the company, thus acquiring total control.

(G)        SDS – Società a Destinazione Specifica (Specific Purpose Company) for the issuing of structured products for hedging index linked policies (SIC 12). (H) In September 2006, the company was incorporated into Egida S.p.A.(now EurizonTutela).

(H)        In September 2006, the company was incorporated into Egida S.p.A. (now Eurizon Tutela).

(I)             Collective investment entity in which the A.I.P. Group (now EurizonVita) holds the majority of the risks/benefits (SIC 12). (J) Company for which the Parent Bank has initiated the disposal process (IFRS5).

(J)           Company for which the Parent Bank has initiated the disposal process (IFRS5).

(K)        Sanpaolo IMI Internazionale holds options for acquisition of a further 10% of the holding.

(L)          The company was created in February 2006 and in June 2006 it received the transfer of the branches in the “Adriatic areas” from the Parent Bank. (M)In June 2006, the company was transferred by the Parent Bank to Eurizon Financial Group.

(N)        At the end of September 2006, the company will be incorporated into IMI Investimenti S.p.A.

(O)        SDS – Società a Destinazione Specifica (Specific Purpose Company) for securitization of leasing loans (in accordance with Law 130 of 30 April 1999) (SIC 12).

(P)         In April 2006, Banca Fideuram transferred to Universo Servizio the company branch specifically dedicated to IT, back-office processing, call center activities and general and real estate services.

						Availability of
						voting rights
			Type of			at ordinary
		Registered	relationship	Ownership		shareholder’s	Book
Company name		office	(1)	Held by	Share	meeting(2)	value	Notes
					%	%	(€/mil)
Investments carried at equity
1	Aeroporti Holding S.r.l.	Turin	4	IMI Investimenti	30.00	30.00	9
2	Allfunds Bank S.A.	Spain	7	Sanpaolo IMI	50.00	50.00	23
3	Banque Palatine S.A.	France	4	Sampaolo IMI	37.31	37.31	205	(A)
4	Cassa dei Risparmi di Forlì S.p.A.	Forlì	7	Sanpaolo IMI	38.25	38.25	78
5	Cassa di Risparmio di Firenze S.p.A.	Florence	4	Sanpaolo IMI	18.66	18.70	285	(B)
6	CBE Service S.p.r.l.	Belgium	4	Sanpaolo IMI	31.70	31.70	—
7	Cedar Street Securities Corp.	United States	1	Banca IMI Securities	100.00	100.00	—
8	Consorzio Studi e Ricerche Fiscali	Rome	1	Sanpaolo IMI	55.00	55.00	—
				Banca Fideuram	10.00	10.00	—
				A.I.P.	10.00	10.00	—
				Sanpaolo IMI Asset Management	5.00	5.00	—
				Banca IMI	5.00	5.00	—
				Banca OPI	5.00	5.00	—
				Sanpaolo Leasint	5.00	5.00	—
				IMI Investimenti	2.50	2.50	—
				Sanpaolo IMI Private Equity	2.50	2.50	—
					100.00	100.00	—
9	CR Firenze Gestion Internationale S.A.	Luxembourg	4	Sanpaolo IMI	20.00	20.00	2
10	Finor d.o.o.	Slovenia	1	Banka Koper	100.00	100.00	2
11	Global Menkul Degerler A.S.	Turkey	4	Banca IMI	20.00	20.00	2
12	I. Tre Iniziative Immobiliari Industriali S.p.A.	Rovigo	4	Cassa di Risparmio Padova e Rovigo	20.00	20.00	—
13	Imaging S.p.A.	Milan	4	IMI Investimenti	19.99	19.99	20	(C)
14	Immobiliare 21 S.r.l.	Milan	1	Sanpaolo IMI	100.00	100.00	2
15	Immobiliare Nettuno S.p.A.	Bologna	1	Cassa di Risparmio Bologna	100.00	100.00	1
16	Infragruppo S.p.A.	Bergamo	4	IMI Investimenti	21.71	21.71	34	(D)
17	Liseuro S.p.A.	Udine	4	Sanpaolo IMI	35.11	35.11	1
18	Sagat S.p.A.	Turin	4	IMI Investimenti	12.40	12.40	7
19	Sanpaolo IMI Equity Management S.A.	Luxembourg	1	Sanpaolo IMI Private Equity	99.99	99.99	1
				LDV Holding	0.01	0.01	—
					100.00	100.00	1
20	Sanpaolo IMI Management Ltd	United Kingdom	1	Sanpaolo IMI Private Equity	100.00	100.00	1
21	Sanpaolo IMI Private Equity Scheme B.V.	Netherlands	4	Ldv Holding	23.50	29.38	—
				Sanpaolo IMI Equity Management	20.00	—	—
					43.50	29.38	—	(E)
22	Sanpaolo Leasint G.M.B.H.	Austria	1	Sanpaolo Leasint	100.00	100.00	1
23	SI Holding S.p.A.	Rome	4	Sanpaolo IMI	30.01	30.01	16	(F)
24	Sinloc - Sistema Iniziative Locali S.p.A.	Turin	4	FIN.OPI	11.85	11.85	6
				Banca OPI	8.15	8.15	4
					20.00	20.00	10
25	Società Friulana Esazione Tributi S.p.A.	Udine	4	GEST Line	33.33	33.33	—	(G)
26	Società Gestione per il Realizzo S.p.A.	Rome	4	Sanpaolo IMI	28.31	28.31	1
				Banca Fideuram	0.64	0.64	—
					28.95	28.95	1
27	Studi e Ricerche per il Mezzogiorno	Naples	1	Sanpaolo IMI	16.67	16.67	—
				Banca OPI	16.67	16.67	—
				Sanpaolo IMI Investimenti	16.67	16.67	—
				Sanpaolo Banco di Napoli	16.66	16.66	—
					66.67	66.67	—
28	Synesis Finanziaria S.p.A.	Turin	4	IMI Investimenti	25.00	25.00	123	(H)

						Availability of
						voting rights
			Type of			at ordinary
		Registered	relationship	Ownership		shareholder’s	Book
Company name		office	(1)	Held by	Share	meeting(2)	value	Notes
					%	%	(€/mil)
29	Tobuk Ltd	Ireland	1	Sanpaolo IMI Bank Ireland	100.00	100.00	—
30	W.D.W. S.A.	France	1	Banque Privèe Fideuram Wargny	99.92	99.92	—	(I)
31	West Trade Center S.A.	Romania	1	Sanpaolo IMI Internazionale	100.00	100.00	—
32	Aeroporto di Napoli S.p.A. (in liquidation)	Naples	4	Sanpaolo IMI	20.00	20.00	—
33	BN Finrete S.p.A. (in liquidation)	Naples	1	Sanpaolo IMI	99.00	99.00	—
34	Cardine Suisse S.A. (in liquidation)	Switzerland	1	Sanpaolo IMI	100.00	100.00	—
35	Centradia Group Ltd (in liquidation)	United Kingdom	4	Sanpaolo IMI	30.45	30.45	—
36	Cioccolato Feletti S.p.A. (in liquidation)	Aosta	1	Sanpaolo IMI	95.00	100.00	—
37	Consorzio Bancario SIR S.p.A. (in liquidation)	Rome	4	Sanpaolo IMI	32.84	32.84	—
38	Cotonificio Bresciano Ottolini S.r.l. (in liquidation)	Brescia	1	Sanpaolo IMI	97.58	97.58	—
39	Emil Europe ‘92 S.r.l. (in liquidation)	Bologna	1	Cassa di Risparmio Bologna	93.47	93.47	—
40	G.E.CAP S.p.A. (in liquidation)	Foggia	4	GEST Line	37.25	37.25	—	(G)
41	Imifin S.p.A. (in liquidation)	Rome	1	Sanpaolo IMI	100.00	100.00	—
42	IMI Bank A.G. (in liquidation)	Germany	1	Sanpaolo Bank	100.00	100.00	—
43	Integra S.r.l. (in liquidation)	Belluno	4	Cassa di Risparmio Padova e Rovigo	29.64	29.64	—
44	ISC Euroservice G.M.B.H. (in liquidation)	Germany	1	Sanpaolo IMI	80.00	80.00	—
45	Mega International S.p.A. (arrangement with creditors)	Ravenna	4	Neos Banca	48.00	48.00	—
46	Progema S.r.l. (in liquidation)	Turin	4	SEP	10.00	10.00	—
				Neos Banca	10.00	10.00	—
					20.00	20.00	—
47	S.A.G.E.T. S.p.A. (in liquidation)	Teramo	1	GEST Line	99.98	99.98	—	(G)
48	Sanpaolo U.S. Holding Co. (in liquidation)	United States	1	Sanpaolo IMI	100.00	100.00	2
49	Se.Ri.T. S.p.A. (in liquidation)	Teramo	1	GEST Line	100.00	100.00	—	(G)
50	West Leasing S.A. (in liquidation)	Romania	1	Sanpaolo IMI Bank Romania	88.71	88.71	1

Total investments “carried at equity”							827

Total goodwill							158

Total caption 100. Equity Shareholdings							985

Notes to the table of shareholdings carried at equity:

(1)          Type of relationship:

1 = majority of voting rights at ordinary shareholders’ meeting

2 = dominant influence at ordinary shareholders’ meeting

3 = agreements with other shareholders

4 = Companies subject to significant influence

5 = single management pursuant to article 26, paragraph 1, of legislative decree 87/92

6 = single management pursuant to article 26, paragraph 2, of legislative decree 87/92

7 = joint control

8 = majority of benefits and risks (SIC 12).

(2)   Availability of voting rights at ordinary shareholder’s meeting. Any “potential votes” are highlighted in specific notes.

(A)   The evaluation was carried out on the basis of the consolidated financial statements drawn up by the subsidiary.

(B)   The evaluation was carried out on the basis of the consolidated financial statements drawn up by the subsidiary as at 31 March 2006. May 2005 saw the expiry of the Shareholders’ Agreement executed on 15 November 1999 between Cassa di Risparmio di Firenze, BNP Paribas and SANPAOLO IMI concerning the capital investment of the Cassa di Risparmio di Firenze. Subsequently, on 28 September 2005 SANPAOLO IMI, in acknowledging the lengthy period in which the agreement had not been renewed, decided to exercise its option to purchase ordinary shares in the Cassa di Risparmio di Firenze, held by the company itself, totaling 10.78% of capital. The exercise of this option, the validity of which was disputed by Cassa di Risparmio di Firenze, provided for a price of three euro per share, which represented 1.5 times the “base value” of the Cassa di Risparmio di Firenze share, to be calculated in this case by taking into account the valuation methods normally used for the sector. As a result of the Cassa’s objections, arbitration proceedings were begun as set forth in the contract clauses. The arbitration board has been regularly composed, but it has not yet issued any decisions.

(C)   The holding was acquired in February 2006. (D) The holding was acquired in April 2006.

(E)   Company for which Sanpaolo IMI Private Equity has initiated the disposal process (IFRS5).

(F)   The shareholding has been transferred to the portfolio “Available for sale equities” as a result of the acquisitions of the Parent Bank in May 2006, which resulting in SANPAOLO IMI exerting significant influence.

(G)   This company falls within the disposal process of the Parent Bank in relation to GEST-Line (IFRS 5). (H) The company holds 51% of Fidis Retail Italia.

(I)    This company falls within the disposal process of the Banca Fideuram in relation to the Wargny Group (IFRS 5).

The following table highlights the goodwill arising on shareholders’ equity as a result of equity shareholdings carried at equity included in the financial statements under “Equity shareholdings” (caption 100).

	Goodwill arising	Goodwill arising
Company name	at 30/6/2006	at 31/12/2005
A. Investments carried at equity:
Cassa dei Risparmi di Forlì S.p.A.	66	66
Cassa di Risparmio di Firenze S.p.A.	47	47
SI Holding S.p.A.	29	—
Sagat S.p.A.	10	10
Allfunds Bank S.A.	6	6
Total	158	129

Part H – Transactions with related parties

Transparency procedures

SANPAOLO IMI has identified the Bank’s related parties and has defined a Group procedure for decisions regarding transactions with such parties, aimed at establishing specific competencies and responsibilities, as well as showing the information flows between the Bank structures and its direct and indirect subsidiaries.

Under the procedure, and in line with the provisions of the Disciplinary Code, transactions with related parties deemed significant on the basis of analytical thresholds, depending on the type of transaction and counterparty, and reported to the Parent Bank are resolved on by the Board of Directors, following examination by the Technical Audit Committee. The significant transactions undertaken by the subsidiaries with the Parent Bank’s related parties are resolved upon by the Board of Directors of the subsidiary company, which must submit the proposal in advance to ensure it is in conformity with the Parent Bank.

In addition to observing the specific decision-making procedure, the Parent Bank structures and the subsidiaries which initiate transactions with related parties must submit a quarterly report so that the Bank may fulfill the obligations of art. 150 of D.Lgs. 58/1998 (on the subject of reporting to the Board of Statutory Auditors) and must fulfill the immediate or periodic reporting requirements in relation to the market. In particular, the market is advised of transactions that are individually significant pursuant to art. 71 bis of Consob Decision 11971 of 14 May 1999.

The preliminary stage of the transactions to be undertaken with related parties follows the same process as granting loans reserved for other non-related parties with the same credit rating. Infra-group financing is subject to specific limits, in order to comply with the supervisory regulations of the Bank of Italy.

Further information can be found in the “Report on Corporate Governance” and the 2005 Annual Report.

With regard to transactions with entities that carry out functions of management, administration and control of the Bank, in addition to the application of art. 2391 of the Italian Civil Code, the special regulations on the obligations of banking representatives set forth in art. 136 of D.Lgs. no. 385/1993 and the Surveillance Instructions (Consolidated Banking Law) also apply; they require, in any case, the prior unanimous approval by the Board of Directors, and the unanimous approval of the Board of Statutory Auditors. Those who carry out administrative, management and control functions at Group banks or companies may not undertake obligations or acts of buying or selling, directly or indirectly, with the relevant company, or undertake financial transactions with another Group company or bank without a decision by the appropriate bodies of the contracting company or bank, taken as set forth above. In these cases, furthermore, the obligation or act must have the approval of the Parent Bank issued by the Board of Directors.

Information on transactions with related parties

Transactions of atypical and/or unusual nature

During the first half of 2006, no transactions of “atypical or unusual nature” were carried out by the Parent Bank, the relevance/importance of which might give rise to doubts with regard to the safety of the net shareholders’ equity or the protection of minority interests, either with related parties or with persons other than related parties.

Transactions of ordinary or recurrent nature

Ordinary or usual transactions entered into with related parties fall within the scope of the Group’s ordinary activities and are usually entered into at market conditions, based on valuations of mutual economic convenience, in line with the internal procedures mentioned above. Transactions with infra-Group related parties, as they are not part of the consolidated financial statements, are not included in this report.

Receivable and payable balances with related parties at the end of the first half of 2006, within the consolidated accounts, amount to a total that is insignificant compared to the size of the Group’s equity. The weight of income and charges with related parties on consolidated management is equally insignificant.

The following tables report the weight of transactions with related parties, as classified by IAS 24, on the balance sheet situation and economic results of the Group.

	30/06/2006
	Amount (€/mil)	Impact
Total financial assets	2,014	0.8%
Total other assets	2	0.0%
Total financial liabilities	725	0.3%
Total other liabilities	—	0.0%

	30/06/2006
	Amount (€/mil)	Impact
Total interest income	15	0.3%
Total interest expense	(7)	0.3%
Total commission income	1	0.0%
Total commission expense	(1)	0.2%
Total operating costs	(15)	0.7%

Significant transactions

During the last six months, no significant transactions were entered into with related parties. Nonetheless, certain relevant transactions of related parties with persons external to the Group are highlighted below:

•  on 27 June 2006, SANPAOLO IMI transferred to Banca CR Firenze the equity shareholding of 12.33% in Centro Leasing, for a consideration of 21.2 million euro, achieving a capital gain of 6.6 million euro. The operation was finalized under conditions of fairness (the transfer price was equal to the withdrawal price formally approved by the company officers upon its transformation into a bank, determined on the basis of a valuation prepared by an independent expert);

•  on 25 May 2006, the subsidiary Sanpaolo IMI Internazionale (Spimint) stipulated the extension of an option agreement with Holnet BV (a company within the Santander Group), regarding the 9.9% share held by Holnet in the Hungarian bank Inter-Európa Bank (IEB), controlled by Spimint with a share of 85.86%. The extension specifically involved:

•   a put option, which can be used in June 2006 (now June 2007) by Holnet in relation to Spimint at a price equal to the consideration of the public offer launched by the SANPAOLO IMI Group on the Hungarian bank, increased by the pro-rata share of retained earnings;

•   a call option which can be used in July 2006 (now July 2007) by Spimint in relation to Holnet, at the same strike price.

The operation was settled under fairness conditions (the waiver of the pro rata share of profits on the shares subject to the option, as provided by the call, is substantially offset for SANPAOLO IMI by the benefits deriving from the use of liquidity from alternative financial investments, net of the cost of allocated capital. The terms for the put option are similar).

PricewaterhouseCoopers SpA

AUDITORS' REPORT ON THE LIMITED REVIEW OF THE FINANCIAL STATEMENTS
AS AT 30 JUNE 2006

To the Directors of
Sanpaolo IMI S.p.A.

1.                                       We have performed a limited review of the interim financial statements as at 30 June 2006 pursuant to article 2501-quater of the Civil Code consisting of balance sheet, statement of income, statement of changes in shareholders' equity and statement of cash flows (hereinafter "accounting statements") and explanatory notes of Sanpaolo IMI S.p.A.. The financial statements as at 30 June 2006 pursuant to article 2501-quater of the Civil Code is the responsibility of Sanpaolo IMI S.p.A.'s Directors. Our responsibility is to issue this report based on our limited review. We have also checked the part of the notes related to the information on operations for the sole purpose of verifying the consistency with the remaining part of the financial statements as at 30 June 2006 pursuant to article 2501-quater of the Civil Code.

2.                                       Our work was conducted in accordance with the criteria for a limited review recommended by the National Commission for Companies and the Stock Exchange (CONSOB) with resolution no. 10867 of 31 July 1997. The limited review consisted principally of inquiries of company personnel about the information reported in the financial statements and about the consistency of the accounting principles utilised therein as well as the application of analytical review procedures on the data contained in the interim financial statements. The limited review excluded certain auditing procedures such as compliance testing and verification and validation tests of the assets and liabilities and was therefore substantially less in scope than an audit performed in accordance with generally accepted auditing standards. Accordingly, unlike the audit on the annual financial statements, we do not express a professional audit opinion on the financial statements as at 30 June 2006 pursuant to article 2501-quater of the Civil Code.

3.                                       Regarding the comparative data of the prior year financial statements presented in the "accounting statements", reference should be made to our report dated 11 April 2006. The comparative data as at 30 June 2005 presented in the "accounting statements'' have been reviewed by us for the purpose of the limited review of the "accounting statements" and of the explanatory notes as at 30 June 2006.

Sede legale e amministrativa: Milano 20149 Via Monte Rosa 91 Tel. 0277851 Fax 027785240 Cap. Soc. 3.754.400,00 Euro i.v., C.F. e P. IVA e Reg. Imp. Milano 12979880155 iscritta al n. 43 dell'Albo Consob - Altri Uffici: Bari 70125 Viale della Repubblica 110 Tel. 0805429863 - Bologna 40122 Via delle Lame 111 Tel. 051526611 - Brescia 25124 Via Cefalonia 70 Tel. 0302219811 - Firenze 50129 Viale Milton 65 Tel. 0554627100 - Genova 16121 Piazza Dante 7 Tel. 01029041 - Napoli 80121 Piazza dei Martiri 30 Tel. 0817644441 - Padova 35137 Largo Europa 16 Tel. 0498762677 - Palermo 90141 Via Marchese Ugo 60 Tel. 091349737 - Parma 43100 Viate Tanara 20/A Tel. 0521242848 - Roma 00154 Largo Fochetti 29 Tel. 06570251 - Torino 10129 Corso Montevecchio 37 Tel. 011556771 - Trento 38100 Via Grazioli 73 Tel. 0461237004 - Treviso 31100 Viale Felissent 90 Tel. 0422696911 - Trieste 34125 Via Cesare Battisti 18 Tel. 0403480781 - Udine 33100 Via Poscolle 43 Tel. 043225789 -Verona 37122 Corso Porta Nuova 125 Tel. 0458002561

4.                                       Based on our review, no significant changes or adjustments came to our attention that should be made to the "accounting statements" and explanatory notes, identified in paragraph 1 of this report, in order to make them consistent with the international accounting standard IAS 34.

Turin, 23 October 2006

PricewaterhouseCoopers SpA

Signed by
Sergio Duca
(Partner)

This report has been translated into the English language solely for the convenience of international readers.

Attachments

RECONCILIATION STATEMENT OF NET SHAREHOLDERS’ EQUITY
AND NET PROFIT FOR THE PERIOD OF THE PARENT COMPANY AND OF
CONSOLIDATED NET SHAREHOLDERS’ EQUITY AND NET PROFIT FOR THE PERIOD

LIST OF EQUITY INVESTMENTS GREATER THAN 10% IN UNLISTED COMPANIES
AND IN LIMITED LIABILITY COMPANIES

RECONCILIATION STATEMENT OF NET SHAREHOLDERS’ EQUITY AND NET PROFIT FOR THE PERIOD OF THE PARENT COMPANY AND OF CONSOLIDATED NET SHAREHOLDERS’ EQUITY AND NET PROFIT FOR THE PERIOD

(€/mil)

		Capital and
	Net profit	reserves	Total

PARENT BANK FINANCIAL STATEMENTS	1,799	9,949	11,748
Balance from subsidiaries consolidated line-by-line	1,462	18,775	20,237
Consolidation adjustments:
- book value of investments consolidated line-by-line	—	(16,944)	(16,944)
- dividends of consolidated companies	(1,863)	1,863	—
- elimination of goodwill arising on consolidation before 1.1.2004	—	(914)	(914)
- reversal of profits from disposal of available-for-sale equities	(243)	243	—
- valutazione di partecipazioni al patrimonio netto	41	(35)	6
- minority interests	(34)	(171)	(205)
- elimination of investments carried at equity	—	108	108
- reversal of disposals of infra-group branches	(2)	(32)	(34)
- tax benefits arising on the merger of Banco Napoli	—	226	226
- debts to minority interests	(1)	(161)	(162)
- securities placement and infra-group policy	8	(124)	(116)
- other adjustments	(27)	26	(1)
CONSOLIDATED FINANCIAL STATEMENTS	1,140	12,809	13,949

STATEMENT OF EQUITY INVESTMENTS AS AT 30 JUNE 2006 HIGHER THAN 10% OF THE CAPITAL REPRESENTED BY SHARES WITH VOTING RIGHTS IN UNLISTED COMPANIES OR IN LIMITED LIABILITY COMPANIES (IN ACCORDANCE WITH ART. 126 OF CONSOB RESOLUTION NO. 11971 OF 14 MAY 1999) (1)

Name	Held by	Share %
Alpifin S.r.l. (in liquidation)	Friulcassa	10.44
Agricola del Varano S.r.l.	Cassa di Risparmio Padova e Rovigo	26.58
Alilaguna S.p.A.	Cassa di Risparmio Venezia	70.00
Ama International S.p.A.	FIN.OPI	14.97
Associazione Nazionale per l’Enciclopedia della Banca e della Borsa	Sanpaolo IMI	12.11
	Banca Fideuram	0.35
		12.46
Azimut-Benetti S.p.A.	Ldv Holding	11.84
	Sanpaolo IMI Private Equity	0.08
		11.92
Banca d’Italia	Sanpaolo IMI	8.33
	Cassa di Risparmio Bologna	6.20
	Cassa di Risparmio Padova e Rovigo	1.20
	Cassa di Risparmio Venezia	0.88
	Friulcassa	0.62
		17.23
Banco del Desarrollo S.A.	Sanpaolo IMI	15.71
Banque Espirito Santo et de la Venetie S.A.	Sanpaolo IMI	18.00
Banque Galliere S.A. (in liquidation)	Cassa di Risparmio Bologna	17.50
Beato Edoardo Materiali Ferrosi S.r.l.	Cassa di Risparmio Padova e Rovigo	50.00
	Cassa di Risparmio Venezia	50.00
		100.00
Biessefin S.p.A. (in liquidation)	Sanpaolo IMI	36.10
Bipielle Riscossione S.p.A.	Sanpaolo IMI	11.20
Borsa Italiana S.p.A.	Banca IMI	7.94
	Sanpaolo IMI	5.37
	Sanpaolo Bank	0.43
		13.74
Calitri Denim Industries S.p.A. (bankrupt)	Isveimer (in liquidation)	14.29
Celeasing S.r.l.	Sanpaolo IMI	100.00
Cen.Ser. Centro Servizi S.p.A.	Cassa di Risparmio Padova e Rovigo	11.60
Centradia Limited (in liquidation)	Centradia Goup (in liquidation)	100.00
Centradia Services Ltd (in liquidation)	Centradia Goup (in liquidation)	100.00
Centrale dei Bilanci S.r.l.	Sanpaolo IMI	12.60
Centro Agroalimentare di Napoli Scpa	Sanpaolo IMI	12.56
Centro Factoring S.p.A.	Sanpaolo IMI	10.81
Cimos International d.d.	Banka Koper	13.55
Dorado - Cigs S.r.l.	Cassa di Risparmio Bologna	25.00
Dulevo S.p.A. (bankrupt)	Sanpaolo IMI	16.30
Elvetia Edile S.r.l.	Sanpaolo IMI	100.00
Emporium S.r.l.	Cassa di Risparmio Padova e Rovigo	51.27
Equipe Investments S.p.A.	Cassa di Risparmio Padova e Rovigo	100.00
Esatto S.p.A.	GEST Line	16.33
Esped Spedizioni S.r.l.	Cassa di Risparmio Padova e Rovigo	29.80
Evoluzione 94 S.p.A.	Sanpaolo IMI	5.99
	Cassa di Risparmio Bologna	2.55
	Friulcassa	1.97
		10.51

Name	Held by	Share %
Fides S.p.A. (bankrupt)	Isveimer (in liquidation)	20.00
Fin.Ser. S.p.A.	Cassa di Risparmio Padova e Rovigo	15.00
Fin. Tess. S.p.A.	Cassa di Risparmio Padova e Rovigo	98.00
Fonti di Gaverina	Sanpaolo IMI	60.64
Gerard H Polderman S.r.l.	Cassa di Risparmio Padova e Rovigo	100.00
Guiness Peat Aviation ATR Ltd	Sanpaolo IMI Bank Ireland	12.50
IAM Piaggio S.p.A. (in liquidation)	Sanpaolo IMI	9.68
	Banca Fideuram	3.74
		13.42
Idra Equity shareholdings S.p.A. (in liquidation)	Ldv Holding	11.56
Immobiliare dell’Isola Cattaneo S.p.A.	Sanpaolo IMI	48.57
Immobiliare Femar S.p.A.	Cassa di Risparmio Padova e Rovigo	38.57
Immobiliare Peonia Rosa S.r.l.	Sanpaolo IMI	57.00
Immobiliare Santa Caterina S.r.l.	Sanpaolo Banco di Napoli	100.00
Impianti S.r.l. (in liquidation)	Sanpaolo IMI	14.16
	Isveimer (in liquidation)	5.25
		19.41
Integrated Shipping Company	Sanpaolo IMI	100.00
Istituto per il Credito Sportivo	Sanpaolo IMI	10.81
Isveimer S.p.A. (in liquidation)	Sanpaolo IMI	65.39
Ittica Ugento S.p.A.	Sanpaolo Banco di Napoli	26.96
IXIS Asset Management Group S.A.	Sanpaolo IMI	12.00
Kall Kwik Italia S.p.A. (in liquidation)	Sanpaolo Leasint	15.00
Kish Receivables Co.	Tobuk	20.83
La Compagnia Finanziaria S.p.A.	Sanpaolo IMI	12.09
Leiballi Carni S.p.A.	Cassa di Risparmio Padova e Rovigo	33.33
Marche Capital S.p.A.	Sanpaolo IMI	11.99
Mirano Costruzioni S.r.l.	Cassa di Risparmio Venezia	100.00
Pdp Box Doccia S.p.A.	Cassa di Risparmio Padova e Rovigo	80.00
Pila 2000 S.p.A.	Cassa di Risparmio Padova e Rovigo	37.19
Praxis Calcolo S.p.A.	Ldv Holding	14.52
	Sanpaolo IMI Private Equity	0.29
		14.81
Primorske Novice d.o.o.	Banka Koper	17.12
Print S.r.l.	Sanpaolo IMI	100.00
Razvojni Center Mal. Gospod. D.o.o.	Banka Koper	19.53
Sago S.p.A. (2)	Sanpaolo IMI	26.67
Siteba S.p.A.	Sanpaolo IMI	10.45
Soa Nordest S.p.A.	Cassa di Risparmio Padova e Rovigo	15.00
SSB - Società per i Servizi Bancari S.p.A.	Sanpaolo IMI	15.54
	Banca Fideuram	0.02
		15.56
Stoà S.c.p.a.	Sanpaolo IMI	10.20
Tecnoalimenti S.c.p.A. (2)	Sanpaolo IMI	20.00
Tecnobiomedica S.p.A. (2)	Sanpaolo IMI	26.32
Tecnocittà S.r.l. (in liquidation)	Sanpaolo IMI	12.00
Tecnofarmaci S.p.A. (2)	Sanpaolo IMI	20.50
Tecnogen S.c.p.a. (2)	Sanpaolo IMI	29.96
Tecnotessile S.r.l. (2)	Sanpaolo IMI	40.00
Zwahlen & Mayr S.A.	Sanpaolo IMI International	10.81

(1) This excludes equity investments already listed in “Part G” of the Consolidated Explanatory Notes.

(2) Equity investments originating from transactions as per Law 1089 of 25 October 1968 (Applied Research Reserve).

Half year report on the Parent Bank

SANPAOLO IMI S.P.A. ACCOUNTING STATEMENTS

EXPLANATORY NOTES TO THE HALF YEAR REPORT ON THE PARENT BANK

ATTACHMENT

SANPAOLO IMI S.p.A. accounting statements

PARENT BANK BALANCE SHEET

PARENT BANK STATEMENT OF INCOME

STATEMENT OF INCOME/EXPENSES IN THE PARENT BANK FINANCIAL STATEMENTS

STATEMENT OF CHANGES IN PARENT BANK NET SHAREHOLDERS’ EQUITY

CASH FLOW STATEMENT OF THE PARENT BANK

Parent Bank balance sheet

		30/06/2006	31/12/2005
		(€)	(€)

ASSETS
10.	Cash and cash equivalents	426,051,616	514,611,533
20.	Financial assets held for trading	4,424,489,911	5,164,645,177
30.	Financial assets designated as at fair value	898,375,218	1,011,804,413
40.	Available-for-sale financial assets	1,799,789,567	2,355,409,299
50.	Financial assets held to maturity	2,191,721,001	2,312,335,104
60.	Loans to banks	47,948,146,202	44,574,593,513
70.	Loans to customers	75,487,529,614	67,231,819,968
80.	Hedging derivatives	627,851,915	809,429,193
90.	Fair value changes of generically hedged financial assets (+/-)	—	—
100.	Equity shareholdings	9,239,095,827	9,473,155,124
110.	Tangible assets	1,414,281,286	1,431,657,896
120.	Intangible assets	795,570,332	815,893,087
	of which:
	- goodwill	609,851,411	612,745,215
130.	Tax assets	1,426,498,110	1,522,724,055
	a) current	838,703,304	919,466,492
	b) deferred	587,794,806	603,257,563
140.	Non-current assets and discontinued operations	38,413,416	28,495,907
150.	Other assets	3,058,117,317	2,753,153,681
Total assets		149,775,931,332	139,999,727,950

		30/06/2006	31/12/2005
		(€)	(€)

LIABILITIES AND NET SHAREHOLDERS’ EQUITY
10.	Due to banks	46,532,506,675	44,720,937,580
20.	Due to customers	53,054,622,890	51,915,456,080
30.	Securities issued	29,918,456,101	25,026,177,308
40.	Financial liabilities held for trading	1,226,912,278	1,328,304,751
50.	Financial liabilities designated as at fair value	—	—
60.	Hedging derivatives	353,170,125	751,177,947
70.	Fair value changes of generically hedged financial liabilities (+/-)	(50,127,947)	(22,937,873)
80.	Tax liabilities	336,531,561	139,440,660
	a) current	256,205,306	64,005,340
	b) deferred	80,326,255	75,435,320
90.	Liabilities on discontinued operations	—	—
100.	Other liabilities	5,235,361,147	3,660,288,671
110.	Employee termination indemnities	496,857,562	539,818,922
120.	Provisions for risks and charges:	923,127,806	1,046,275,453
	a) post-retirement benefit obligations	102,001,537	188,983,690
	b) other provisions	821,126,269	857,291,763
130.	Valuation reserves	350,624,031	445,357,377
140.	Redeemable shares	—	—
150.	Equity securities	—	—
160.	Reserves	3,458,789,741	3,318,456,052
170.	Share premium	766,330,610	769,131,370
180.	Capital	5,399,586,248	5,239,223,741
190.	Own shares (-)	(25,911,591)	(42,508,503)
200.	Net profit	1,799,094,095	1,165,128,414
Total liabilities and net shareholders’ equity		149,775,931,332	139,999,727,950

Parent Bank statement of income

		First half 2006	First half 2005
		(€)	(€)

10.	Interest income and similar revenues	2,581,329,038	1,942,327,485
20.	Interest expenses and similar charges	(1,690,642,293)	(1,191,769,988)
30.	Net interest income	890,686,745	750,557,497
40.	Commissions income	819,252,241	748,397,150
50.	Commissions expense	(77,047,977)	(41,480,792)
60.	Net commissions	742,204,264	706,916,358
70.	Dividends and similar revenues	1,287,126,011	716,697,265
80.	Profits (losses) on financial trading activities	97,073,645	(2,769,966)
90.	Fair value adjustments from hedge accounting	2,568,064	(2,050,907)
100.	Net adjustments to:	265,014,628	49,222,191
	a) loans	15,911,152	11,468,341
	b) available-for-sale financial assets	250,192,580	45,066,436
	c) financial assets held to maturity	23,983	—
	d) financial liabilities	(1,113,087)	(7,312,586)
110.	Profits (losses) on financial assets and liabilities designated as at fair value	(3,150,699)	17,416,916
120.	Net interest and other banking income	3,281,522,658	2,235,989,354
130.	Net adjustments to:	(103,778,971)	(119,694,495)
	a) loans	(86,855,049)	(118,599,312)
	b) available-for-sale financial assets	(35,402)	(1,087,878)
	c) financial assets held to maturity	—	—
	d) other financial transactions	(16,888,520)	(7,305)
140.	Net result of financial activities	3,177,743,687	2,116,294,859
150	Administrative costs:	(1,163,395,995)	(1,092,447,107)
	a) personnel costs	(729,941,278)	(681,458,742)
	b) other administrative costs	(433,454,717)	(410,988,365)
160.	Net provisions for risks and charges	(45,792,842)	(25,537,396)
170.	Net adjustments/write-backs to tangible assets	(88,047,549)	(84,551,253)
180	Net adjustments/write-backs to intangible assets	(57,140,257)	(70,764,324)
190	Other operating income/expenses	218,782,533	217,772,758
200	Operating costs	(1,135,594,110)	(1,055,527,322)
210	Profits (losses) on equity shareholdings	(1,470,379)	509,579
220	Net fair value adjustment to tangible and intangible assets	—	—
230	Impairment of goodwill	—	—
240	Profits (losses) from disposals of investments	3,505,514	8,909,308
250	Operating profits (losses) before tax from continuing operations	2,044,184,712	1,070,186,424
260	Income taxes for the period	(245,090,617)	(172,188,011)
270	Net profit (loss) after tax from continuing operations	1,799,094,095	897,998,413
280	Profits (losses) from discontinued operations	—	—
290	Profit (loss for the period)	1,799,094,095	897,998,413

Statement of income/expenses in the Parent Bank financial statements

Caption/Value	30/06/2006	30/06/2005
	(€/mil)	(€/mil)
A. Capital gains/losses in the period
1. Capital gains (losses) from real-estate revaluation pursuant to special laws	—	—
2. Valuation reserves:	(43)	8
available-for-sale financial assets	(56)	17
- capital gains (losses) from valuation in shareholders’ equity	193	44
- returns to current year statement of income	(249)	(27)
cash flow hedge	13	(9)
3. Exchange differences in foreign equity shareholdings	—	—
4. Actuarial profits (losses) on fixed pension plans	97	—
Total A	54	8
B. Consolidated net profit in the statement of income	1,799	898
C. Total income/expenses in the period (A+B)	1,853	906
D. Impact of transition to accounting standards as at 1/1/2005
1. Capital gains (losses) due to the fair value recording of tangible assets as cost replacement	—	—
2. Valuation reserves:	—	283
available-for-sale financial assets	—	307
cash flow hedge	—	(24)
3. Profit reserves	—	(355)
Total D	—	(72)
E. Total income/expenses in the period (C+D)	1,853	834

Statement of changes in Parent Bank net shareholders’ equity

(€/mil)

								Reserve	Reserve
					Valuation			for	for
					reserves		Cash	actuarial	instru-
				Extraor-	carried		flow	profits	ments
	Share	Legal	Share	dinary	at fair	AFS	Hedge	and	at fair
	capital	reserve	premium	reserve	value	reserve	reserve	losses	value

Shareholders’ equity as at 1 January 2005 according to IAS/IFRS	5,218	1,044	725	1,088	168	308	(23)		1
Allocation of profit for 2004:
- extraordinary reserve				163
- dividend distributed
Exercise of stock option rights	18		36
Recording of costs for stock options
Changes in valuation reserves:
- valuation differences						44	(9)
- returns to current year statement of income from sales						(27)
Profit for the first half 2005
Net shareholders’ equity as at 30 June 2005	5,236	1,044	761	1,251	168	325	(32)	—	1
Exercise of stock option rights	3		8
Recording of costs for stock options
Changes in valuation reserves:
- valuation differences						165	11
- returns to current year statement of income from sales						(54)
- recording of actuarial losses								(141)
Profit for the period
Net shareholders’ equity as at 31 December 2005	5,239	1,044	769	1,251	168	436	(21)	(141)	1
Increase in legal reserves (Ordinary Shareholders’ Meeting of 28 April 2006)		38	(38)
Scrip issue (Extraordinary Shareholders’ Meeting of 28 April 2006)	150				(150)
Allocation of profit for 2005:
- reserves				91					7
- dividends distributed on ordinary shares
- dividends distributed on preference shares
Stock option plans:
- Exercise of rights	11		35
- Recording of costs for the half year
Transactions in own shares:
- Assignment of own shares for stock option plans			2
- Sales for the half year
Changes in valuation reserves:
- valuation differences						193	13	90
- returns to current year statement of income from sales						(249)
- incorporation of BPDA								(2)
- transfer to SPBDA			(2)					2
- other changes								7
Profit for the first half 2006
Net shareholders’ equity as at 30 June 2005	5,400	1,082	766	1,342	18	380	(8)	(44)	8

		Unrestricted	Restricted		Reserve
		reserve	reserve		pursuant	Reserve	Reserve
	Reserve	for the	for		to art. 13	pursuant	pursuant	Net
	for stock	acquisition	purchase		par. 6	to Law	to	profit
	option	of own	of own	Own	D.Lgs.	342/	D.Lgs.	for the
	plans	shares	shares	shares	124/93	2000	213/98	period	Total

Shareholders’ equity as at 1 January 2005 according to IAS/IFRS	5	957	43	(43)	5	4	16	1,036	10,552
Allocation of profit for 2004:
- extraordinary reserve								(163)	—
- dividend distributed								(873)	(873)
Exercise of stock option rights	(8)								46
Recording of costs for stock options	4								4
Changes in valuation reserves:
- valuation differences									35
- returns to current year statement of income from sales									(27)
Profit for the first half 2005								898	898
Net shareholders’ equity as at 30 June 2005	1	957	43	(43)	5	4	16	898	10,635
Exercise of stock option rights	(1)								10
Recording of costs for stock options	2								2
Changes in valuation reserves:
- valuation differences									176
- returns to current year statement of income from sales									(54)
- recording of actuarial losses									(141)
Profit for the period								267	267
Net shareholders’ equityas at 31 December 2005	2	957	43	(43)	5	4	16	1,165	10,895
Increase in legal reserves (Ordinary Shareholders’ Meeting of 28 April 2006)									—
Scrip issue (Extraordinary Shareholders’ Meeting of 28 April 2006)									—
Allocation of profit for 2005:
- reserves								(98)	—
- dividends distributed on ordinary shares								(162)	(162)
- dividends distributed on preference shares								(905)	(905)
Stock option plans:
- Exercise of rights									46
- Recording of costs for the half year	4								4
Transactions in own shares:
- Assignment of own shares for stock option plans		18	(18)	18					20
- Sales for the half year		(1)	1	(1)					(1)
Changes in valuation reserves:
- valuation differences									296
- returns to current year statement of income from sales									(249)
- incorporation of BPDA									(2)
- transfer to SPBDA									—
- other changes									7
Profit for the first half 2006								1,799	1,799
Net shareholders’ equity as at 30 June 2005	6	974	26	(26)	5	4	16	1,799	11,748

Parent Bank statement of cash flow

INDIRECT METHOD

(€/mil)

	Amount
	30/06/2006	30/06/2005
A. OPERATIONS
1. Management	1,086	733
- profit for the period	1,799	898
- capital gains/losses on financial assets held for trading and on assets/liabilities designated as at fair value	(11)	41
- capital gains/losses on hedging activities	(3)	3
- net value adjustments/write-backs due to impairment	104	120
- net value adjustments/write-backs on tangible and intangible assets	145	155
- net provisions for risks and charges and other costs/revenues	70	41
- unpaid duties and taxes	238	165
- net adjustments/write-backs on discontinued operations, net of taxes	—	—
- other adjustments (+/-)	(1,257)	(690)
2. Liquid assets generated/absorbed by financial assets	(10,684)	(10,560)
- financial assets held for trading	754	(1,278)
- financial assets designated as at fair value	110	323
- available-for-sale financial assets	496	529
- due from banks: repayable on demand	(2,665)	(2,142)
- due from banks: other loans	(709)	(2,147)
- loans to customers	(8,343)	(5,244)
- other asset captions	(328)	(602)
3. Liquid assets generated/absorbed by financial liabilities	9,006	9,699
- due to banks: repayable on demand	(808)	1,780
- due to banks: other amounts	2,620	2,922
- due to customers	1,139	2,761
- securities issued	4,892	1,622
- financial dealing liabilities	(101)	(168)
- financial liabilities designated as at fair value	—	—
- other liabilities	1,264	783
Net liquid assets generated/absorbed by operations	(592)	(128)
B. INVESTMENTS
1. Liquid assets generated by	1,382	740
- sale of equity shareholdings	—	—
- dividends received from equity shareholdings	1,258	693
- sale/reimbursement of financial assets held to maturity	121	3
- sale of tangible assets	—	44
- sale of intangible assets	—	—
- sale of business divisions	4	—
2. Liquid assets absorbed by	127	(168)
- purchase of equity shareholdings	234	(52)
- purchase of financial assets held to maturity	—	—
- purchase of tangible assets	(71)	(50)
- purchase of intangible assets	(37)	(66)
- purchase of business divisions	—	—
Net liquid assets generated/absorbed by investments	1,509	573
C. FUNDING ACTIVITIES
- issue/purchase of own shares	62	—
- issue/purchase of capital instruments	—	—
- dividend distribution and other uses	(1,067)	(715)
Net liquid assets generated/absorbed by funding activities	(1,005)	(715)
NET LIQUID ASSETS GENERATED/ABSORBED DURING THE PERIOD	(88)	(270)

RECONCILIATION

(€/mil)

	Amount
Captions	30/06/2006	30/06/2005
Cash and cash equivalents at the beginning of the period	515	750
Total liquid assets generated/absorbed during the period	(88)	(270)
Cash and cash equivalents: effect of movements in exchange rates	—	—
Cash and cash equivalents at the close of the period	426	480

Explanatory Notes to the Half Year Report of the Parent Bank

Explanatory Notes to the Half Year Report on the Parent Bank

Introduction

With a view to rationalizing the obligations connected with the Half Year Report, and continuing the preparation methods used in the previous years, the Bank exercised the option granted by Consob (Regulation no. 11971 and subsequent amendments) to delay the publication of the Explanatory Notes to the Half Year Report on the Parent Bank. In fact, it is considered that the reporting provided to the public regarding the Group’s performance in the first half 2006, composed of a report on operations and the consolidated half year financial statements, is entirely suitable to provide a complete analysis of the financial position and results of operations of the SANPAOLO IMI Group as a whole, and its division into business areas.

SANPAOLO IMI exercised the right to draw up the financial statements for the year 2005 in compliance with the IAS/IFRS International Accounting Standards, as granted by art. 4, sub-section 2 of D.Lgs. 38/05.

More specifically, starting from the Half Year Report on the first six months of 2005, the documentation and the financial statements were prepared in application of the aforesaid International Accounting Standards and on the basis of the provisions of art. 81 of Consob Regulation No. 11971, as amended by the Deliberation No. 14990 of 15 April 2005.

The financial statements 2005 as at 30 June 2006 were drawn up in compliance with the accounting standards issued by IASB (including the SIC and IFRIC interpretation documents) approved by the European Commission until 30 June 2006, pursuant to the EU Regulation No. 1606 of 19 July 2002.

The measurement bases adopted in the preparation of the financial schedules as at 30 June 2006, in compliance with the IAS/IFRS in force at said date are the same as those followed for the preparation of the annual report as at 31 December 2005. Thus, please refer to these criteria.

When preparing the financial statements, the Bank applied the provisions illustrated in the Circular No. 262 issued by the Bank of Italy on 22 December 2005. In terms of interpretation and application support, the following documents were used, even though they have not been approved by the European Commission:

•                  Framework for the Preparation and Presentation of Financial Statements issued by the International Accounting Standards Board (issued in 2001 by IASB);

•                  Implementation Guidance, Basis for Conclusions, IFRIC and any other documents drawn up by IASB or the IFRIC to provide further guidance on the accounting principles issued;

•                  Interpretation Documents for the application of IAS/IFRS in Italy issued by the Italian Accounting Standards Authority and the Italian Bankers’ Association (ABI).

Therefore, the Half Year Report on the Parent Bank is composed of the following documents:

•                  Balance Sheet;

•                  Statement of Income;

•                  Statement of income/expenses in the half-year financial statements;

•                  Statement of changes in net shareholders’ equity;

•                  Statement of cash flow (drafted applying the “indirect” method);

•                  Attachment regarding the assets, liabilities, income and expenses from operations of the Parent Bank with subsidiaries and companies subject to significant influence, to provide further information on the relationships with related parties of the Bank.

The accounting results are compared with the figures from the previous period, based on that set forth in the aforementioned international accounting standard IAS 34; more specifically:

•                  the figures from the Balance Sheet as at 30 June 2006 are shown, for comparative purposes, beside the figures from the last annual report as at 31 December 2005;

•                  the figures of the Statement of Income for the first half 2006 are shown, for comparative purposes, beside the figures from the first half 2005;

•                  the statement of income/expenses in the half year financial statements as at 30 June 2006 is shown, for comparative purposes, beside the same statement as at 30 June 2005;

•                  the statement of changes in net shareholders’ equity from 1 January to 30 June 2006 is shown in continuity from the changes in net shareholders’ equity as at 31 December 2004; and

•                  the statement of cash flow as at 30 June 2006 is shown, for comparative purposes, beside the figures as at 30 June 2005.

The Balance Sheet and Statement of Income of the Bank as at 30 June 2006 are in euro; the other financial schedules and the attachment regarding the assets, liabilities, income and expenses from operations of the Parent Bank with subsidiaries and companies subject to significant influence are in millions of euro.

In order to provide all information required for unity of comparison of the economic and financial results as at 30 June 2006 compared to their corresponding values for the previous period, the following paragraph details the effects of the extraordinary transactions completed by the Parent Bank during the first half 2006.

Business combinations concerning companies or business branches

Consistent with the “national territorial bank” model, which provides for the identification of one unique brand for each area, specifically as regards the reorganization of the Group’s presence in the regions of Marche, Abruzzo and Molise (“Adriatic areas”), in the first half 2006, SANPAOLO IMI concluded the following operations:

•                  on 17 June 2006, the merger through incorporation of Banca Popolare dell’Adriatico, a wholly owned company;

•                  on 18 June 2006, the transfer to Sanpaolo Banca dell’Adriatico, a new wholly owned commercial bank, of the company branch composed of 199 total branches operating in the three regions of the Adriatic area (130 from the incorporated bank, and 69 previously under SANPAOLO IMI).

Among the IAS/IFRS approved by the EU and those not yet approved, as well as among the Exposure Drafts approved by IASB, there is currently no reference legislation providing criteria for recording business combination transactions between companies belonging to the same Group (under common control), such as the case in point.

As there is no reference principle, IAS 1 requires that the company’s management define its own accounting standards so as to ensure the best reporting, considering the guidelines provided by the other IAS/IFRS for similar cases and the provisions of other bodies responsible for defining accounting standards.

Taking into account the provisions of other International Accounting Standards, as well as considering that, substantially, this transaction merely represents a simple company reorganization (as is also evident for the purposes of the consolidated financial statements), the recording of the operation in continuity with accounting values was deemed correct. This was also considered in line with the provisions of the Italian Civil Code and the guidelines of the Italian Accounting Standards Authority.

The merger by incorporation had accounting and tax effect back-dated to 1 January 2006, and led to the recording of a difference from write-backs of 130 million euro, determined by the difference between the book values of the equity shareholdings in the incorporated company (372 million euro) and the net shareholders equity of the same as at 31/12/05 net of equity reserves distributed during the half year, and net of valuation reserves provided by IAS/IFRS, equal to 242 million euro; thus, in application of the criteria of merger neutrality and continuity.

The merger difference was recorded in the financial statements of the merging company, as an increase in intangible fixed assets relating to goodwill, with the expectation that the increased book value of the equity shareholding compared to net shareholders’ equity will be justified by the increased economic value of the investment. This has also been confirmed by the appraisal of an external expert during the Public Offer launch on the capital of the company in the last few years.

The merged financial position, resulting from the accounting records of the incorporated company at the effective date of the merger (17 June 2006), was composed as follows:

	(€/mil)

ASSETS
Cash		41
Financial assets held for trading		28
Available-for-sale financial assets		7
Loans to banks		72
Loans to customers		2,618
Hedging derivatives		5
Tangible assets		39
Tax assets	29
Other assets		520
Total assets		3,359

LIABILITIES
Due to banks		1
Due to customers		1,906
Securities issued		579
Financial liabilities held for trading		16
Hedging derivatives		2
Changes in fair value of liabilities in hedged portfolios		(2)
Tax liabilities		10
Other liabilities		507
Employee termination indemnities		32
Provisions for risks and charges		53
- post-retirement benefit obligations	32
- other	21
Valuation reserves: actuarial losses		(2)
Reserves		46
Share premium reserve		83
Capital		113
Profit accruing in 2006		15
Total liabilities		3,359

The profit maturing as regards the balance sheet movements of the incorporated company in the period from 1/01/06 to 17/06/06, taking into account the retroactive accounting and tax effects of the merger as at 1 January 2006, was recorded by distinct cost and income components in the accounting records of the merging company. Similarly, the evaluation effects which, based on the International Accounting Standards, must be recorded under net shareholders’ equity were also recorded.

For the purposes of complete reporting, the economic items regarding the incorporated company which had an effect on the statement of income of SANPAOLO IMI for the first half of 2006 are illustrated below:

	(€/mil)

COSTS
Interest expenses and similar charges		20
Commissions expense		2
Impairment losses to loans		9
Operating costs:		53
- personnel costs	34
- other operating costs	19
Net provisions for risks and charges		2
Adjustments to tangible assets		1
Total costs		87

REVENUES
Interest income and similar revenues		67
Commissions income		29
Profits (losses) on financial trading activities		2
Profit from sale of investments		3
Income tax	1
Total revenues		102
Profit accruing in 2006		15

The day following the effective date of the merger by incorporation, SANPAOLO IMI subscribed a capital increase of Sanpaolo Banca dell’Adriatico for a total of 386 million euro, of which 248 million euro for the share capital increase and 138 million euro as a share premium, through the transfer of the company branch mentioned in the introduction, and composed as follows:

	(€/mil)

ASSETS
Cash		48
Financial assets held for trading		23
Loans to banks		3
Gross loans to customers		3,787
Hedging derivatives		1
Intangible assets: goodwill		133
Tax assets	11
Other assets		608
Total assets		4,614

LIABILITIES
Due to banks		1,072
Due to customers		2,275
Securities issued		117
Financial liabilities held for trading		24
Changes in fair value of liabilities in hedged portfolios		(2)
Hedging derivatives		1
Other liabilities		669
Employee termination indemnities		49
Provisions for risks and charges		23
- post-retirement benefit obligations	2
- other	21
Total liabilities		4,228
Net transfer shareholders’ equity		386
Total balance		4,614

It is noted that following the transfer the valuation reserves regarding actuarial losses related to liabilities involved in the transfer were reversed by the merging company, along with the related deferred taxes, to counterbalance the share premium reserves.

The intangible fixed assets transferred, equal to 133 million euro, are attributable to the valuation of goodwill of the transferred company branch, as given by the appraisal pursuant to art. 2343 Italian Civil Code.

Other aspects

Use of Estimates and Assumptions in Preparing the Financial Statements

The preparation of financial statements requires the use of estimates and assumptions that may have a significant effect on the amounts stated in the balance sheet and statement of income. Estimates are based on available information and subjective evaluations, often founded on past experience, which are used to formulate reasonable assumptions to be made in measuring operating phenomena. Given their nature, the estimates and assumptions used may vary from period to period, and hence it cannot be excluded that current amounts carried in the financial statements may differ significantly in future periods as a result of changes in the subjective evaluations made.

The main cases for which subjective evaluations are required to be made by management include:

–                 the measurement of impairment losses on loans and, generally, other financial assets;

–                 the determination of the fair value of financial instruments to be used in scheduled financial statements schedules;

–                 the use of measurement models for determining the fair value of financial instruments not listed on active markets;

–                 the evaluation of the appropriateness of amounts stated for goodwill and other intangible assets;

–                 the measurement of personnel funds and provisions for risks and charges;

–                 estimates and assumptions on the collectability of deferred tax assets.

Auditing of the Half Year Report

The Half Year Report of the SANPAOLO IMI Group was duly audited by PricewaterhouseCoopers S.p.A. in limited financial audit form, in compliance with the recommendations of Consob Communications no. 97001574 of 20 February 1997, no. 10867 of 31 July 1997 and no. 5025723 of 15 April 2005, and in application of the shareholders’ resolution of 29 April 2004, which appointed the said auditing company for the three year period 2004-2006..

Attachment

PARENT BANK ASSETS AND LIABILITIES IN CONTROLLED COMPANIES
AND COMPANIES SUBJECT TO SIGNIFICANT INFLUENCE

(€/mil)

			Guarantees and
Group companies	Assets (a)	Liabilities	commitments	Income (b)	Charges
Assicurazioni Internazionali di Previdenza S.p.A. (now EurizonVita S.p.A.)	100	902	1	40	1
Banca Comerciala Sanpaolo IMI Bank Romania S.A.	10	1	—	1	1
Banca di Intermediazione Mobiliare IMI S.p.A.	3,323	892	352	792	692
Banca Fideuram S.p.A.	73	813	—	5	5
Banca Koper D.D.	36	7	62	1	—
Banca Opi S.p.A.	17,840	491	1,707	361	232
Cassa di Risparmio di Padova e Rovigo S.p.A.	3,490	3,079	11	93	49
Cassa di Risparmio di Venezia S.p.A.	321	1,103	2	21	16
Cassa di Risparmio in Bologna S.p.A.	1,522	615	11	51	16
Consumer Financial Services S.r.l.	9	—	—	—	—
Egida Compagnia di Assicurazioni e Riassicurazioni S.p.A.
(now EurizonTutela S.p.A.)	1	1	—	6	—
Eurizon Financial Group S.p.A. (former New Step S.p.A.)	—	11	—	—	—
Farbanca S.p.A.	44	5	—	1	—
Fideuram Bank S.A.	2	20	—	—	1
Fideuram Investimenti S.G.R. S.p.A.	1	—	—	—	—
Friulcassa S.p.A.	131	579	6	17	16
GEST Line S.p.A.	12	9	318	3	—
IMI Investimenti S.p.A.	4	175	2	3	5
Inter-Europa Bank R.T.	36	4	2	1	—
LDV Holding B.V.	—	8	—	—	—
Neos Banca S.p.A.	1,836	2	2	26	—
Neos Finance S.p.A.	2,557	6	—	36	—
Sanpaolo Banca dell’Adriatico S.p.A.	385	126	5	2	1
Sanpaolo Banco di Napoli S.p.A.	490	9,573	2	129	136
Sanpaolo Bank S.A.	126	2,795	—	4	46
Sanpaolo Fiduciaria S.p.A.	—	10	—	—	—
Sanpaolo IMI Alternative Investments S.G.R. S.p.A.	—	3	—	1	—
Sanpaolo IMI Asset Management Luxemburg S.A.	21	—	—	52	—
Sanpaolo IMI Asset Management S.G.R. S.p.A.	116	56	1	232	2
Sanpaolo IMI Bank (International) S.A.	101	1,372	1,158	1	28
Sanpaolo IMI Bank Ireland P.L.C.	446	3,428	6,144	12	74
Sanpaolo IMI Capital Company I,L.L.C.	—	1,121	—	3	40
Sanpaolo IMI International S.A.	375	—	5	—	—
Sanpaolo IMI Internazionale S.p.A.	8	20	2	1	—
Sanpaolo IMI Investimenti per lo Sviluppo SGR S.p.A.	—	2	—	—	—
Sanpaolo IMI Management L.T.D.	1	—	—	—	—
Sanpaolo IMI Private Equity S.p.A.	—	25	—	1	—
Sanpaolo IMI U.S. Financial Co.	—	3,920	3,912	—	83
Sanpaolo Invest SIM S.p.A.	1	—	—	—	—
Sanpaolo Leasint S.p.A. - Società di Leasing Internazionale	3,916	96	407	55	8
Sanpaolo Life L.T.D.	—	5,280	—	—	2
Sep - Servizi e Progetti S.p.A.	1	6	—	—	6
Universo Servizi S.p.A.	8	3	—	4	—
Total Group companies	37,343	36,559	14,112	1,955	1,460

(€/mil)

			Guarantees and
Group companies	Assets (a)	Liabilities	commitments	Income (b)	Charges
Jointly held subsidiaries
Allfunds Bank S.A.	—	—	—	—	—
Total Group companies	37,343	36,559	14,112	1,955	1,460

(€/mil)

			Guarantees and
Other companies subject to significant influence	Assets (a)	Liabilities	commitments	Income (b)	Charges
Banque Palatine S.A.	770	101	1	9	1
Total companies subject to significant influence	770	101	1	9	1

(a) Excluding the book value of the investment.

(b) Excluding dividends received.

Percentage impact of Parent Bank assets and liabilities in controlled companies and companies subject to significant influence on results as at 30 June 2006.

(€/mil)

	Assets			Liabilities			Income/Charges
	Assets in			Liabilities in			Net income
	controlled			controlled			from controlled	Pre-tax
	companies and	Total		companies and	Total		companies and	operating
	companies subject	assets		companies subject	liabilities		companies subject	profit as at
	to significant	as at	%	to significant	as at	%	to significant	30/06/06%
	influence	30/06/06	impact	influence	30/06/06	impact	influence	(a)	impact
Group companies	37,343	149,776	24.9%	36,559	149,776	24.4%	495	787	62.9%
Other companies subject to significant influence	770	149,776	0.5%	101	149,776	0.1%	8	787	1.0%

(a)               Pre-tax operating profit has been calculated taking caption 250 of the satement of income as at 30/06/2006 as reference, minues dividends received from sub-sidiaries (€ 1.257 milioni).

AGES ARTI GRAFICHE - TURIN